As Filed with the Securities and Exchange Commission on February 27, 2003
                                                Registration Nos. 333 -
                                                                  811 - 21313

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-4
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [ X ]

                         [ ] Pre-Effective Amendment No.
                         [ ] Post Effective Amendment No.

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [ X ]

                         [ ] Amendment No.

                      AMERICAN FIDELITY SEPARATE ACCOUNT C
                           (Exact Name of Registrant)

                       AMERICAN FIDELITY ASSURANCE COMPANY
                               (Name of Depositor)

2000 N. CLASSEN BOULEVARD, OKLAHOMA CITY, OKLAHOMA                   73106
(Address of Depositor's Principal Executive Offices)               (Zip Code)

Depositor's Telephone Number, Including Area Code      (405) 523-2000

Stephen P. Garrett                           Copies to:
Senior Vice President
American Fidelity Assurance Company          Jennifer Wheeler, Esq.
2000 N. Classen Boulevard                    McAfee & Taft
Oklahoma City, Oklahoma  73106               A Professional Corporation
(Name and Address of Agent for Service)      10th Floor, Two Leadership Square
                                             Oklahoma City, OK 73102-7103


Approximate Date of Proposed Public Offering:  As soon as practicable after effectiveness of the Registration
                                               Statement

It is proposed that this filing will become effective (check appropriate box)
   [ ] immediately upon filing pursuant to paragraph (b) of Rule 485
   [ ] on (date) pursuant to paragraph (b) of Rule 485
   [ ] 60 days after filing pursuant to paragraph (a)(1) of Rule 485
   [ ] on (date) pursuant to paragraph (a)(1) of Rule 485

If appropriate, check the following box:
   [ ] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Title of Securities Being Registered:     Group variable annuity contracts

                                           457(b) Group Variable Annuity

                                                          from

                                     [LOGO] American Fidelity Assurance Company
                                     A member of the American Fidelity Group (R)

                                                      May 1, 2003

================================================================================

                          457(b) Group Variable Annuity

                                    issued by

                      American Fidelity Separate Account C

                                       and

                       American Fidelity Assurance Company

                                   PROSPECTUS
                                   May 1, 2003

     American Fidelity Separate Account C is offering group annuity contracts to state and local government employers for use in Eligible Deferred Compensation Plans as defined in Section 457(b) of the Internal Revenue Code, as amended. This prospectus describes the policy, which is issued by us, American Fidelity Assurance Company, in the form of group contracts between American Fidelity Assurance Company and the state or local government employer. Our home office is at 2000 N. Classen Boulevard, Oklahoma City, Oklahoma 73106.

     The 457(b) Group Variable Annuity is a group deferred, flexible payment annuity policy. You have 19 investment options in the annuity -- the Guaranteed Interest Account, which is a fixed investment option, and 18 variable investment options, each of which corresponds with one of the following eligible portfolios:

American Fidelity Dual Strategy Fund, Inc.(R)                 Dreyfus Investment Portfolios
American Century Variable Portfolios                              Technology Growth Portfolio
    VP Balanced Fund                                          Federated Insurance Series
    VP Capital Appreciation Fund                                  Federated Fund For U.S. Government Securities II
    VP Income & Growth Fund                                       Federated Capital Appreciation Fund II
    VP Ultra Fund                                             Merrill Lynch Variable Series Funds, Inc.
    VP International Fund                                         Basic Value V. I. Fund
The Dreyfus Socially Responsible Growth Fund, Inc.                Small Cap Value V. I. Fund
Dreyfus Stock Index Fund                                      Neuberger Berman Advisers Management Trust
Dreyfus Variable Investment Fund                                  AMT Balanced Portfolio
    Growth and Income Portfolio                                   AMT Growth Portfolio
    Small Company Stock Portfolio
    International Value Portfolio

     This prospectus contains important information about American Fidelity Separate Account C that participants should know before investing in the 457(b) Group Variable Annuity. Please keep this prospectus for future reference. We filed a Statement of Additional Information with the Securities and Exchange Commission dated May 1, 2003 that provides more information about the annuity we are offering. You can get a copy of our Statement of Additional Information at no charge from us or from the SEC. The SEC maintains a web site
(http://www.sec.gov) that contains our Statement of Additional Information, material incorporated by reference in this prospectus and other material that we file electronically with the SEC. For a free copy of the Statement of Additional Information, call us at (800) 662-1106 or write us at P.O. Box 25520, Oklahoma City, Oklahoma 73125-0520 or e-mail us at va.help@af-group.com.

     Our Statement of Additional  Information  is  incorporated  by reference in
this  prospectus.   The  table  of  contents  of  the  Statement  of  Additional
Information is on the last page of this prospectus.

     The Securities and Exchange Commission has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Please read this prospectus carefully and keep it for future reference.

================================================================================

                                GLOSSARY OF TERMS

     Some of the terms used in this prospectus are technical. To help you understand these terms, we have defined them below.

     Account value: The value of your policy during the accumulation period.

     Accumulation period: The period of time beginning when a participant elects to participate in the plan (the participant effective date) and ending when a participant begins receiving annuity payments, the date the participant account is closed. Until a participant begins receiving annuity payments, the participant's annuity is in the accumulation period.

     Accumulation unit: The unit of measurement used to keep track of the value of a participant's interest in a variable investment option (a sub-account) during the accumulation period.

     Adjusted account value: A participant's account value, minus taxes, if any.

     Annuitant: The person on whose life annuity payments are based.

     Annuity date: The date annuity payments begin.

     Annuity options: The various methods available to select as pay-out plans for a participant's annuity payments.

     Annuity payments: Regular income payments a participant may receive from the policy during the annuity period.

     Annuity period: The period during which we make annuity payments.

     Cash value: A participant's account value minus taxes due, if any, minus the withdrawal charge, if applicable, that would apply if the entire value of the policy was withdrawn.

     Eligible portfolio: Each of the 18 sub-accounts invests its assets into a corresponding eligible portfolio. Each eligible portfolio (sometimes called a portfolio or fund) is offered by one of the portfolio companies and has its own investment objective.

     Fixed annuity: An annuity providing payments that are guaranteed as to dollar amount by us. These payments are made during the annuity period.

     General account: Our general account consists of all of our assets other than those assets allocated to Separate Account C or to any of our other separate accounts.

     Guaranteed Interest Account option: The fixed investment option within our general account which earns interest credited by us.

     Investment options: A participant's investment options (sometimes called eligible investment options) consist of (1) the Guaranteed Interest Account, which is our fixed investment option, and (2) the 18 sub-accounts, which are variable investment options. We reserve the right to add, remove or combine portfolios as eligible investment options.

     Participant: A person for whom an interest is maintained under a group variable annuity policy, generally an employee.

     Participant account: An account established for a participant.

     Plan: The 457(b) eligible defined contribution plan established and maintained by the policyholder as it exists on the date it is issued to the policyholder (the date of issue) and any subsequent amendment(s) to it.

     Policy: The 457(b) Group Variable Annuity.

     Policyholder: The owner of the policy, generally a state or local government employer or other entity identified on the application for which, and to whom, the policy is issued.

     Policy year: The annual period that begins on the date of issue and each anniversary of that date. For purposes of determining a participant's applicable withdrawal charges, this period begins with the participant effective date.

     Portfolio companies: The companies offering the portfolios in which the sub-accounts invest. The portfolio companies are: American Fidelity Dual Strategy Fund, Inc.(R), American Century Variable Portfolios, The Dreyfus Socially Responsible Growth Fund, Inc., Dreyfus Stock Index Fund, Dreyfus Variable Investment Fund, Dreyfus Investment Portfolios, Federated Insurance Series, Merrill Lynch Variable Series Funds, Inc. and Neuberger Berman Advisers Management Trust.

     Purchase payment: Money invested or contributed on behalf of a participant that is to be invested in the policy. Purchase payments are allocated to a participant's participant account.

     Separate Account: Our Separate Account that provides the variable investment options. This account is called American Fidelity Separate Account C, which is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

     Sub-account: An investment division of Separate Account C. Each sub-account invests its assets in shares of a corresponding portfolio.

     Valuation date: Each day on which the New York Stock Exchange and American Fidelity Assurance Company are open for business.

     Valuation period: The period of time beginning at the close of business of the New York Stock Exchange on each valuation date and ending at the close of business for the next succeeding valuation date.

     We, Us, Our: American Fidelity Assurance Company, the insurance company offering the 457(b) Group Variable Annuity.

     You, Your: A participant in the 457(b) Group Variable Annuity, generally, an employee. Although we sometimes refer to "you" or a "participant" as having certain rights and abilities with respect to the policy, the policyholder, which is generally the employer, may actually be entitled to some or all of those rights and abilities. Each participant should review the terms of the policy to determine how it applies to him or her, individually.

                                TABLE OF CONTENTS
                                                                       Page
                                                                       ----
Summary..................................................................1
Fee Table................................................................3
Condensed Financial Information..........................................7
The 457(b) Group Variable Annuity........................................8
About the Participant Account............................................9
Receiving Payments from the Annuity.....................................11
Investment Options......................................................12
Expenses................................................................14
Withdrawals.............................................................15
Death Benefit Amount....................................................16
Calculation of Performance Information..................................17
Taxes...................................................................18
Other Information.......................................................19
Table of Contents of the Statement of Additional Information............20

                                     SUMMARY

     In this summary, we discuss some of the important features of the 457(b) Group Variable Annuity policy. Please read the entire prospectus for more detailed information about the policy and Separate Account C. The policy is issued in connection with an eligible defined contribution plan pursuant to
Section 457(b) of the Internal Revenue Code.

     The 457(b) Group Variable Annuity. In this prospectus, we describe the 457(b) Group Variable Annuity, a group deferred, flexible payment annuity policy that we offer. The annuity policy is a group contract between a state or local government employer, as the policyholder on behalf of its participants, and us, American Fidelity Assurance Company, as the insurance company. American Fidelity issues a single policy to the employer, who is then the policyholder. The policy covers all present and future participating employees of the policyholder. Through the 457(b) Group Variable Annuity, the plan provides a means for eligible employees to invest, on a tax deferred basis, in our Guaranteed Interest Account, a fixed investment option, and in the 18 sub-accounts, which are variable investment options. Each of the sub-accounts invests in a corresponding portfolio.

     We designed the 457(b) Group Variable Annuity as a funding vehicle to be used with Section 457(b) Eligible Deferred Compensation Plans. Participation in the 457(b) Group Variable Annuity should not be considered for those looking for a short-term investment or those that cannot afford to lose some or all of the money invested.

     Like all deferred annuities, the 457(b) annuity has two periods: the accumulation period and the annuity period. During the accumulation period, participants invest money in the annuity, at which point earnings accumulate on a tax deferred basis and are taxed as income only upon distribution. Similarly, during the annuity period, earnings are taxed as income only upon distribution. Annuity payments under the policy will be paid on a fixed basis only.

     The annuity period begins when the participant starts receiving regular payments from his or her participant account. Although annuity payments are paid on a fixed basis only, the amount of the payments a participant receives during the annuity period will depend on the amount of money invested and the performance of the selected investment options during the accumulation period. Annuity payments and options are discussed on page 11.

     Investment Options. When purchase payments are made to a participant account, the payments will be allocated according to the instructions we receive from the participant or policyholder, as applicable. A participant may allocate some or all of the money invested in his or her participant account to one or more of the eligible investment options. We reserve the right to add, combine or remove portfolios as eligible investment options. Currently, the eligible investment options include our fixed investment option, the Guaranteed Interest Account, and the sub-accounts listed below, each of which is a variable investment option:

American Fidelity Dual Strategy Fund, Inc.(R)
American Century Variable Portfolios - VP Balanced Fund
American Century Variable Portfolios - VP Capital Appreciation Fund
American Century Variable Portfolios - VP Income & Growth Fund
American Century Variable Portfolios - VP Ultra Fund
American Century Variable Portfolios - VP International Fund
The Dreyfus Socially Responsible Growth Fund, Inc.
Dreyfus Stock Index Fund
Dreyfus Variable Investment Fund - Growth and Income Portfolio
Dreyfus Variable Investment Fund - Small Company Stock Portfolio
Dreyfus Variable Investment Fund - International Value Portfolio
Dreyfus Investment Portfolios - Technology Growth Portfolio
Federated Insurance Series - Federated Fund For U.S. Government Securities II Federated Insurance Series - Federated Capital Appreciation Fund II
Merrill Lynch Variable Series Funds, Inc.- Basic Value V. I. Fund
Merrill Lynch Variable Series Funds, Inc. - Small Cap Value V. I. Fund Neuberger Berman Advisers Management Trust - AMT Balanced Portfolio
Neuberger Berman Advisers Management Trust - AMT Growth Portfolio

     Each of the sub-accounts listed above invests in a corresponding portfolio. The portfolios offer professionally managed investment choices. A complete description of each of the portfolios can be found in the prospectus for that particular portfolio. Participants can make or lose money in the variable investment options, depending upon market conditions and the performance of the portfolio(s) which correspond with the sub-account(s) to which purchase payments are allocated. Please see the information on page 12 describing how you can obtain a copy of the portfolios' prospectuses.

     Our fixed investment option, the Guaranteed Interest Account, offers a minimum interest rate that is guaranteed by us; however, participants may still be subject to a withdrawal charge in the event of a withdrawal from his or her participant account.

     Taxes. The earnings accumulated as a result of investments in the 457(b) Group Variable Annuity are not taxed until received as a distribution. Because all of the contributions to the annuity are made, pursuant to the plan, on a pre-tax basis, all distributions will be subject to state and federal income tax unless the distribution is rolled over to an "eligible employer plan" or to an IRA in a direct rollover. The participant will receive a special tax notice explaining the tax consequences of the distribution options available before receiving an eligible rollover distribution.

     Withdrawals. A participant may withdraw money from his or her participant account at any time during the accumulation period; however, a withdrawal charge may apply. Additionally, certain restrictions exist under federal tax law. The minimum partial withdrawal is $250, but a withdrawal must not reduce the value of the participant account to less than $100. Withdrawals and charges that may apply to withdrawals are discussed further on pages 14 through 15.

     Free Look. The policyholder may return the policy to us or to our agent within 20 days after it is delivered. If returned, the policy will be void from the beginning and we will refund the greater of: the purchase payments paid or the account value as of the earlier of the date we receive the policy in our home office, or the date our agent receives the policy.

     Questions. If you have any questions about the 457(b) Group Variable Annuity or need more information, please contact us at:

            American Fidelity Assurance Company
            Annuity Services Department
            P.O. Box 25520 Oklahoma City, Oklahoma 73125-0520
            Telephone: (800) 662-1106
            E-mail: va.help@af-group.com

                                    FEE TABLE

     The following tables describe the fees and expenses participants will pay when buying, owning and surrendering a policy. The first table describes the withdrawal charge that applies when a withdrawal is made from a participant account or when a policy is surrendered. State premium taxes may also be deducted.

Transaction Expenses

Withdrawal Charge (as a percentage of the amount withdrawn in excess of the free withdrawal amount)

         Policy                                    Withdrawal
          Year                                       Charge
          ----                                       ------
         1........................................      8%
         2........................................      8%
         3........................................      8%
         4........................................      8%
         5........................................      8%
         6........................................      4%
         7........................................      4%
         8........................................      4%
         9........................................      4%
         10.......................................      4%
         11+......................................      0%

     The next table describes the fees and expenses that apply periodically during the life of a policy, not including the portfolio fees and expenses.

Annual Expenses(1)                                           Current     Maximum
                                                               Fee          Fee
                                                               ---          ---
Separate Account Annual Expenses (as a percentage of
   average account value)
Mortality and Expense Risk Charge..........................    1.25%       1.25%
Account Fees and Expenses
   Administrative Charge...................................    0.15%       0.25%
   Distribution Expense Charge.............................    0.10%       0.25%
Total Separate Account Annual Expenses.....................    1.50%       1.75%
----------------------

(1) We currently charge lower fees than the maximum allowed. The current and maximum fees we may charge at the separate account level are shown in the Annual Expenses table. We may increase the administrative charge and/or distribution expense charge, but neither will ever be more than 0.25% of the average daily value of a participant account invested in a portfolio.

     The next table shows the minimum and maximum total operating expenses charged by the portfolio companies. Additional details about each portfolio's fees and expenses are contained in the prospectus for each portfolio.

Total Annual Portfolio Operating Expenses (expenses that are deducted from portfolio assets, including management fees and other expenses)

                                                        MINIMUM          MAXIMUM

American Fidelity Dual Strategy Fund, Inc.(R)..........
American Century Variable Portfolios
VP Balanced Fund.......................................
VP Capital Appreciation Fund...........................
VP Income & Growth Fund................................
VP Ultra Fund..........................................
VP International Fund..................................
The Dreyfus Socially Responsible Growth Fund, Inc. ....
Dreyfus Stock Index Fund...............................
Dreyfus Variable Investment Fund
Growth and Income Portfolio............................
Small Company Stock Portfolio..........................
International Value Portfolio..........................
Dreyfus Investment Portfolios
Technology Growth Portfolio............................

Federated Insurance Series
Federated Fund For U.S. Government Securities II.......
Federated Capital Appreciation Fund II.................

Merrill Lynch Variable Series Funds, Inc.
Basic Value V. I. Fund.................................

Small Cap Value V. I. Fund.............................

Neuberger Berman Advisers Management Trust
AMT Balanced Portfolio.................................
AMT Growth Portfolio...................................

     The purpose of the fee table is to show the various costs and expenses that will be paid directly or indirectly. The table reflects expenses of Separate Account C for the year ended December 31, 2002 and the expenses of the portfolios available under the separate account. We have provided information about withdrawal charges and other transaction-related expenses in the fee table under the heading "Transaction Expenses." Under certain circumstances, a participant may make a withdrawal without incurring a withdrawal charge. For more information about withdrawal expenses, see "Expenses -- Withdrawal Charge" on page 14. Although premium taxes are not reflected in the fee table, they may apply.

Examples

     These examples are intended to assist in comparing the cost of investing in the policy with the cost of investing in other variable annuity policies. These costs include the applicable withdrawal charge, maximum separate account annual expenses and portfolio fees and expenses.

     The examples assume an initial investment of $10,000 in the policy for the time periods indicated. The examples also assume that the investment has a 5% return each year and assume the maximum separate account expenses and the maximum fees and expenses of the portfolios. Although actual costs may be higher or lower, based on these assumptions, the examples show the expenses that would be paid on a $10,000 investment (a) if a policy is surrendered at the end of each time period or (b) if a policy is not surrendered or the policy is annuitized at the end of the applicable time period.

                                                                    Time Periods
                                                                    ------------
                                                      1 Year    3 Years    5 Years    10 Years
                                                      ------    -------    -------    --------
American Fidelity Dual Strategy Fund, Inc.(R).........

American Century Variable Portfolios..................
VP Balanced Fund......................................

VP Capital Appreciation Fund..........................

VP Income & Growth Fund...............................

VP Ultra Fund.........................................

VP International Fund.................................

The Dreyfus Socially Responsible Growth Fund, Inc.....

Dreyfus Stock Index Fund..............................

Dreyfus Variable Investment Fund
Growth and Income Portfolio...........................

Small Company Stock Portfolio.........................

International Value Portfolio.........................

Dreyfus Investment Portfolios
Technology Growth Portfolio...........................

Federated Insurance Series
Federated Fund For U.S. Government Securities II......

Federated Capital Appreciation Fund II................

Merrill Lynch Variable Series Funds, Inc.
Basic Value V. I. Fund................................

Small Cap Value V. I. Fund............................

Neuberger Berman Advisers Management Trust
AMT Balanced Portfolio................................

AMT Growth Portfolio..................................

     We based annual expenses of the underlying portfolios on data provided by the portfolio companies for the year ended December 31, 2002. Except for American Fidelity Dual Strategy Fund, Inc.(R), we did not independently verify the data provided; however, we did prepare the examples.

     The examples should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown. Similarly, the 5% annual rate of return assumed in the examples is not an estimate or guarantee of future performance.

                         CONDENSED FINANCIAL INFORMATION

     During the accumulation phase, we calculate the value of each participant's share of different sub-accounts with a unit of measurement called an accumulation unit. The table below sets forth the accumulation unit values as of Separate Account C's commencement date and December 31 for 2002. Separate Account C was established on June 4, 2002; however it did not begin selling the policies until September 4, 2002. An explanation of how we calculate the value of an accumulation unit is located on page 9.

                                                                                       Number of
                                              Sub-account         Sub-account         Sub-account
                                              Unit Value         Unit Value at         Units at
                                                  at              December 31,        December 31,
                                             June 4, 2002             2002               2002
                                             --------------      ---------------    ----------------
AMERICAN CENTURY VARIABLE
VP Balanced Fund                                   10.000              9.997               99

VP Capital Appreciation Fund                       10.000             10.000                0

VP Income & Growth Fund                            10.000              9.633               45

VP International Fund                              10.000              9.728               56

VP Ultra Fund                                      10.000              9.542               45

American Fidelity Dual Strategy                    10.000              9.768              293




THE DREYFUS SOCIALLY RESPONSIBLE GROWTH            10.000              9.799               55

DREYFUS STOCK INDEX                                10.000             10.008              596

DREYFUS TECHNOLOGY GROWTH                          10.000             10.000                0

DREYFUS VARIABLE INVESTMENT
Growth and Income                                  10.000             10.016               89

Small Company Stock                                10.000              9.766               67

International Value                                10.000              9.485               96

FEDERATED INSURANCE SERIES
Federated U.S. Government Securities               10.000             10.096              448

Federated Capital Appreciation                     10.000              9.662               45

MERRILL LYNCH VARIABLE SERIES
Merrill Lynch Basic Value Focus                    10.000             10.421              218

Merrill Lynch Small Cap Value Focus                10.000             10.040              612

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
AMT Balanced                                       10.000              9.748               16

AMT Growth                                         10.000             10.000                0

                        THE 457(b) GROUP VARIABLE ANNUITY

Owning a 457(b) Group Variable Annuity Policy

     The 457(b) Group Variable Annuity is a group annuity policy that is designed for use in eligible deferred compensation plans adopted by governmental employers pursuant to Section 457(b) of the Internal Revenue Code. American Fidelity Assurance Company issues a single policy that acts as a contract between an employer, who is the policyholder on behalf of the participants, and American Fidelity Assurance Company. Any present or future employee of the policyholder can become a participant by investing in the policy. Under the policy, American Fidelity Assurance Company promises to pay an income to the participants (or someone else a participant may choose) in the form of annuity payments beginning on a date chosen by the participant. American Fidelity establishes an account for each participant and the account contains values and reflects activity for the participant. The person upon whose life the annuity payments are based is called the annuitant. If the annuitant dies during the accumulation period, American Fidelity will pay a death benefit to a beneficiary.

     Assets held under the policy must be held for the exclusive benefit of participants and their beneficiaries under the plan. All liabilities with respect to plan participants and their beneficiaries must be satisfied before any part of the assets and income of the policy will be used for, or diverted to, purposes other than for the exclusive benefit of plan participants and their beneficiaries.

Naming a Beneficiary

     The beneficiary is the person or entity named in accordance with the plan to receive a benefit in the event of a participant's death. If the beneficiary and the annuitant die at the same time, we will assume that the beneficiary died first for purposes of paying any death benefits.

Voting Rights

     Although American Fidelity legally owns the underlying portfolios' shares, we believe that we must get instructions from participants or the policyholders about how to vote the shares when an underlying portfolio company solicits proxies in conjunction with a shareholder vote. When we receive appropriate voting instructions, we will vote all of the shares we own in proportion to those instructions. If we determine that we are no longer required to seek voting instructions, we will vote the shares in our own right.

Changes in Policy Terms

     Any changes to the policy must be made in writing and signed by an officer of American Fidelity Assurance Company.

                          ABOUT THE PARTICIPANT ACCOUNT

Purchase Payments

     Money is invested in the policy when purchase payments are made. Purchase payments can only be made during the accumulation period. Except for the initial purchase payment, purchase payments will be credited to a participant's account within one business day of receipt in our office. In accordance with the plan, the amount of a participant's purchase payments may be increased, decreased or changed at any time. All payment allocations must be in whole percentages. Purchase payments made by or on behalf of a participant must be at least $300 annually, unless we agree to a lesser amount. A participant account will not lapse even if no purchase payments are made during a policy year.

     Once we receive an initial purchase payment and the proper enrollment forms, we will (1) issue verification of participation in the policy, and (2) allocate the initial purchase payment according to instructions provided within two business days. If we are unable to complete the initial process within five business days, we will either return the money or get permission to keep it until we obtain all of the necessary information. Purchase payments received by 3:00 p.m., Central Time, will receive same day pricing in determining the number of sub-account accumulation units to credit to a participant account.

     American Fidelity allocates purchase payments to each participant's account as instructed by the policyholder, in accordance with the terms of the plan . Subsequent purchase payments will be allocated in the same manner unless we receive other instructions. The policyholder, or the participant, if the plan permits, may change allocations among sub-accounts for future purchase payments.

Accumulation Units

     In order to keep track of the value of a participant account during the accumulation period, we use a measurement called an accumulation unit. Every purchase payment increases the number of accumulation units in a participant's account. To determine the number of accumulation units that we should credit to a participant account, we determine the value of the accumulation unit for each sub-account to which the participant allocates purchase payments. Because each sub-account has its own value, the value of the accumulation unit for each of the sub-accounts differs.

     We calculate the value of accumulation units after the New York Stock Exchange closes and then credit the participant account accordingly. On each day that the New York Stock Exchange is open, we determine the value of an accumulation unit for each sub-account by multiplying the accumulation unit value for the previous period by a factor for each sub-account for the current period. The factor for each sub-account is determined by:

     o dividing the value of the underlying portfolio share at the end of the current period, including the value of any dividends or gains (or losses) per share for the current period, by the value of an underlying portfolio share for the previous period; and

     o    subtracting   from  that  amount  any   mortality  and  expense  risk,
          administrative and distribution expense charges.

     The value of an accumulation unit relating to any sub-account may go up or down from day to day. If a participant allocates purchase payments to any of the variable investment options, the value of his or her participant account will fluctuate depending upon the investment performance of the portfolio(s) corresponding to the sub-account(s) to which the participant has allocated purchase payments. (This is not true if a participant invests solely in the Guaranteed Interest Account.) The value of a participant account also depends on the expenses of the policy and the underlying portfolio.

     When a purchase payment is made, we credit the appropriate participant account with accumulation units using the accumulation unit value next determined after we receive the purchase payment. The number of accumulation units credited is determined by dividing the amount of the purchase payment allocated to a sub-account by the value of the accumulation unit for that portfolio. When a withdrawal is made, the number of accumulation units in the participant account will decrease. For more information about withdrawals, see page 15.

     The  following   example   illustrates  how  we  calculate  the  number  of
accumulation units that should be credited to a participant account when purchase payments are made.

Example

     On Thursday, we receive an additional purchase payment of $100 designated to a participant account. The participant previously allocated 100% of this amount to the Dreyfus Stock Index Fund. When the New York Stock Exchange closes on that Thursday, we determine that a sub-account accumulation unit for the Dreyfus Stock Index Fund is valued at $10.75. To determine the increased value of the participant account, we divide $100 by $10.75 and credit the participant account on Thursday night with 9.30 accumulation units of the Dreyfus Stock Index Fund sub-account.

Suspension of Payments or Transfers

     We may be required to suspend or postpone payments or withdrawals or transfers for any period when:

     o the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     o    trading on the New York Stock Exchange is restricted;

     o an emergency exists as a result of which disposal of the fund shares is not reasonably practicable or we cannot reasonably value the fund shares; or

     o during any other period when, by order, the Securities and Exchange Commission permits such suspension or postponement for the protection of owners.

     We reserve the right to defer payment for a withdrawal or transfer from the Guaranteed Interest Account for the period permitted by law but not for more than six months.

                       RECEIVING PAYMENTS FROM THE ANNUITY

Annuity Date

     In accordance with the plan, an annuity date will be established for each participant, at which time the participant will begin receiving regular monthly income payments (sometimes called distributions) from the annuity. We must be notified of the desired annuity date at least 30 days before annuity payments begin. This annuity date may be changed by written request any time before the original date, and at least 30 days before the annuity date. The annuity date may not be later than the maximum date permitted under state or federal law. Please read the plan for other information related to distributions.

Selecting an Annuity Option

     Four annuity payment options are available under the policy. In order to receive annuity payments under an annuity option, we must receive notice of the annuity option selected at least 30 days before the annuity date. If an option is based on life expectancy, we will require proof of the payee's date of birth.

     As permitted by the plan, one of the following annuity options may be chosen. We may make other annuity options available from time to time. After annuity payments begin, the annuity option cannot be changed.

OPTION 1           Lifetime Only              We  will  make  monthly  payments
                   Annuity               during the life of the  annuitant.  If
                                         this option is elected,  payments will
                                         stop when the annuitant dies.

OPTION 2           Lifetime Annuity           We will make monthly payments for
                   with Guaranteed       the guaranteed  period selected during
                   Periods               the  life of the  annuitant.  When the
                                         annuitant dies, any amounts  remaining
                                         under the guaranteed  period  selected
                                         will be distributed to the beneficiary
                                         at least as rapidly as they were being
                                         paid as of the date of the annuitant's
                                         death. The guaranteed period may be 10
                                         years or 20 years.

OPTION 3           Joint and Survivor         We  will  make  monthly  payments
                   Annuity               during  the  joint   lifetime  of  the
                                         annuitant   and  a  joint   annuitant.
                                         Payments  will  continue   during  the
                                         lifetime of the  survivor of those two
                                         people  and  will be  computed  on the
                                         basis of  100%,  66 2/3% or 50% of the
                                         annuity  payment in effect  during the
                                         joint lifetime.

OPTION 4           Period Certain             We will make monthly payments for
                                         a  specified  period.   The  specified
                                         period  must be at  least 5 years  and
                                         cannot be more than 30 years.

Annuity Payments

     Annuity payments are paid in monthly installments. Annuity payments will be paid on a fixed basis only. The amount of the first monthly payment depends on the annuity option selected and the age of the annuitant at the time the first payment is due. The policy contains tables indicating the dollar amount of the first fixed monthly payment under each annuity payment option for each $1,000 of value applied. We may suspend, defer or postpone annuity payments as described on page 10.

                               INVESTMENT OPTIONS

     When purchase payments are made in connection with the 457(b) Group Variable Annuity, a participant can allocate his or her purchase payments under the policy to our Guaranteed Interest Account, any one or more of Separate Account C's sub-accounts, or both. Each of the sub-accounts corresponds with one of the portfolios listed below. Additional sub-accounts may be available in the future.

---------------------------------------------------- -------------------------------- ----------------------------------------------
                       NAME                                      TYPE OF                           INVESTMENT ADVISOR/
                                                            PORTFOLIO COMPANY                          SUB-ADVISOR
---------------------------------------------------- -------------------------------- ----------------------------------------------
American Fidelity Dual Strategy Fund, Inc.(R)        Open-end, diversified,           Advisor:  American Fidelity Assurance Company
(Call 800-662-1106 to request portfolio prospectus)  management investment company
                                                                                      Sub-Advisors:  Seneca Capital Management LLC
                                                                                      and Todd Investment Advisors, Inc.
---------------------------------------------------- -------------------------------- ----------------------------------------------
American Century Variable Portfolios                 Open-end, management             Advisor:  American Century Investment
Portfolios available under AFAdvantage Variable      investment company offering      Management, Inc.
Annuity(R) policy:                                   one or more portfolios
o        VP Balanced Fund                            available under the 457(b)       Sub-Advisor:  None
o        VP Capital Appreciation Fund                Group Variable Annuity.
o        VP Income & Growth Fund
o        VP Ultra Fund
o        VP International Fund
(Call 800-345-6488 to request portfolio prospectus)
---------------------------------------------------- -------------------------------- ----------------------------------------------
The Dreyfus Socially Responsible Growth Fund, Inc.   Open-end, diversified,           Advisor:  The Dreyfus Corporation
(Call 800-554-4611 to request portfolio prospectus)  management investment company
                                                                                      Sub-Advisor:  NCM Capital Management Group,
                                                                                      Inc.
---------------------------------------------------- -------------------------------- ----------------------------------------------
Dreyfus Stock Index Fund                             Open-end management investment   Advisor:  The Dreyfus Corporation
(Call 800-554-4611 to request portfolio prospectus)  company
                                                                                      Sub-Advisor:  Mellon Equity Associates
                                                                                      (affiliate of The Dreyfus Corporation)
---------------------------------------------------- -------------------------------- ----------------------------------------------
Dreyfus Variable Investment Fund                     Open-end, management             Advisor:  The Dreyfus Corporation
Portfolios available under AFAdvantage Variable      investment company offering
Annuity(R) policy:                                   one or more portfolios           Sub-Advisor:  None
o        Growth and Income Portfolio                 available under the 457(b)
o        Small Company Stock Portfolio               Group Variable Annuity.
o        International Value Portfolio
(Call 800-554-4611 to request portfolio prospectus)
---------------------------------------------------- -------------------------------- ----------------------------------------------
Dreyfus Investment Portfolios                        Open-end, management             Advisor:  The Dreyfus Corporation
Portfolio available under AFAdvantage Variable       investment company offering
Annuity(R) policy:                                   one or more portfolios           Sub-Advisor:  None
o        Technology Growth Portfolio                 available under the 457(b)
(Call 800-554-4611 to portfolio prospectus)          Group Variable Annuity.
---------------------------------------------------- -------------------------------- ----------------------------------------------
Federated Insurance Series                           Open-end, management investment  Advisor:  Federated Investment Management
o        Federated Fund For U.S. Government          company offering one or more     Company
            Securities II                            portfolios available under the
o Federated Capital Appreciation Fund II             457(b) Group Variable Annuity.   Sub-Advisor:  None
(Call 800-341-7400 to request portfolio prospectus)
---------------------------------------------------- -------------------------------- ----------------------------------------------
Merrill Lynch Variable Series Funds, Inc.            Open-end, management             Advisor:  Merrill Lynch Investment Managers,
Portfolios available under AFAdvantage Variable      investment company offering      L.P.
Annuity(R) policy:                                   one or more separate funds
o        Basic Value V. I. Fund                      available under the 457(b)       Sub-Advisor:  None
o        Small Cap Value V. I. Fund                  Group Variable Annuity.
(Call 800-MER-FUND (637-3863) to request portfolio
prospectus)
---------------------------------------------------- -------------------------------- ----------------------------------------------
Neuberger Berman Advisers Management Trust           Open-end diversified             Advisor:  Neuberger Berman Management, Inc.
o        AMT Balanced Portfolio                      management investment company
o        AMT Growth Portfolio                        offering one or more             Sub-Advisor:  Neuberger Berman, L.L.C.
(Call 800-877-9700 to request portfolio prospectus)  portfolios available under the
                                                     457(b) Group Variable
                                                     Annuity.
---------------------------------------------------- -------------------------------- ----------------------------------------------

     Shares of each of the portfolio companies are issued and redeemed in connection with investments in and payments under certain variable annuity policies and variable life insurance policies of various life insurance companies which may or may not be affiliated. None of the portfolio companies believe that offering its shares in this manner will be disadvantageous to you. Nevertheless, the board of trustees or the board of directors, as applicable, of each portfolio company intends to monitor events in order to identify any material irreconcilable conflicts which may possibly arise and in order to determine what action, if any, should be taken. If such a conflict were to occur, one or more of the insurance company separate accounts might withdraw their investments from a portfolio company. An irreconcilable conflict might result in the withdrawal of a substantial amount of a portfolio's assets which could adversely affect such portfolio's net asset value per share.

     You should read the prospectuses for the portfolios carefully before investing. The prospectuses contain detailed information about the eligible portfolios, including information about deductions from and expenses paid out of the assets of the portfolios You may get copies of the prospectuses of the portfolios by calling the telephone numbers in the table on the previous page. You may also request a copy of the Statement of Additional Information of any of the portfolios by calling the telephone numbers above, or by contacting us at the address and phone number on the cover of this prospectus.

     Interests in the Guaranteed Interest Account are not registered under the Securities Act of 1933 because of certain exemptive and exclusionary provisions. The Guaranteed Interest Account also is not registered as an investment company under the Investment Company Act of 1940. Accordingly, neither the Guaranteed Interest Account nor any interests in it are subject to the provisions of these Acts. Disclosures regarding the Guaranteed Interest Account may, however, be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

Substitution

     At our discretion, we may substitute another eligible investment option for any one of the portfolios available under the 457(b) Group Variable Annuity. If we decide to make a substitution, we will give you notice of our intention.

Transfers

     Upon receipt of proper instructions, and as the plan permits, we will make transfers between any of the investment options to which payments have been allocated. We reserve the right to limit the number of transfers that may be made. All asset transfers made in any one day count as one transfer. We will not be liable for transfers made at a participant's or a policyholder's direction. All transfers must be in whole percentages. Currently, there is no transfer fee; however, we reserve the right, at any time and without prior notice, to end, suspend or change the transfer privilege.

Automatic Dollar Cost Averaging

     Automatic dollar cost averaging allows a participant to transfer an established amount of money each quarter from one investment option to another. The minimum amount that may be transferred from an investment option in this way is $500. Only one investment option can be used as the source of a transfer. By transferring the same amount on a regular schedule instead of transferring a larger amount at one time, a participant may be less susceptible to the impact of market fluctuations. Automatic dollar cost averaging is only available during the accumulation period.

Asset Rebalancing

     After a participant allocates his or her money to different investment options, the performance of the different investment options may cause the allocation of the total investment to shift. At the participant's direction, we will automatically rebalance a participant account to return the total investment to the original percentage allocations. If a participant requests our asset rebalancing service, we will make any necessary transfers on the first day after the end of the policy year. Asset rebalancing is only available in the accumulation period.

                                    EXPENSES

     Charges and expenses that exist in connection with the 457(b) Group Variable Annuity will reduce a participant's investment return. You should carefully read this section for information about these expenses.

Insurance Charges

     We pay all of the operating expenses of Separate Account C, and we deduct insurance charges from each participant account. We deduct the insurance charges when we calculate the value of the accumulation units. The insurance charges include:

     o    mortality and expense risk;

     o    administrative expense; and

     o    distribution expense.

     Mortality and Expense Risk Charge. The mortality and expense risk charge is equal, on an annual basis, to 1.25% of the average daily value of the policy invested in a portfolio, after expenses are deducted. This charge compensates us for all the insurance benefits provided by the policy, including the guarantee of annuity rates, the death benefits, and certain other expenses, related to the policy, and for assuming the risk that the current charges will not be sufficient in the future to cover the cost of administering the policy.

     Administrative Charge. The administrative charge for each participant is equal, on an annual basis, to 0.15% of the average daily value of the participant account invested in a portfolio, after portfolio expenses are deducted. We may increase this charge, but it will never be more than 0.25% of the average daily value of a participant account invested in a portfolio. This charge is for all the expenses associated with the policy's administration. Some examples of these expenses include: preparing the policy, confirmations, annual reports and statements, maintaining policy records, personnel costs, legal and accounting fees, filing fees and computer and systems costs.

     Distribution Expense Charge. The distribution expense charge for each participant is equal, on an annual basis, to 0.10% of the average daily value of the participant account invested in a portfolio, after portfolio expenses are deducted. We may increase this charge, but it will never be more than 0.25% of the average daily value of the participant account invested in a portfolio. This charge compensates us for the costs associated with distributing the policies.

Withdrawal Charge

     Any withdrawals made may be subject to a withdrawal charge. The withdrawal charge compensates us for expenses associated with selling the 457(b) Group Variable Annuity. The withdrawal charge is a percentage of the amount withdrawn, as shown in the Fee Table on page 3. We calculate the withdrawal charge at the time of each withdrawal. The withdrawal charge will never exceed 8% of the total purchase payments. No withdrawal charge will be applied when a death benefit is paid.

Taxes

     If we have to pay state or other governmental entity (e.g., municipalities) premium taxes or similar taxes relating to the policy, we will deduct the amount of the tax from the policy. Some of these taxes are due when the policy is issued; others are due when your annuity payments begin. We pay any premium taxes when they become payable to the states. Premium taxes generally range from 0% to 4.0%, depending on the state.

     We will also deduct from the policy any income taxes which we incur as a result of the policy. Currently, we are not making any such deductions.

                                   WITHDRAWALS

     If a policyholder's plan permits, a participant may be allowed to withdraw cash from his or her participant account by redeeming all or part of the accumulation units in his or her participant account at any time during the accumulation period, before we begin making annuity payments. Any partial withdrawal must be at least $250, although we may make exceptions for unforeseen emergencies, as defined by the plan. The redemption value of a participant account is equal to the value of the accumulation units in the account next computed after we receive the request for withdrawal. The withdrawal charge, if applicable, and any taxes due will be deducted from the amount withdrawn before the participant receives it. We will deduct an equal dollar amount of the money withdrawn pro-rata from each of the participant's investment options. If a participant does not want the withdrawal to come from each of his or her investment options equally, the participant must specify the investment options from which the withdrawals are to be made, using a form we accept. We reserve the right to distribute the full amount of any participant account that, after a withdrawal, has a value of less than $100. We will mail any payment within seven days of receiving an acceptable request for withdrawal unless the payment is suspended, deferred or postponed, as described on page 10. Income taxes and certain restrictions may apply to any withdrawal you make.

     A withdrawal is a redemption of accumulation units. If accumulation units are redeemed, the number of accumulation units in a participant's account will decrease. The reduction in the number of accumulation units will equal the amount withdrawn, divided by the applicable accumulation unit value next computed after we receive the withdrawal request. A participant's request for withdrawal must be submitted to us in writing on a form we accept. In certain instances, we may require additional documents, such as trust instruments, death certificates, appointments as executor or administrator, or certificates of corporate authority. All proper withdrawal requests received before 3:00 p.m., Central Time, will receive same-day pricing.

     Payments for accumulation units redeemed are made within seven business days after we receive a properly tendered request; however, we may delay the mailing of a redemption check for recently purchased accumulation units until such time as the payment check has cleared. Additionally, we may suspend, defer or delay payments as described on page 10.

                              DEATH BENEFIT AMOUNT

     The death benefit amount will be paid within seven days of receipt of proof of death and proper written instructions, unless we suspend, defer or postpone payments as described on page 10.

Death of Participant Before the Annuity Date

     If a participant dies prior to the annuity date, the death benefit will be the greater of: (1) the participant's purchase payments, less any withdrawals and withdrawal charges, or (2) the participant's account value, adjusted for taxes determined as of the valuation period during which we receive both due proof of death and an election for the payment period.

Death of Annuitant After the Annuity Date

     If an annuitant dies during the annuity period, any remaining payments under the annuity option elected will continue at least as rapidly as under the method of distribution in effect at the annuitant's death.

                     CALCULATION OF PERFORMANCE INFORMATION

     We may periodically advertise performance based on the historical performance of the underlying portfolios. All performance advertisements will include quotations of average annual total return (with withdrawal charges), calculated in accordance with standard methods prescribed by the rules of the Securities and Exchange Commission, to facilitate comparison with average annual total return advertised by other variable annuity separate accounts.

     Average annual total return (with withdrawal charges) advertised for a specific period is found by (1) first taking a hypothetical $1,000 investment in a sub-account on the first day of the period at the offering price, which is the accumulation unit value, and (2) computing the redeemable value of that investment at the end of the period. The average annual total return (T) is computed by equating the ending redeemable value (ERV) with the initial hypothetical $1,000 investment (P) over a period of years (n) according to the following formula: ERV = P (1+ T)n.

     Average annual total return (with withdrawal charges) will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. The average annual total return information will be based on calendar quarters and will cover at least periods of one, five and ten years, or a period covering the time the underlying portfolio has been in existence if it has not been in existence for one of the prescribed periods. Because the Separate Account C sub-accounts are new and do not have performance history, the total return data is derived from the performance of the portfolios underlying the sub-accounts, modified to reflect the charges and expenses that would be applicable if Separate Account C's sub-accounts had been in existence during the time periods mentioned above.

     Average annual total return (with withdrawal charges) reflects the expenses of the underlying portfolio, a charge for mortality and expense risk, distribution expense and administrative services. The redeemable value also reflects the effect of any applicable withdrawal charge that may be imposed at the end of the period. No deduction is made for premium taxes which may be assessed by certain states.

     We may also advertise average annual total return information without reflecting withdrawal charges. Average annual total return without withdrawal charges may be for periods other than those required to be presented for, or may otherwise differ from, average annual total return with withdrawal charges. Although we calculate average annual total return with and without withdrawal charges in the same manner, results that do not reflect withdrawal charges will generally be higher than results that include withdrawal charges.

     Total return quotations are based upon historical earnings and will fluctuate. Past performance does not guarantee future results. Factors affecting the performance of a portfolio include general market conditions, operating expenses and investment management. The value of a participant account upon a withdrawal may be more or less than the purchase payments made to the participant account.

     When we advertise performance for periods that precede a portfolio's inclusion in Separate Account C, we base performance on the historical performance of the portfolio, modified to reflect the charges and expenses of the 457(b) Group Variable Annuity. Accordingly, we evaluate a portfolio's performance as if the portfolio was an eligible investment option in Separate Account C during the period stated in the advertisement. These figures should not be interpreted to reflect actual historic performance. Performance will also include the actual performance since addition of the portfolio to the separate account.

     We have included additional information about calculating performance in the Statement of Additional Information.

                                      TAXES

     The following general tax discussion is not intended as tax advice. Participants should consult their own tax advisors about their circumstances. We have included additional information regarding taxes in the Statement of Additional Information.

Tax Treatment of Distributions

     The rules of the Internal Revenue Code of 1986, as amended (the "Code"), which relate to an eligible deferred compensation plan under Section 457(b) of the Code generally provide that a participant will not be taxed on any increase in the value of the participant account until a distribution occurs. Taxes will be due on the amount of any distribution as it is paid to you. If the distribution is an "eligible rollover distribution," we are required to withhold 20% of the distribution for federal income tax purposes unless a direct rollover to an eligible retirement plan is elected. You should discuss with a tax advisor the tax implications of a distribution before electing to receive a distribution from the Plan.

Distributions

     The Code limits distributions from a 457(b) plan. Distributions can only be made when a participant:

     o    reaches age 70-1/2;

     o    leaves his/her job;

     o    dies; or

     o    is faced with an "unforeseeable emergency" (as defined in the plan).

     Distributions required to be made from a participant account must meet certain rules concerning required distributions that are set forth in the Code. When distributions are required under the Code, a certain minimum amount, determined under the Code, must be distributed each year.

Diversification

     The Internal Revenue Code provides that the underlying investments for a variable annuity must satisfy certain diversification requirements in order to be treated as an annuity contract. We believe that all of the portfolios are being managed in such a way that they comply with the requirements.

     Neither the Internal Revenue Code nor the Internal Revenue Service Regulations issued to date provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not American Fidelity, would be considered the owner of the shares of the portfolios. If you are considered the owner of the portfolios' shares, it will result in the loss of the favorable tax treatment for the policy. It is unknown to what extent under federal tax law owners are permitted to select portfolios, to make transfers among the portfolios or the number and type of portfolios for which owners may select. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is a position which is not new, it may be applied retroactively and you, as the owner of the policy, could be treated as the owner of the portfolios.

     Due to the uncertainty in this area, we reserve the right to modify the policy in an attempt to maintain favorable tax treatment.

                                OTHER INFORMATION

American Fidelity Assurance Company

     We are an Oklahoma stock life insurance company organized in 1960. We are licensed to conduct life, annuity and accident and health insurance business in forty-nine states and the District of Columbia.

     Our office is located at 2000 N. Classen Boulevard, Oklahoma City, Oklahoma 73106. We have been a wholly-owned subsidiary of American Fidelity Corporation since 1974. The stock of American Fidelity Corporation is controlled by a family investment partnership, Cameron Enterprises A Limited Partnership, an Oklahoma limited partnership. William M. Cameron, an individual, and Lynda L. Cameron, an individual, each own 50% of the common stock of Cameron Associates, Inc., the sole general partner of Cameron Enterprises A Limited Partnership. The address of both American Fidelity Corporation and Cameron Enterprises A Limited Partnership, is 2000 N. Classen Boulevard, Oklahoma City, Oklahoma 73106.

Separate Account C

     We established Separate Account C under Oklahoma insurance law on June 4, 2002 to hold the assets that underlie the 457(b) Group Variable Annuity. Separate Account C is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. The Separate Account is divided into 18 sub-accounts.

     We hold Separate Account C's assets in our name on behalf of Separate Account C, and those assets legally belong to us. Under Oklahoma law, however, those assets cannot be charged with liabilities that arise out of any other business that we conduct. All of the income, gains and losses (realized or unrealized) that result from the separate account's assets are credited to or charged against Separate Account C without regard to our other income, gains and losses. We are obligated to pay all benefits and make all payments under the 457(b) Group Variable Annuity.

Underwriter

     American Fidelity Securities, Inc., a wholly-owned subsidiary of American Fidelity Assurance Company, is the principal underwriter for the annuity policies and acts as the distributor of the policies. The principal business address of American Fidelity Securities, Inc. is 2000 N. Classen Boulevard, Oklahoma City, Oklahoma 73106.

Legal Proceedings

     There are no pending material legal proceedings affecting us, Separate Account C or American Fidelity Securities, Inc.

Financial Statements

     Our financial statements and Separate Account C's financial statements are included in our Statement of Additional Information. The cover of this prospectus contains information about how to obtain our Statement of Additional Information.

                              TABLE OF CONTENTS OF
                     THE STATEMENT OF ADDITIONAL INFORMATION
                                                                          Page
                                                                          ----

General Information and History of American Fidelity Assurance Company....   1
Calculation of Performance Data...........................................   2
Federal Tax Status........................................................   6
Fixed Annuity Payout......................................................   9
Legal Opinions............................................................   9
Underwriter...............................................................   9
Custodian and Independent Accountants.....................................   9
Financial Statements......................................................   9

------------------------                                       PLACE
------------------------                                       STAMP
------------------------                                        HERE




                         American Fidelity Assurance Company
                         P.O. Box 25520
                         Oklahoma City, OK  73125-0520



                         Attention:  Annuity Services Department

Please send me the Statement of Additional Information for the following:


[ ]  457(b) Group Variable Annuity        [ ]  Dreyfus Variable Investment Fund
[ ]  American Fidelity Dual Strategy      [ ]  Dreyfus Investment Portfolios
     Fund, Inc.(R)
[ ]  American Century Variable            [ ]  Federated Insurance Series
     Portfolios
[ ]  The Dreyfus Socially Responsible     [ ]  Merrill Lynch Variable Series
     Growth Fund, Inc.                         Funds, Inc.
[ ]  Dreyfus Stock Index Fund             [ ]  Neuberger Berman Advisers
                                               Management Trust

Name    ________________________________________________________________
         (please print)
Address ________________________________________________________________

        ________________________________________________________________

        ________________________________________________________________

                          457(b) Group Variable Annuity

                                    issued by

                      American Fidelity Separate Account C

                                       and

                       American Fidelity Assurance Company


                       STATEMENT OF ADDITIONAL INFORMATION
                                   May 1, 2003


     This is not a prospectus. This Statement of Additional Information should be read in conjunction with the prospectus dated May 1, 2003 for the 457(b) Group Variable Annuity.

     The prospectus concisely sets forth information that a prospective investor should know before investing. For a copy of the prospectus,

         write to us at:                call us at:           e-mail us at:

         P.O. Box 25520               (800) 662-1106       va.help@af-group.com
Oklahoma City, Oklahoma 73125-0520

                          457(b) Group Variable Annuity

                                    issued by

                      American Fidelity Separate Account C

                                       and

                       American Fidelity Assurance Company


                       STATEMENT OF ADDITIONAL INFORMATION
                                   May 1, 2003


                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

General Information and History of American Fidelity Assurance Company...   1
Calculation of Performance Data..........................................   2
Federal Tax Status.......................................................   6
Fixed Annuity Payout.....................................................   9
Legal Opinions...........................................................   9
Underwriter..............................................................   9
Custodian and Independent Accountants....................................   9
Financial Statements.....................................................   9

                          457(b) Group Variable Annuity

                                    issued by

                      American Fidelity Separate Account C

                                       and

                       American Fidelity Assurance Company


                       STATEMENT OF ADDITIONAL INFORMATION
                                   May 1, 2003


================================================================================


                       GENERAL INFORMATION AND HISTORY OF
                       AMERICAN FIDELITY ASSURANCE COMPANY

     American Fidelity Assurance Company was organized in Oklahoma in 1960. Neither the sales of variable annuity policies nor the sales of any other insurance product by American Fidelity Assurance Company have ever been suspended by any state where we have done or are presently doing business.

     American Fidelity Assurance Company is a wholly-owned subsidiary of American Fidelity Corporation, an insurance holding company. The stock of American Fidelity Corporation is controlled by a family investment partnership, Cameron Enterprises A Limited Partnership, an Oklahoma limited partnership. William M. Cameron, an individual, and Lynda L. Cameron, an individual, each own 50% of the common stock of Cameron Associates, Inc., the sole general partner of Cameron Enterprises A Limited Partnership.

                         CALCULATION OF PERFORMANCE DATA

     From time to time, American Fidelity Assurance Company may advertise performance data as described in the prospectus. All performance advertising will include quotations of average annual total return (with withdrawal charges), calculated in accordance with standard methods prescribed by the rules of the Securities and Exchange Commission, to facilitate comparison with average annual total return advertised by other variable annuity separate accounts. Average annual total return (with withdrawal charges) advertised for a specific period is found by first taking a hypothetical $1,000 investment in a portfolio on the first day of the period at the offering price, which is the accumulation unit value per unit, and computing the ending redeemable value of that investment at the end of the period. The average annual total return (T) is computed by equating the ending redeemable value (ERV) with the initial hypothetical $1,000 investment (P) over a period of years (n) according to the following formula: ERV = P (1+T)n.

     Average annual total return (with withdrawal charges) reflects the expenses of the underlying portfolio, the deduction of the separate account fees for mortality and expense risk, distribution expense and administrative services. The redeemable value also reflects the effect of any applicable withdrawal fee that may be imposed at the end of the period. No deduction is made for premium taxes which may be assessed by certain states.

     Average annual total return (without withdrawal charges) may also be advertised. Average annual total return (without withdrawal charges) is calculated the same way as average annual total return (with withdrawal charges) except the results do not reflect the deduction of any withdrawal charge.

     Average annual total return quotations (with withdrawal charges) will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. Average annual total return (with withdrawal charges) will be based on calendar quarters and will cover periods of one, five and ten years, or a period covering the time the underlying portfolio has been in existence if it has not been in existence for one of the prescribed periods. Because the Separate Account C sub-accounts are new and do not have performance history, the total return data discussed below is derived from the performance of the portfolios underlying the sub-accounts, modified to reflect the charges and expenses that would be applicable if Separate Account C's sub-accounts had been in existence during the time periods mentioned above.

     Quotations of average annual total return (with and without withdrawal charges) are based upon historical earnings and will fluctuate. Past performance does not guarantee future results. Factors affecting the performance of a portfolio include general market conditions, operating expenses and investment management. The value of a participant account upon a withdrawal may be more or less than the purchase payments paid into the participant account.

Performance Information

     The accumulation units of Separate Account C have a limited performance history despite the fact that some of the portfolios available as eligible investment options have been in existence for a longer period of time than Separate Account C and have a longer history of investment performance.

     In order to demonstrate how the historical investment experience of the portfolios affects accumulation unit values, the following performance information was developed. The information is based upon the historical experience of the portfolios and is for the periods shown. All calculations reflect the deduction of insurance charges and all of the expenses of the portfolio. Chart 1 provides performance information that reflects the deduction of the withdrawal charge, while Chart 2 provides performance information without the withdrawal charge deduction.

     ACTUAL PERFORMANCE WILL VARY AND THE HYPOTHETICAL RESULTS SHOWN ARE NOT NECESSARILY REPRESENTATIVE OF FUTURE RESULTS. Performance for periods ending after those shown may vary substantially from the examples shown below. Chart 1 shows the average annual total return (with withdrawal charges) of the accumulation units calculated for a specified period of time assuming an initial purchase payment of $1,000 allocated to each portfolio and a deduction of all charges and expenses (see "Expenses" in the Prospectus). Chart 2 calculations are performed in the same manner as Chart 1, except that it does NOT reflect the deduction of the withdrawal charge. The performance figures in both charts also reflect the actual fees and expenses paid by each portfolio. Neither of the calculations reflects the deduction of any premium taxes.

CHART 1 - AVERAGE ANNUAL TOTAL RETURN  (with withdrawal charges)

                                                                                            DATE SUB-ACCOUNT
                                                            10 YEARS OR                          BECAME
                                                               SINCE      SINCE INCLUSION    AVAILABLE AS AN      PORTFOLIO
                                                             PORTFOLIO      IN SEPARATE        INVESTMENT         INCEPTION
                                        1 YEAR   5 YEARS     INCEPTION       ACCOUNT(1)         OPTION(2)            DATE
American Fidelity Dual Strategy Fund,
Inc.(R)                                -32.07%    -3.03%      6.43%           -10.13%           06/04/02           01/01/70
American Century Variable Portfolios
      VP Balanced Fund                 -18.03%    -1.57%      4.31%            -8.03%           06/04/02           05/01/91
      VP Capital Appreciation Fund     -28.58%    -3.22%      0.84%            N/A(3)           06/04/02           11/20/87
      VP Income & Growth Fund          -26.93%    -3.33%     -1.05%           -11.38%           06/04/02           10/30/97
      VP Ultra Fund                    -29.95%       N/A    -21.96%           -12.21%           06/04/02           05/01/01
      VP International Fund            -27.83%    -4.85%      1.26%           -10.50%           06/04/02           05/01/94
The Dreyfus Socially Responsible
      Growth Fund, Inc.                -35.60%    -6.80%      5.01%            -9.85%           06/04/02           10/07/93
Dreyfus Stock Index Fund               -29.64%    -3.98%      6.87%            -7.92%           06/04/02           09/29/89
Dreyfus Variable Investment Fund
      Growth and Income Portfolio      -32.33%    -5.48%      6.11%            -7.84%           06/04/02           05/02/94
      Small Company Stock Portfolio    -27.23%    -5.30%      0.39%           -10.15%           06/04/02           05/01/96
      International Value Portfolio    -20.45%    -2.74%     -0.07%           -12.74%           06/04/02           05/01/96
Dreyfus Investment Portfolios
      Technology Growth Portfolio      -45.09%       N/A    -23.83%            N/A(3)           06/04/02           08/31/99
Federated Insurance Series
      Federated Fund For U.S. Government
      Securities II                     -0.58%     3.81%      4.49%            -7.04%           06/04/02           03/01/94
      Federated Capital Appreciation
      Fund II                          -30.18%       N/A    -30.82%           -11.11%           06/04/02           06/16/00
Merrill Lynch Variable Series Funds, Inc.
      Basic Value V. I. Fund           -25.47%     2.06%      8.61%            -3.79%           06/04/02           07/01/93
      Small Cap Value V. I. Fund       -30.90%     4.43%      8.59%            -7.60%           06/04/02           04/20/82
Neuberger Berman Advisers Management
     Trust
          AMT Balanced Portfolio       -24.92%    -2.61%      3.26%           -10.32%           06/04/02           02/28/89
          AMT Growth Portfolio         -37.61%    -8.89%      1.35%            N/A(3)           06/04/02           09/10/84
---------------

(1)  If less than one year, reflects total return for the period and is not annualized.

(2)  Sub-accounts  available as  investment  options since June 4, 2002 have been  eligible  investment  options of Separate
     Account C since the date Separate Account C was established.

(3)  No investments allocated to sub-account as of date of this Statement of Additional Information.

CHART 2 - AVERAGE ANNUAL TOTAL RETURN  (without withdrawal charges)

                                                                                                         DATE SUB-
                                                                                                          ACCOUNT
                                                                                          SINCE            BECAME
                                                                       10 YEARS OR     INCLUSION IN   AVAILABLE AS AN    PORTFOLIO
                                                                     SINCE PORTFOLIO    SEPARATE         INVESTMENT      INCEPTION
                                                1 YEAR    5 YEARS       INCEPTION       ACCOUNT(1)        OPTION(2)        DATE
                                                ------    -------       ---------       ----------        ---------        ----
American Fidelity Dual Strategy Fund, Inc.(R)  -26.17%    -1.50%          6.86%         -2.32%            06/04/02       01/01/70
American Century Variable Portfolios
               VP Balanced Fund                -10.91%     0.08%          4.73%         -0.03%            06/04/02       05/01/91
               VP Capital Appreciation Fund    -22.37%    -1.59%          1.25%         N/A(3)            06/04/02       11/20/87
               VP Income & Growth Fund         -20.58%    -1.71%         -0.26%         -3.67%            06/04/02       10/30/97
               VP Ultra Fund                   -23.86%       N/A        -17.97%         -4.58%            06/04/02       05/01/01
               VP International Fund           -21.56%    -3.25%          1.74%         -2.72%            06/04/02       05/01/94
The Dreyfus Socially Responsible Growth
     Fund, Inc.                                -30.00%    -5.24%          5.48%         -2.01%            06/04/02       10/07/93
Dreyfus Stock Index Fund                       -23.52%    -2.36%          7.30%          0.08%            06/04/02       09/29/89
Dreyfus Variable Investment Fund
               Growth and Income Portfolio     -26.44%    -3.89%          6.61%          0.16%            06/04/02       05/02/94
               Small Company Stock Portfolio   -20.91%    -3.71%          1.00%         -2.34%            06/04/02       05/01/96
               International Value Portfolio   -13.53%    -1.11%          0.55%         -5.15%            06/04/02       05/01/96
Dreyfus Investment Portfolios
               Technology Growth Portfolio     -40.32%       N/A        -21.91%         N/A(3)            06/04/02       08/31/99
Federated Insurance Series
               Federated Fund For U.S.
               Government Securities II          7.42%     5.16%          4.97%          0.96%            06/04/02       03/01/94
               Federated Capital
               Appreciation Fund II            -24.10%       N/A        -28.51%         -3.38%            06/04/02       06/16/00
Merrill Lynch Variable Series Funds, Inc.
               Basic Value V. I. Fund          -18.99%     3.50%          9.02%          4.21%            06/04/02       07/01/93
               Small Cap Value V. I. Fund      -24.90%     5.74%          8.97%          0.40%            06/04/02       04/20/82
Neuberger Berman Advisers Management Trust
               AMT Balanced Portfolio          -18.39%    -0.97%          3.69%         -2.52%            06/04/02       02/28/89
               AMT Growth Portfolio            -32.19%    -7.35%          1.77%         N/A(3)            06/04/02       09/10/84
---------------

(1)  If less than one year, reflects total return for the period and is not annualized.

(2)  Sub-accounts  available as investment options since June 4, 2002 have been eligible  investment options of Separate Account C since the date Separate Account C was established.

(3)  No investments allocated to sub-account as of date of this Statement of Additional Information.

                               FEDERAL TAX STATUS

     NOTE: The following description is based upon American Fidelity Assurance Company's understanding of current federal income tax law applicable to annuities in general. American Fidelity Assurance Company cannot predict the probability that any changes in such laws will be made. You are cautioned to seek competent tax advice regarding the possibility of such changes. American Fidelity Assurance Company does not guarantee the tax status of the policies. You bear the complete risk that the policies may not be treated as "annuity contracts" under federal income tax laws. It should be further understood that the following discussion is not exhaustive and that special rules not described herein may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws.

General

     American Fidelity Assurance Company is taxed as a life insurance company under the Code. For federal income tax purposes, Separate Account C is not a separate entity from American Fidelity Assurance Company, and its operations form a part of American Fidelity Assurance Company.

Diversification

     Section 817(h) of the Code imposes certain diversification standards on the underlying assets of variable annuity contracts. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified in accordance with regulations prescribed by the United States Treasury Department (the "Treasury Department"). Disqualification of the policy as an annuity contract would result in imposition of federal income tax to you with respect to earnings allocable to the policy prior to the receipt of payments under the policy. The Code contains a safe harbor provision which provides that annuity contracts such as the policies meet the diversification requirements if, as of the end of each quarter, the underlying assets meet the diversification standards for a regulated investment company and no more than fifty-five percent (55%) of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

     The Treasury Department has issued regulations (Treas. Reg. ss. 1.817-5) which establish diversification requirements for the investment portfolios underlying variable contracts such as the policies. The regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under the regulations, an investment portfolio will be deemed adequately diversified if:
(1) no more than 55% of the value of the total assets of the portfolio is represented by any one investment; (2) no more than 70% of the value of the total assets of the portfolio is represented by any two investments; (3) no more than 80% of the value of the total assets of the portfolio is represented by any three investments; and (4) no more than 90% of the value of the total assets of the portfolio is represented by any four investments.

     American Fidelity Assurance Company intends that all funds underlying the policies will be managed by the investment advisors in such a manner as to comply with these diversification requirements.

     The diversification regulations issued by the Treasury Department do not provide guidance regarding the circumstances in which owner control of the investments of Separate Account C will cause the owner to be treated as the owner of the assets of Separate Account C, thereby resulting in the loss of favorable tax treatment for the policy. At this time it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance.

     The amount of owner control which may be exercised under the policy is different in some respects from the situations addressed in published rulings issued by the Internal Revenue Service in which it was held that the policy owner was not the owner of the assets of the separate account. It is unknown whether these differences, such as the owner's ability to transfer among investment choices or the number and type of investment choices available, would cause the owner to be considered as the owner of the assets of Separate Account C resulting in the imposition of federal income tax to the owner with respect to earnings allocable to the policy prior to receipt of payments under the policy.

     In the event any forthcoming guidance or ruling is considered to set forth a new position, such guidance or ruling will generally be applied only prospectively. However, if such ruling or guidance was not considered to set forth a new position, it may be applied retroactively resulting in the owner being retroactively determined to be the owner of the assets of Separate Account C.

     Due to the uncertainty in this area, American Fidelity Assurance Company reserves the right to modify the policy in an attempt to maintain favorable tax treatment.

Section 457(b) Plan Federal Tax Status

     Section 457 of the Internal Revenue Code of 1986, as amended (the "Code") allows employees and independent contractors of state and local governments and tax-exempt organizations to defer a portion of their salaries or compensation to retirement years without paying current income tax on either the deferrals or the earnings on the deferrals. Because all of the contributions to the participant accounts are made on a pre-tax basis, all distributions will be subject to federal income tax unless the distribution is rolled over to a qualified retirement plan, a Section 403(b) plan, a traditional IRA or another governmental Section 457 plan in a direct rollover. You should seek competent advice about the tax consequences of any distributions.

Income Tax Withholding

     All distributions from plans that meet the requirements of Section 457 of the Code and are sponsored by governmental employers are includible in the gross income of the participant and will be subject to federal income tax withholding pursuant to Section 3405 of the Code. Generally, amounts are withheld from periodic payments at the same rate as wages and at the rate of 10% from non-periodic payments. However, the participant, in most cases, may elect not to have taxes withheld or to have withholding done at a different rate. Participants who elect not to have withholding made or who elect to have withholding done at a different rate are liable for payment of federal income tax on the distribution. Participants may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient. Participants who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, United States citizens residing outside of the country, or United States legal residents temporarily residing outside the country, are subject to different withholding rules and cannot elect out of withholding.

     There is a mandatory 20% withholding for distributions that are eligible for rollover to qualified retirement plans, Section 403(b) plans, traditional IRAs, and governmental Section 457 plans but that are not directly rolled over. The 20% withholding requirement generally does not apply to: (a) a series of substantially equal periodic payments made at least annually for the life or life expectancy of the participant or joint and last survivor expectancy of the participant and a designated beneficiary, or for a specified period of 10 years or more; (b) distributions which are required minimum distributions; or (c) distributions made in the event of an unforeseeable emergency as defined in regulations issued by the Treasury Department. A distribution including a rollover that is not a direct rollover will require the 20% withholdingand any withheld amount not added back in the rollover will be taxable income. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year. Participants should consult their own tax counsel or other tax advisor regarding withholding requirements.

Penalty Tax on Distributions

     Generally, in addition to ordinary income tax, a penalty equal to 10% of the amount of any payment will apply to any distribution received from the 457(b) Group Variable Annuity to the extent attributable to a rollover from a qualified plan, an IRA or a 403(b) plan if received by the participant before the age of 59-1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy or other exceptions which may apply.

Required Distributions

     Distributions must begin by April 1st of the calendar year following the later of the calendar year in which the participant attains the age of 70-1/2 or the calendar year in which the participate retires. When distributions are required under the Code, a certain minimum amount, determined under the Code, must be distributed each year. Certain other mandatory distribution rules apply upon the death of the participant.

Special Rules for Distributions that are Rolled Over

     Special rules apply to a distribution from a governmental ss. 457 plan if the distribution is properly rolled over in accordance with the provisions of the Code. These provisions contain various requirements, including the requirement that the rollover be made directly from the distributing plan or within 60 days of receipt:

     o To a traditional individual retirement arrangement under Section 408 of the Code;

     o    To a qualified retirement plan;

     o    To a Section 403(b) plan; or

     o    To another governmental Section 457(b) plan.

     These special rules only apply to distributions that qualify as "eligible rollover distributions" under the Code. In general, a distribution from a governmental 457(b) plan will be an eligible rollover distribution EXCEPT to the extent:

     o It represents the return of "after-tax" contributions or is not otherwise includable in income (unless the distribution is rolled over to a traditional individual retirement arrangement under Section 408 of the Code, a Corporate Pension Profit-Sharing/401(k) or H.R. 10 Plan and certain requirements are met);

     o It is part of a series of payments made for the taxpayer's life (or life expectancy) or the joint lives (or joint life expectancies) of the taxpayer and his Beneficiary under the plan or for a period of more than ten years;

     o It is a required minimum distribution under Section 401(a)(9) of the Code as described below; or

     o    It is made from a Plan by reason of a hardship.

     Required  minimum   distributions   under  Section  401(a)(9)  include  the
following required payments:

     o Required payments for the later of the calendar year in which the taxpayer reaches age 70-1/2;

     o The calendar year the taxpayer terminates employment with the employer or for any later calendar year; or

     o    The occurrence of an unforeseeable emergency.

     The administrator of the governmental Section 457(b) plan should provide additional information about these rollover tax rules when a distribution is made.

Required Distributions

     Distributions from a policy issued pursuant to a Section 457(b) Plan must meet certain rules concerning required distributions that are set forth in the Code. Such rules are summarized below:

     o Required distributions generally must start by April 1 of the calendar year following the calendar year in which the taxpayer reaches age 70-1/2; and

     o When distributions are required under the Code, a certain minimum amount, determined under the Code, must be distributed each year.

     In addition, other rules apply under the Code to determine when and how required minimum distributions must be made in the event of the taxpayer's death. The applicable plan documents will contain such rules.

                              FIXED ANNUITY PAYOUT

     The dollar amount of each fixed annuity payment will be at least as great as that determined in accordance with the annuity table that corresponds with the annuity option selected. The fixed annuity provides an annual guaranteed interest rate on all annuity options. American Fidelity Assurance Company may pay or credit excess interest on a fixed annuity at its discretion.

                                 LEGAL OPINIONS

     McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, has provided advice on certain matters relating to the federal securities and income tax laws in connection with the policies.

                                   UNDERWRITER

     American Fidelity Securities, Inc., a wholly-owned subsidiary of American Fidelity Assurance Company, is the principal underwriter for the annuity policies and acts as the distributor of the policies. The policies are offered on a continuous basis. The aggregate underwriting commissions paid to and retained by American Fidelity Securities in connection with Separate Account C for 2002 was $3.00.

                      CUSTODIAN AND INDEPENDENT ACCOUNTANTS

     The name and address of the person who maintains physical possession of the accounts, books and other documents of American Fidelity Separate Account C required by Section 31(a) of the Investment Company Act of 1940 is David R. Carpenter, Executive Vice President and Treasurer, American Fidelity Assurance Company, 2000 N. Classen Boulevard, Oklahoma City, Oklahoma 73106.

     The financial statements of American Fidelity Separate Account C included in this Statement of Additional Information have been audited by KPMG LLP, independent auditors, as set forth in its report appearing below. KPMG LLP's address is 700 Oklahoma Tower, Oklahoma City, Oklahoma 73102.

                              FINANCIAL STATEMENTS

     Following are the financial statements of Separate Account C. The financial statements of American Fidelity Assurance Company, which will be included by amendment, should be considered only as bearing upon the ability of American Fidelity Assurance Company to meet its obligations under the policies.


                      AMERICAN FIDELITY SEPARATE ACCOUNT C

                              Financial Statements

                                December 31, 2002

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


Board of Directors
American Fidelity Assurance Company, and
Contract Owners
American Fidelity Separate Account C:


We have audited the accompanying statements of assets and liabilities of the Socially Responsible Growth, Stock Index, Growth and Income, Small Company
Stock, International Value, Small Cap Value Focus (formerly Special Value Focus), Basic Value Focus, VP Balanced, VP Income and Growth, VP Ultra, VP International, Dual Strategy Fund, U.S. Government, Capital Appreciation, AMT Balanced, and AMT Liquid segregated subaccounts of American Fidelity Separate Account C as of December 31, 2002, and the related statements of operations, statements of changes in net assets, and financial highlights from inception (September 2, 2002) through December 31, 2002. These financial statements and financial highlights are the responsibility of Account C's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Investments owned at December 31, 2002 were verified by confirmation with the underlying funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the aforementioned segregated subaccounts of American Fidelity Separate Account C as of December 31, 2002, and the results of their operations, changes in their net assets, and financial highlights from inception (September 2, 2002) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



                                             /s/ KPMG LLP


Oklahoma City, Oklahoma
January 17, 2003

                                                 AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                 Statements of Assets and Liabilities
                                                          December 31, 2002
                                                                                      Segregated Subaccounts
                                                                --------------------------------------------------------------------
                                                                  Socially                   Growth          Small
                                                                Responsible      Stock        and           Company    International
                                                                  Growth         Index       Income          Stock         Value
                                                                -----------   -----------  ------------   -----------   ------------
Investments:
    Dreyfus Socially Responsible Growth Fund, Inc. (29 shares
       at net asset value of $18.90 per share) (cost $554)      $      540
    Dreyfus Stock Index Fund (266 shares at net asset value
       of $22.47 per share) (cost $6,129)                                           5,975
    Dreyfus Variable Investment Funds:
       Growth and Income Portfolio (55 shares at net asset
         value of $16.06 per share) (cost $920)                                                     888
       Small Company Stock Portfolio (46 shares at net asset
         value of $14.25 per share) (cost $676)                                                                  659
       International Value Portfolio (90 shares at net asset
         value of $10.04 per share) (cost $930)                                                                               907
                                                                -----------   ------------  ------------   ----------   ----------
               Total assets                                            540          5,975           888          659          907
               Total liabilities                                         1             10             1            1            1
                                                                -----------   ------------  ------------   ----------   ----------
Net assets                                                      $      539          5,965           887          658          906
                                                                ===========   ============  ============   ==========   ==========
Accumulation units outstanding                                         55.0          596.0          88.6         67.4         95.5
Net asset value per unit                                        $     9.799         10.008        10.016        9.766        9.485

See accompanying notes to financial statements.

                                    AMERICAN FIDELITY SEPARATE ACCOUNT C
                                    Statements of Assets and Liabilities
                                              December 31, 2002
                                                                                   Segregated Subaccounts
                                                                                  -------------------------
                                                                                    Small Cap      Basic
                                                                                      Value        Value
                                                                                      Focus        Focus
                                                                                    ----------   ---------
Investments:
    Merrill Lynch Variable Series Funds:
       Small Cap Value Focus Fund, formerly
         Special Value Focus Fund  (340 shares at
            net asset value of $18.09 per share) (cost $6,356)                      $   6,152
       Basic Value Focus Fund (209 shares at net
         asset value of $10.85 per share) (cost $2,279)                                              2,273
                                                                                    ---------   ----------
               Total assets                                                             6,152        2,273
               Total liabilities                                                            9            4
                                                                                    ---------   ----------
Net assets                                                                          $   6,143        2,269
                                                                                    =========   ==========
Accumulation units outstanding                                                          611.9        217.7
Net asset value per unit                                                            $  10.040       10.421

See accompanying notes to financial statements.

                                                 AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                 Statements of Assets and Liabilities
                                                          December 31, 2002
                                                                                        Segregated Subaccounts
                                                                  ------------------------------------------------------------------
                                                                                     VP                                     Dual
                                                                      VP         Income and       VP            VP        Strategy
                                                                   Balanced        Growth        Ultra     International    Fund
                                                                  -----------    -----------   ----------  -------------  ---------
Investments:
    American Century Variable Portfolios:
       VP Balanced (170 shares at net asset
         value of $5.81 per share) (cost $1,000)                  $    990
       VP Income and Growth (84 shares at net asset
         value of $5.16 per share) (cost $450)                                       434
       VP Ultra (58 shares at net asset value of
         $7.35 per share) (cost $451)                                                             430
       VP International Value (105 shares at net asset
         value of $5.21) (cost $563)                                                                           548
    American Fidelity Dual Strategy Fund, Inc. (377 shares at
       net asset value of $7.62) (cost $2,932)                                                                             2,871
                                                                   -----------   -----------   ----------  -----------   -----------
               Total assets                                            990           434          430          548         2,871
               Total liabilities                                         2           --             1            1             4
                                                                   -----------   -----------   ----------  -----------   -----------
Net assets                                                        $    988           434          429          547         2,867
                                                                   ===========   ===========   ==========  ===========   ===========
Accumulation units outstanding                                         99.8          45.1         45.0         56.2         293.5
Net asset value per unit                                          $   9.997         9.633        9.542        9.728         9.768

See accompanying notes to financial statements.

                                                 Statements of Assets and Liabilities
                                                          December 31, 2002
                                                                                               Segregated Subaccounts
                                                                                    ------------------------------------------------

                                                                                       U.S.         Capital       AMT       AMT
                                                                                    Government   Appreciation   Balanced   Liquid
                                                                                    ----------   ------------   --------   ---------
Investments:
    Federated Insurance Series Trust:
       Federated Fund for U.S. Government Securities II (378 shares at net
         asset value of $11.98 per share) (cost $4,480)                               $ 4,527
       Federated Fund Capital Appreciation Fund II
         (98 shares at net asset value of $4.43) (cost $450)                                          435
    Neuberger Berman Advisers Management Trust:
       AMT Balanced Portfolio (19 shares at net asset value of $7.81 per share)
         (cost $156)                                                                                              152
       AMT Liquid Asset Portfolio (1,059 shares at net asset value of $1 per share)
         (cost $1,059)                                                                                                      1,059
                                                                                       ----------  ----------  ----------  ---------
               Total assets                                                             4,527         435         152       1,059
               Total liabilities                                                            5         --          --            1
                                                                                       ----------  ----------  ----------  ---------
Net assets                                                                            $ 4,522         435         152       1,058
                                                                                       ==========  ==========  ==========  =========
Accumulation units outstanding                                                           447.9        45.0        15.6       105.9
Net asset value per unit                                                              $ 10.096       9.662       9.748       9.990

See accompanying notes to financial statements.

                                           AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                 Statements of Operations
                                  Inception (September 2, 2002) through December 31, 2002
                                                                                Segregated Subaccounts
                                                         ----------------------------------------------------------------------
                                                          Socially                     Growth         Small
                                                         Responsible       Stock         and         Company     International
                                                           Growth          Index        Income        Stock          Value
                                                         -----------    -----------   -----------   ----------   -------------
Investment income (loss):
    Investment income distribution from underlying
       mutual fund                                       $      1            26             1              1              8
                                                          -----------   -----------   -----------   ------------   ------------
    Less expenses:
       Mortality and risk                                       1             9             1              1              2
       Administration                                         --              1           --             --             --
       Distribution                                           --              1           --             --             --
                                                          -----------   -----------   -----------   ------------   ------------
               Total expenses                                   1            11             1              1              2
                                                          -----------   -----------   -----------   ------------   ------------
               Net investment income (loss)                   --             15           --             --               6
                                                          -----------   -----------   -----------   ------------   ------------
Realized gains (losses) on investments:
    Realized gains distributions from underlying
       mutual fund                                            --            --            --             --             --
                                                          -----------   -----------   -----------   ------------   ------------
    Proceeds from sales                                       --            --            --             --             --
    Cost of investments sold                                  --            --            --             --             --
                                                          -----------   -----------   -----------   ------------   ------------
                                                              --            --            --             --             --
                                                          -----------   -----------   -----------   ------------   ------------
               Net realized gains (losses) on investments     --            --            --             --             --
                                                          -----------   -----------   -----------   ------------   ------------
Unrealized appreciation (depreciation) on investments:
    End of year                                                (14)        (154)          (32)           (17)           (23)
    Beginning of year                                         --            --            --             --             --
                                                          -----------   -----------   -----------   ------------   ------------
               Change in unrealized appreciation
                  (depreciation)                               (14)        (154)          (32)           (17)           (23)
                                                          -----------   -----------   -----------   ------------   ------------
               Net increase (decrease) in net
                  assets resulting from operations       $     (14)        (139)          (32)           (17)           (17)
                                                          ===========   ===========   ===========   ============   ============

See accompanying notes to financial statements.

                                           AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                 Statements of Operations
                                  Inception (September 2, 2002) through December 31, 2002
                                                                                           Segregated Subaccounts
                                                                                     ------------------------------------
                                                                                        Small Cap            Basic
                                                                                          Value              Value
                                                                                          Focus              Focus
                                                                                     ----------------   -----------------
Investment income (loss):
    Investment income distribution from underlying mutual fund                      $         --                   26
                                                                                     ----------------   -----------------
    Less expenses:
       Mortality and risk                                                                       9                   4
       Administration                                                                           1                   1
       Distribution                                                                             1                 --
                                                                                     ----------------   -----------------
               Total expenses                                                                  11                   5
                                                                                     ----------------   -----------------
               Net investment income (loss)                                                   (11)                 21
                                                                                     ----------------   -----------------
Realized gains (losses) on investments:
    Realized gains distributions from underlying mutual fund                                  209                 --
                                                                                     ----------------   -----------------
    Proceeds from sales                                                                       287                 --
    Cost of investments sold                                                                  299                 --
                                                                                     ----------------   -----------------
                                                                                              (12)                --
                                                                                     ----------------   -----------------
               Net realized gains (losses) on investments                                     197                 --

Unrealized appreciation (depreciation) on investments:
    End of year                                                                              (204)                 (6)
    Beginning of year                                                                         --                  --
                                                                                     ----------------   -----------------
               Change in unrealized appreciation (depreciation)                              (204)                 (6)
                                                                                     ----------------   -----------------
               Net increase (decrease) in net assets resulting from operations      $         (18)                 15
                                                                                     ================   =================

See accompanying notes to financial statements.

                                                 AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                       Statements of Operations
                                       Inception (September 2, 2002) through December 31, 2002
                                                                                   Segregated Subaccounts
                                                           -------------------------------------------------------------------------
                                                                               VP                                       Dual
                                                               VP          Income and       VP            VP          Strategy
                                                            Balanced        Growth         Ultra     International      Fund
                                                           -----------   -------------  -----------   -----------   --------------
Investment income (loss):
    Investment income distribution from underlying
       mutual fund                                        $    --             --              1           --              13
                                                           -----------   ------------   -----------   -----------   ------------
    Less expenses:
       Mortality and risk                                        2            --              1             1              5
       Administration                                          --             --            --            --               1
       Distribution                                            --             --            --            --             --
                                                           -----------   ------------   -----------   -----------   ------------
               Total expenses                                    2            --              1             1              6
                                                           -----------   ------------   -----------   -----------   ------------
               Net investment income (loss)                     (2)           --            --             (1)             7
                                                           -----------   ------------   -----------   -----------   ------------
Realized gains (losses) on investments:
    Realized gains distributions from underlying
       mutual fund                                             --             --            --            --             --
                                                           -----------   ------------   -----------   -----------   ------------
    Proceeds from sales                                        --             --            --            --             284
    Cost of investments sold                                   --             --            --            --             299
                                                           -----------   ------------   -----------   -----------   ------------
                                                               --             --            --            --             (15)
                                                           -----------   ------------   -----------   -----------   ------------
               Net realized gains (losses) on investments      --             --            --            --             --
Unrealized appreciation (depreciation) on investments:
    End of year                                                (10)           (16)          (21)          (15)           (61)
    Beginning of year                                          --             --            --            --             --
                                                           -----------   ------------   -----------   -----------   ------------
               Change in unrealized appreciation
                  (depreciation)                               (10)           (16)          (21)          (15)           (61)
                                                           -----------   ------------   -----------   -----------   ------------
               Net increase (decrease) in net
                  assets resulting from operations        $    (12)           (16)          (21)          (16)           (69)
                                                           ===========   ============   ===========   ===========   ============

See accompanying notes to financial statements.

                                          AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                Statements of Operations
                                 Inception (September 2, 2002) through December 31, 2002
                                                                                   Segregated Subaccounts
                                                                 ------------------------------------------------------
                                                                    U.S.         Capital        AMT             AMT
                                                                 Government   Appreciation    Balanced        Liquid
                                                                 ----------   -----------   ------------   ------------
Investment income (loss):
    Investment income distribution from underlying mutual fund  $     --            --             --             --
                                                                 ----------   -----------   ------------   ------------
    Less expenses:
       Mortality and risk                                               4           --             --               1
       Administration                                                   1           --             --             --
       Distribution                                                   --            --             --             --
                                                                 ----------   -----------   ------------   ------------
               Total expenses                                           5           --             --               1
                                                                 ----------   -----------   ------------   ------------
               Net investment income (loss)                            (5)          --             --              (1)
                                                                 ----------   -----------   ------------   ------------
Realized gains (losses) on investments:
    Realized gains distributions from underlying mutual fund          --            --             --             --
                                                                 ----------   -----------   ------------   ------------
    Proceeds from sales                                               --            --             --             --
    Cost of investments sold                                          --            --             --             --
                                                                 ----------   -----------   ------------   ------------
                                                                      --            --             --             --
                                                                 ----------   -----------   ------------   ------------
               Net realized gains (losses) on investments             --            --             --             --
Unrealized appreciation (depreciation) on investments:
    End of year                                                        47           (15)            (4)           --
    Beginning of year                                                 --            --             --             --
                                                                 ----------   -----------   ------------   ------------
               Change in unrealized appreciation
                  (depreciation)                                       47           (15)            (4)           --
                                                                 ----------   -----------   ------------   ------------
               Net increase (decrease) in net
                  assets resulting from operations              $      42           (15)            (4)            (1)
                                                                 ==========   ===========   ============   ============

See accompanying notes to financial statements.

                                                 AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                 Statements of Changes in Net Assets
                                       Inception (September 2, 2002) through December 31, 2002
                                                                                    Segregated Subaccounts
                                                          --------------------------------------------------------------------------
                                                         Socially                       Growth         Small
                                                       Responsible        Stock           and         Company        International
                                                         Growth           Index         Income         Stock             Value
                                                        ------------   ------------   -----------   ------------   -----------------
Increase (decrease) in net assets from operations:
    Net investment income (loss)                       $     --              15           --             --                    6
    Net realized gains (losses) on investments               --             --            --             --                  --
    Change in unrealized appreciation (depreciation)
       on investments                                        (14)          (154)          (32)           (17)                (23)
                                                        ------------   ------------   -----------   ------------   -----------------
               Net increase (decrease) in net
                  assets resulting from operations           (14)          (139)          (32)           (17)                (17)
                                                        ------------   ------------   -----------   ------------   -----------------
Changes from principal transactions:
    Net purchase payments received (note 3)                  553          6,104           919            675                 923
    Withdrawal of funds (note 3)                             --             --            --             --                  --
                                                        ------------   ------------   -----------   ------------   -----------------
               Increase in net assets derived from
                  principal transactions                     553          6,104           919            675                 923
                                                        ------------   ------------   -----------   ------------   -----------------
               Increase in net assets                        539          5,965           887            658                 906
Net assets, beginning of year                                --             --            --             --                  --
                                                        ------------   ------------   -----------   ------------   -----------------
Net assets, end of year                                $     539          5,965           887            658                 906
                                                        ============   ============   ===========   ============   =================

See accompanying notes to financial statements.

                                AMERICAN FIDELITY SEPARATE ACCOUNT C
                                 Statements of Changes in Net Assets
                       Inception (September 2, 2002) through December 31, 2002
                                                                         Segregated Subaccounts
                                                                      -----------------------------
                                                                        Small Cap         Basic
                                                                         Value            Value
                                                                         Focus            Focus
                                                                      -------------   -------------
Increase (decrease) in net assets from operations:
    Net investment income (loss)                                      $      (11)             21
    Net realized gains (losses) on investments                               197              --
    Change in unrealized appreciation (depreciation) on investments         (204)             (6)
                                                                       ------------   -------------
               Net increase (decrease) in net assets resulting from
                  operations                                                 (18)             15
                                                                       ------------   -------------
Changes from principal transactions:
    Net purchase payments received (note 3)                                6,448           2,254
    Withdrawal of funds (note 3)                                            (287)            --
                                                                       ------------   -------------
               Increase in net assets derived from
                  principal transactions                                   6,161           2,254
                                                                       ------------   -------------
               Increase in net assets                                      6,143           2,269
Net assets, beginning of year                                                --              --
                                                                       ------------   -------------
Net assets, end of year                                               $    6,143           2,269
                                                                       ============   =============

See accompanying notes to financial statements.

                      AMERICAN FIDELITY SEPARATE ACCOUNT C
                       Statements of Changes in Net Assets
             Inception (September 2, 2002) through December 31, 2002
                                                                Segregated Subaccounts
                                                        ----------------------------------------------------------------------------
                                                                             VP                                         Dual
                                                             VP          Income and        VP               VP        Strategy
                                                          Balanced         Growth        Ultra        International     Fund
                                                        -------------   ------------   ------------   -------------  ------------
Increase (decrease) in net assets from operations:
    Net investment income (loss)                       $       (2)           --             --             (1)             7
    Net realized gains (losses) on investments                --             --             --            --             (15)
    Change in unrealized appreciation (depreciation)
       on investments                                         (10)           (16)           (21)          (15)           (61)
                                                        -------------   ------------   ------------   -----------   ------------
               Net increase (decrease) in net
                  assets resulting from operations            (12)           (16)           (21)          (16)           (69)
                                                        -------------   ------------   ------------   -----------   ------------
Changes from principal transactions:
    Net purchase payments received (note 3)                 1,000            450            450           563          3,220
    Withdrawal of funds (note 3)                              --             --             --            --            (284)
                                                        -------------   ------------   ------------   -----------   ------------
               Increase in net assets derived from
                  principal transactions                    1,000            450            450           563          2,936
                                                        -------------   ------------   ------------   -----------   ------------
               Increase in net assets                         988            434            429           547          2,867
Net assets, beginning of year                                 --             --             --            --             --
                                                        -------------   ------------   ------------   -----------   ------------
Net assets, end of year                                $      988            434            429           547          2,867
                                                        =============   ============   ============   ===========   ============

See accompanying notes to financial statements.

                                               AMERICAN FIDELITY SEPARATE ACCOUNT C
                                                Statements of Changes in Net Assets
                                      Inception (September 2, 2002) through December 31, 2002
                                                                                            Segregated Subaccounts
                                                                           ------------------------------------------------------
                                                                             U.S.          Capital           AMT         AMT
                                                                          Government     Appreciation     Balanced      Liquid
                                                                         -----------     ------------   -------------  ----------
Increase (decrease) in net assets from operations:
    Net investment income (loss)                                        $       (5)           --             --             (1)
    Net realized gains (losses) on investments                                 --             --             --            --
    Change in unrealized appreciation (depreciation) on investments             47            (15)            (4)          --
                                                                         ------------   ------------   ------------  ------------
               Net increase (decrease) in net                                                                              --
                 assets resulting from operations                               42            (15)            (4)           (1)
                                                                         ------------   ------------   ------------  ------------
Changes from principal transactions:
    Net purchase payments received (note 3)                                  4,480            450            156         1,059
    Withdrawal of funds (note 3)                                               --             --             --            --
                                                                         ------------   ------------   ------------  ------------
               Increase in net assets derived from
                 principal transactions                                      4,480            450            156         1,059
                                                                         ------------   ------------   ------------  ------------
               Increase in net assets                                        4,522            435            152         1,058
Net assets, beginning of year                                                  --             --             --            --
                                                                         ------------   ------------   ------------  ------------
Net assets, end of year                                                 $    4,522            435            152         1,058
                                                                         ============   ============   ============  ============

See accompanying notes to financial statements.

                      AMERICAN FIDELITY SEPARATE ACCOUNT C
                              Financial Highlights
                               December 31, 2002
                                                                    Socially
                                                                   Responsible
                                                                      Growth
                                                                      ------
Net assets                                                        $       539
Accumulation unit value                                           $     9.799
Number of accumulation units outstanding                                 55.0
Investment income as a percent of average net assets *                    0.45%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (30.00)%

                                                                      Stock
                                                                      Index
                                                                      -----
Net assets                                                        $     5,965
Accumulation unit value                                           $    10.008
Number of accumulation units outstanding                                596.0
Investment income as a percent of average net assets *                    0.93%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (23.52)%

                                                                      Growth
                                                                    and Income
                                                                    ----------
Net assets                                                        $       887
Accumulation unit value                                           $    10.016
Number of accumulation units outstanding                                 88.6
Investment income as a percent of average net assets *                    0.45%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (26.44)%

                                                                      Small
                                                                     Company
                                                                      Stock
                                                                      -----
Net assets                                                        $       658
Accumulation unit value                                           $     9.766
Number of accumulation units outstanding                                 67.4
Investment income as a percent of average net assets *                    0.48%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (20.91)%

                                                                  International
                                                                      Value
                                                                      -----
Net assets                                                        $       906
Accumulation unit value                                           $     9.485
Number of accumulation units outstanding                                 95.5
Investment income as a percent of average net assets *                    2.17%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (13.53)%

                                                                      Small
                                                                    Cap Value
                                                                      Focus
                                                                      -----
Net assets                                                        $     6,143
Accumulation unit value                                           $    10.040
Number of accumulation units outstanding                                611.9
Investment income as a percent of average net assets *                    0.00%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (24.90)%

                                                                       Basic
                                                                   Value Focus
                                                                   -----------
Net assets                                                        $     2,269
Accumulation unit value                                           $    10.421
Number of accumulation units outstanding                                217.7
Investment income as a percent of average net assets *                    2.02%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (18.99)%

                                                                   VP Balanced
                                                                   -----------
Net assets                                                        $       988
Accumulation unit value                                           $     9.997
Number of accumulation units outstanding                                 99.8
Investment income as a percent of average net assets *                    0.00%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (10.91)%

                                                                    VP Income
                                                                    and Growth
                                                                    ----------
Net assets                                                        $       434
Accumulation unit value                                           $     9.633
Number of accumulation units outstanding                                 45.1
Investment income as a percent of average net assets *                    0.00%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (20.58)%

                                                                     VP Ultra
                                                                     --------
Net assets                                                        $       429
Accumulation unit value                                           $     9.542
Number of accumulation units outstanding                                 45.0
Investment income as a percent of average net assets *                    0.73%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (23.86)%

                                                                       VP
                                                                  International
                                                                  -------------
Net assets                                                        $       547
Accumulation unit value                                           $     9.728
Number of accumulation units outstanding                                 56.2
Investment income as a percent of average net assets *                    0.00%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (21.56)%

                                                                      Dual
                                                                  Strategy Fund
                                                                  -------------
Net assets                                                        $     2,867
Accumulation unit value                                           $     9.768
Number of accumulation units outstanding                                293.5
Investment income as a percent of average net assets *                    0.86%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (26.17)%

                                                                       U.S.
                                                                    Government
                                                                    ----------
Net assets                                                        $     4,522
Accumulation unit value                                           $    10.096
Number of accumulation units outstanding                                447.9
Investment income as a percent of average net assets *                    0.00%
Expenses as a percent of average net assets *                             1.50%
Total return                                                              7.42%

                                                                      Capital
                                                                   Appreciation
                                                                   ------------
Net assets                                                        $       435
Accumulation unit value                                           $     9.662
Number of accumulation units outstanding                                 45.0
Investment income as a percent of average net assets *                    0.00%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (24.10)%

                                                                   AMT Balanced
                                                                   ------------
Net assets                                                        $       152
Accumulation unit value                                           $     9.748
Number of accumulation units outstanding                                 15.6
Investment income as a percent of average net assets *                    0.00%
Expenses as a percent of average net assets *                             1.50%
Total return                                                            (18.39)%

                                                                    AMT Liquid
                                                                    ----------
Net assets                                                        $     1,058
Accumulation unit value                                           $     9.990
Number of accumulation units outstanding                                105.9
Investment income as a percent of average net assets *                    0.07%
Expenses as a percent of average net assets *                             1.50%
Total return                                                             (1.27)%

-----------------

*    Annualized

                      AMERICAN FIDELITY SEPARATE ACCOUNT C

                          Notes to Financial Statements

                                December 31, 2002


(1)  Summary of Significant Accounting Policies

     (a)  General

          American Fidelity Separate Account C (Account C) is a separate account of American Fidelity Assurance Company (AFA). The inception date of Account C was June 4, 2002; however, no purchases occurred until operations commenced on September 2, 2002.

          The assets of each of the segregated subaccounts are held for the exclusive benefit of the variable annuity contract owners and are not chargeable with liabilities arising out of the business conducted by any other account or by AFA. Contract owners allocate their variable annuity purchase payments to one or more of the segregated subaccounts. Such payments are then invested in the various funds underlying the subaccounts (collectively referred to as the Funds).

          One of Account C's subaccounts, the American Fidelity Dual Strategy Fund, Inc., is a mutual fund sponsored by AFA.

          Account C also offers a Dreyfus Technology Growth Portfolio, an American Century VP Capital and Appreciation Portfolio, and a Neuberger Berman AMT Growth Portfolio; however, no contract owners have allocated payments to those subaccounts during 2002.

     (b)  Investments

          Investments in shares of the Funds are stated at fair value, which is the net asset value per share as determined daily by the Funds. Transactions are recorded on a trade-date basis by the Funds. Income from dividends and gains from realized gain distributions are recorded on the ex-distribution date.

          Realized gains and losses from investment transactions and unrealized appreciation or depreciation of investments are determined on the average cost basis.

     (c)  Income Taxes

          Account C is not taxed separately because the operations of Account C are part of the total operations of AFA. AFA files its federal income tax returns under sections of the Internal Revenue Code applicable to life insurance companies. Account C's net increase in net assets from operations is not expected to result in taxable income under present regulations. Account C will not be taxed as a "regulated investment company" under subchapter M of the Internal Revenue Code.

     (d)  Annuity Reserves

          Annuity reserves are computed for currently payable contracts according to the Progressive Annuity Mortality Table. The assumed interest rate is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from zero to 5% as regulated by the laws of the respective states. Charges to annuity reserves for mortality and expense risks experience are reimbursed to AFA if the reserves required are less than originally estimated.

          If additional reserves are required, AFA reimburses Account C. At December 31, 2002, there were no contract owners who had elected the variable annuity method of payout. Accordingly, Account C held no annuity reserves at December 31, 2002.

     (e)  Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increase and decrease in net assets from operations during the period. Actual results could differ from those estimates.

(2)  Variable Annuity Contracts

     AFA manages the operations of Account C and assumes certain mortality and expense risks under the variable annuity contracts. Administrative fees are equal to 0.0004110% of the Funds' daily net assets (0.15% per annum). Distribution fees are equal to 0.0002740% (0.10% per annum). Mortality and expense fees are equal to 0.0034247% of the Funds' daily net assets (1.25% per annum).

     During the accumulation period, contract owners may partially or totally withdraw from Account C by surrendering a portion or all of their accumulation units. The Internal Revenue Code may limit certain withdrawals based upon age, disability, and other factors. When contract owners withdraw, they receive the current value of their accumulation units, less applicable withdrawal charges.

(3)  Unit Activity From Contract Transactions

     Transactions in units for each segregated subaccount for the years ended December 31, 2002 were as follows:

                                                                  December 31, 2002
                                                               Segregated Subaccounts
                                -------------------------------------------------------------------------------------
                                  Socially                                    Small
                                 Responsible     Stock         Growth        Company      International  Technology
                                   Growth        Index       and Income       Stock          Value         Growth
                                ------------- -------------  ------------  -------------  ------------  -------------
Accumulation units:
    Outstanding, beginning of year        --            --            --             --            --             --
    Increase for purchase
      payments received                 55.0         596.0          88.6           67.4          95.5             --
    Decrease for withdrawal
      of funds                            --            --            --             --            --             --
                                ------------- -------------  ------------  -------------  ------------  -------------
    Outstanding, end of year            55.0         596.0          88.6           67.4          95.5             --
                                ============= =============  ============  =============  ============  =============


                                                               December 31, 2002
                                                            Segregated Subaccounts
                                                    ----------------------------------------
                                                        Small Cap               Basic
                                                       Value Focus           Value Focus
                                                    ------------------    ------------------
Accumulation units:
     Outstanding, beginning of year                            --                    --
     Increase for purchase
        payments received                                       641.6                 217.7
     Decrease for withdrawal
        of funds                                                (29.7)               --
                                                    ------------------    ------------------
     Outstanding, end of year                                   611.9                 217.7
                                                    ==================    ==================

                                                                      December 31, 2002
                                                                   Segregated Subaccounts
                                -------------------------------------------------------------------------------------
                                                   VP            VP                                         Dual
                                     VP        Capital and     Income           VP            VP          Strategy
                                  Balanced     Appreciation  and Growth       Ultra       International     Fund
                                ------------- ------------- -------------  -------------  ---------------------------
Accumulation units:
    Outstanding, beginning of year        --            --            --             --            --             --
    Increase for purchase
      payments received                 99.8            --          45.1           45.0          56.2          322.8
    Decrease for withdrawal
      of funds                            --            --            --             --            --          (29.3)
                                ------------- -------------  ------------  -------------  ------------  -------------
    Outstanding, end of year            99.8            --          45.1           45.0          56.2          293.5
                                ============= =============  ============  =============  ============  =============


                                                                      December 31, 2002
                                                                   Segregated Subaccounts
                                    ----------------------------------------------------------------------------------
                                         U.S.           Capital            AMT             AMT              AMT
                                      Government       Appreciation     Balanced          Growth           Liquid
                                    ---------------  -------------------------------  ---------------  ---------------
Accumulation units:
    Outstanding, beginning of year            --               --              --               --               --
    Increase for purchase
       payments received                     447.9             45.0            15.6             --              105.9
    Decrease for withdrawal
       of funds                               --               --              --               --               --
                                    ---------------  ---------------  --------------  ---------------  ---------------
    Outstanding, end of year                 447.9             45.0            15.6             --              105.9
                                    ===============  ===============  ==============  ===============  ===============

                                     PART C

                                OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS

The following financial statements are included in Part B hereof:

American Fidelity Separate Account C

     Independent Auditors' Report
     Statements of Assets and Liabilities as of December 31, 2002
     Statements of Operations for the Year Ended December 31, 2002
     Statements of Changes in Net Assets for the Year Ended December 31, 2002 Financial Highlights
     Notes to Financial Statements

American Fidelity Assurance Company**

     Independent Auditors' Report
     Consolidated Balance Sheets as of December 31, 2002 and 2001
     Consolidated Statements of Income for the Years Ended December 31,
       2002, 2001 and 2000
     Consolidated Statements of Stockholder's Equity for the Years Ended
       December 31, 2002, 2001 and 2000
     Consolidated Statements of Cash Flows for the Years Ended December 31,
       2002, 2001 and 2000
     Notes to Consolidated Financial Statements
     Schedule III - Business Segment Information
     Schedule IV - Reinsurance

**   To be filed by amendment

(b)  EXHIBITS

1* Resolution adopted by the Board of American Fidelity Assurance Company authorizing the establishment of Separate Account C.

3* Principal Underwriter's Agreement dated July 30, 2002, between American Fidelity Assurance Company, on behalf of the Registrant, and American Fidelity Securities, Inc.

4.1* 457(b) Group Variable Annuity.

5*   Application Form.

6.1 Articles of Incorporation of American Fidelity Assurance Company (incorporated by reference to Exhibit 6.1 to Post-Effective Amendment No. 43 to American Fidelity Variable Annuity Fund A's Registration Statement on Form N-4 filed on November 25, 1998 (File No. 2-30771)).

6.2 Amended and Restated Bylaws of American Fidelity Assurance Company dated November 24, 1997 (incorporated by reference to Exhibit 8.2 to Post-Effective Amendment No. 42 to American Fidelity Variable Annuity Fund A's Registration Statement on Form N-4 filed on April 24, 1998 (File No. 2-30771)).

8.1 Fund Participation Agreement dated May 1, 1999, between American Fidelity Assurance Company and Merrill Lynch Variable Series Funds, Inc. (incorporated by reference to Exhibit 8.1 to Post-Effective Amendment No. 2 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 1999 (File No. 333-25663)).

8.2* Amendment  to  Fund  Participation   Agreement  between  American  Fidelity
     Assurance Company and Merrill Lynch Variable Series Funds, Inc. dated June 17, 2002.

8.3 Fund Participation Agreement dated May 13, 1997, between American Fidelity Assurance Company and each of Dreyfus Variable Investment Fund, The Dreyfus Socially Responsible Growth Fund, Inc. and Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund), (incorporated by reference to
     Exhibit 8.2 to Post-Effective Amendment No. 2 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 1999 (File No. 333-25663)).

8.4 Amendment to Fund Participation Agreement between American Fidelity Assurance Company and each of Dreyfus Variable Investment Fund, The Dreyfus Socially Responsible Growth Fund, Inc. and Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund) (incorporated by reference to
     Exhibit 8.3 to Post-Effective Amendment No. 5 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 2001 (File No. 333-25663)).

8.5* Amendment  to  Fund  Participation   Agreement  between  American  Fidelity
     Assurance Company and each of Dreyfus Variable Investment Fund, The Dreyfus Socially Responsible Growth Fund, Inc. and Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund) dated June 3, 2002.

8.6 Fund Participation Agreement dated December 22, 1998, between American Fidelity Dual Strategy Fund, Inc. and American Fidelity Assurance Company (incorporated by reference to Exhibit 8.4 to Post-Effective Amendment No. 5 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 2001 (File No. 333-25663)).

8.7 First Amendment to Fund Participation Agreement between American Fidelity Dual Strategy Fund, Inc. and American Fidelity Assurance Company (incorporated by reference to Exhibit 8.5 to Post-Effective Amendment No. 5 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 2001 (File No. 333-25663)).

8.8* Second Amendment to Fund Participation  Agreement between American Fidelity
     Dual Strategy Fund, Inc. and American Fidelity Assurance Company dated July 16, 2002.

8.9 Shareholder Services Agreement dated February 16, 2001, between American Fidelity Assurance Company and American Century Investment Management, Inc. (incorporated by reference to Exhibit 8.6 to Post-Effective Amendment No. 5 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 2001 (File No. 333-25663)).

8.10 Amendment No. 2 to Shareholder Services Agreement between American Fidelity Assurance Company and American Century Investment Management, Inc. (incorporated by reference to Exhibit 8.7 to Post-Effective Amendment No. 5 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 2001 (File No. 333-25663)).

8.11*Amendment  No.  2  to  Shareholder   Services  Agreement  between  American
     Fidelity Assurance Company and American Century Investment Management, Inc. dated June 27, 2002.

8.12 Fund Participation Agreement dated April 10, 2001, between American Fidelity Assurance Company, Neuberger Berman Advisers Management Trust and Neuberger Berman Management Inc. (incorporated by reference to Exhibit 8.8 to Post-Effective Amendment No. 5 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 2001 (File No. 333-25663)).

8.13*Amendment  No.  1 to the  Fund  Participation  Agreement  between  American
     Fidelity Assurance Company, Neuberger Berman Advisers Management Trust and Neuberger Berman Management Inc. dated June 27, 2002.

8.14 Fund Participation Agreement dated April 20, 2001, between American Fidelity Assurance Company and Federated Insurance Series and Federated Securities Corp. (incorporated by reference to Exhibit 8.9 to Post-Effective Amendment No. 5 to American Fidelity Separate Account B's Registration Statement on Form N-4 filed on April 30, 2001 (File No. 333-25663)).

8.15*Amendment No. 1 to Fund  Participation  Agreement between American Fidelity
     Assurance Company and Federated Insurance Series and Federated Securities Corp. dated June 27, 2002.

9**  Opinion and Consent of Counsel.

10*  Consent of Independent Auditors.

13*  Calculation of Performance Information.

99*  Organizational Chart of American Fidelity Assurance Company.
_______________

*    Filed herewith

**   To be filed by amendment


ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

The following are the executive officers and directors of American Fidelity Assurance Company:

Name and Principal Business Address    Positions and Offices with Depositor
-----------------------------------    ------------------------------------
Lynda L. Cameron                       Director
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

William M. Cameron                     Chairman of the Board and Chief Executive
2000 N. Classen Boulevard              Officer, Director
Oklahoma City, Oklahoma  73106

David R. Carpenter                     Executive Vice President, Treasurer
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

William E. Durrett                     Senior Chairman of the Board, Director
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

Charles R. Eitel                       Director
One Concourse Parkway, Suite 600
Atlanta, Georgia  30328

Theodore M. Elam                       Director
211 N. Robinson, 10th Floor
Oklahoma City, OK  73102

Stephen P. Garrett                     Senior Vice President, Secretary
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

William A. Hagstrom                    Director
800 N. Research Parkway, Suite 370
Oklahoma City, Oklahoma  73104

Kenneth D. Klehm                       Senior Vice President
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

Alfred L. Litchenburg                  Executive Vice President
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

David R. Lopez                         Director
8121 Amelia Cove
Austin, Texas  78750

Paula Marshall-Chapman                 Director
2727 East 11th Street
Tulsa, Oklahoma  74104

John W. Rex                            President and Director
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

Galen P. Robbins, M.D.                 Director
11901 Quail Creek Road
Oklahoma City, Oklahoma  73120

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

     The organizational chart of American Fidelity Assurance Company is included as Exhibit 99. The subsidiaries of American Fidelity Assurance Company reflected in the organization chart are included in the consolidated financial statements of American Fidelity Assurance Company in accordance with generally accepted accounting principles.

ITEM 27. NUMBER OF CONTRACT OWNERS

     As of April _____, 2003, there were _______ non-qualified contract owners and _____ qualified contract owners.

ITEM 28. INDEMNIFICATION

     The Bylaws of American Fidelity Assurance Company (Article VIII, Section 3) provide, in part, that:

     (a) American Fidelity Assurance Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of American Fidelity Assurance Company) by reason of the fact that he is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), amounts paid in settlement (whether with or without court approval), judgments, fines actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of American Fidelity Assurance Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was not unlawful.

     (b) American Fidelity Assurance Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of American Fidelity Assurance Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of American Fidelity
Assurance Company, or is or was serving at the request of American Fidelity Assurance Company as a director, officer, employee, or agent or in any other capacity of or in another corporation, or a partnership, joint venture, trust, or other enterprise, or by reason of any action alleged to have been taken or not taken by him while acting in such capacity, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such threatened, pending, or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of American Fidelity Assurance Company. The termination of any such threatened or actual action or suit by a settlement or by an adverse judgment or order shall not of itself create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of American Fidelity Assurance Company. Nevertheless, there shall be no indemnification with respect to expenses incurred in connection with any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to American Fidelity Assurance Company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     (c) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Subsections (a) and (b) hereof, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such defense.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted directors and officers or controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29. PRINCIPAL UNDERWRITERS

     (a) American Fidelity Securities, Inc. is the principal underwriter for the Registrant, American Fidelity Separate Account A, American Fidelity Separate Account B and American Fidelity Dual Strategy Fund, Inc.(R)

     (b) The following persons are the officers and directors of American Fidelity Securities, Inc.

Name and Principal Business Address    Positions and Offices with Underwriter
-----------------------------------    --------------------------------------
David R. Carpenter                     Director, Chairman, President, Chief
P.O. Box 25523                         Executive Officer, Treasurer, Chief
Oklahoma City, Oklahoma  73125         Financial Officer and Investment Company and
                                       Variable Contracts Products Principal

Marvin R. Ewy                          Director, Vice President, Secretary, Chief
P.O. Box 25523                         Compliance Officer and Investment Company
Oklahoma City, Oklahoma  73125         and Variable Contracts Products Principal

Nancy K. Steeber                       Director, Vice President, Chief Operations
P.O. Box 25523                         Officer and Investment Company and Variable
Oklahoma City, Oklahoma  73125         Contracts Products Principal

     (c) The commissions received by American Fidelity Securities, Inc. in connection with Separate Account C in 2002 were $3.00. It received no other compensation from or on behalf of the Registrant during the year.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

     David R. Carpenter, Executive Vice President and Treasurer of American Fidelity Assurance Company, whose address is 2000 N. Classen Boulevard, Oklahoma City, Oklahoma 73106, maintains physical possession of the accounts, books or documents of the Separate Account required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder.

ITEM 31. MANAGEMENT SERVICES

     Not Applicable.

ITEM 32. UNDERTAKINGS

     (a) Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

     (b) Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

     (c) Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under Form N-4 promptly upon written or oral request.

                                 REPRESENTATIONS

     American Fidelity Assurance Company hereby represents that the fees and charges deducted under the policies described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American Fidelity Assurance Company.

     American Fidelity Assurance Company hereby represents that it is relying upon a No-Action Letter issued to the American Council of Life Insurance dated November 28, 1988 (Commission ref. IP-6-88) and that the following provisions have been complied with:

     1. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

     2. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

     3. Instruct sales representatives who solicit participants `to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants;

     4. Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer's Section 403(b) arrangement to which the participant may elect to transfer his contract value.



                                   SIGNATURES

     The Registrant has caused this Registration Statement to be signed on its behalf, in the City of Oklahoma City and State of Oklahoma on February 25, 2003.

                            AMERICAN FIDELITY SEPARATE ACCOUNT C (Registrant)

                            By:  AMERICAN FIDELITY ASSURANCE COMPANY (Depositor)

                                 By: JOHN W. REX
                                     John W. Rex, President

                            AMERICAN FIDELITY ASSURANCE COMPANY (Depositor)

                            By:  JOHN W. REX
                                 John W. Rex, President



     Each of the undersigned officers and directors of American Fidelity Assurance Company, hereby severally constitute and appoint John W. Rex, his true and lawful attorney-in-fact with full power to him to sign for him, and in his name as officer or director, or both, of American Fidelity Assurance Company, a Registration Statement (and any and all amendments thereto, including post-effective amendments) on Form N-4 to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 25, 2003.

Signature                           Title
---------                           -----
                                    Director
--------------------------------
Lynda L. Cameron


WILLIAM M. CAMERON                  Chairman, Chief Executive Officer and Director
William M. Cameron                  (Principal Executive Officer)


DAVID R. CARPENTER                  Executive Vice President and Treasurer (Principal
David R. Carpenter                  Financial and Accounting Officer)


WILLIAM E. DURRETT                  Senior Chairman of the Board and Director
William E. Durrett

                                    Director
--------------------------------
Charles R. Eitel


THEODORE M. ELAM                    Director
Theodore M. Elam


WILLIAM A. HAGSTROM                 Director
William A. Hagstrom

                                    Director
--------------------------------
David R. Lopez

                                    Director
--------------------------------
Paula Marshall-Chapman


JOHN W. REX                         President and Director
John W. Rex


GALEN P. ROBBINS, M.D.              Director
Galen P. Robbins, M.D.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION                               METHOD OF FILING
------   -----------                               ----------------
1    Resolution   adopted   by  the  Board  of   Filed herewith electronically
     American   Fidelity   Assurance   Company
     authorizing the establishment of Separate
     Account C

3    Principal  Underwriter's  Agreement dated   Filed herewith electronically
     July 30, 2002 between  American  Fidelity
     Assurance  Company,   on  behalf  of  the
     Registrant,    and   American    Fidelity
     Securities, Inc.

4.1  457(b) Group Variable Annuity               Filed herewith electronically

5    Application Form                            Filed herewith electronically

6.1  Articles  of  Incorporation  of  American   Incorporated herein by reference
     Fidelity Assurance Company

6.2  Amended and  Restated  Bylaws of American   Incorporated herein by reference
     Fidelity Assurance Company dated November
     24, 1997

8.1  Fund Participation Agreement dated May 1,   Incorporated herein by reference
     1999, between American Fidelity Assurance
     Company and Merrill Lynch Variable Series
     Funds, Inc.

8.2  Amendment to Fund Participation Agreement   Filed herewith electronically
     between   American   Fidelity   Assurance
     Company and Merrill Lynch Variable Series
     Funds, Inc. dated June 17, 2002

8.3  Fund  Participation  Agreement  dated May   Incorporated herein by reference
     13,  1997,   between  American   Fidelity
     Assurance  Company  and  each of  Dreyfus
     Variable  Investment  Fund,  The  Dreyfus
     Socially  Responsible  Growth Fund,  Inc.
     and Dreyfus Life and Annuity  Index Fund,
     Inc.  (d/b/a  Dreyfus  Stock  Index Fund)

8.4  Amendment to Fund Participation Agreement   Incorporated herein by reference
     between   American   Fidelity   Assurance
     Company  and  each  of  Dreyfus  Variable
     Investment  Fund,  The  Dreyfus  Socially
     Responsible Growth Fund, Inc. and Dreyfus
     Life and Annuity Index Fund,  Inc. (d/b/a
     Dreyfus  Stock Index Fund)

8.5  Amendment to Fund Participation Agreement   Filed herewith electronically
     between   American   Fidelity   Assurance
     Company  and  each  of  Dreyfus  Variable
     Investment  Fund,  The  Dreyfus  Socially
     Responsible Growth Fund, Inc. and Dreyfus
     Life and Annuity Index Fund,  Inc. (d/b/a
     Dreyfus  Stock  Index Fund) dated June 3,
     2002

8.6  Fund   Participation    Agreement   dated   Incorporated herein by reference
     December  22,  1998,   between   American
     Fidelity  Dual  Strategy  Fund,  Inc. and
     American   Fidelity   Assurance   Company

8.7  First  Amendment  to  Fund  Participation   Incorporated herein by reference
     Agreement  between American Fidelity Dual
     Strategy Fund, Inc. and American Fidelity
     Assurance Company

8.8  Second  Amendment  to Fund  Participation   Filed herewith electronically
     Agreement  between American Fidelity Dual
     Strategy Fund, Inc. and American Fidelity
     Assurance Company dated July 16, 2002

8.9  Shareholder   Services   Agreement  dated   Incorporated herein by reference
     February  16,  2001,   between   American
     Fidelity  Assurance  Company and American
     Century   Investment   Management,   Inc.

8.10 Amendment No. 2 to  Shareholder  Services   Incorporated herein by reference
     Agreement   between   American   Fidelity
     Assurance  Company and  American  Century
     Investment Management, Inc.

8.11 Amendment No. 2 to  Shareholder  Services   Filed herewith electronically
     Agreement   between   American   Fidelity
     Assurance  Company and  American  Century
     Investment  Management,  Inc.  dated June
     27, 2002

8.12 Fund Participation  Agreement dated April   Incorporated herein by reference
     10,  2001,   between  American   Fidelity
     Assurance   Company,   Neuberger   Berman
     Advisers  Management  Trust and Neuberger
     Berman  Management Inc.

8.13 Amendment  No.  1 to  Fund  Participation   Filed herewith electronically
     Agreement   between   American   Fidelity
     Assurance   Company,   Neuberger   Berman
     Advisers  Management  Trust and Neuberger
     Berman  Management  Inc.  dated  June 27,
     2002

8.14 Fund Participation  Agreement dated April   Incorporated herein by reference
     20,  2001,   between  American   Fidelity
     Assurance Company and Federated Insurance
     Series  and  Federated  Securities  Corp.

8.15 Amendment  No.  1 to  Fund  Participation   Filed herewith electronically
     Agreement   between   American   Fidelity
     Assurance Company and Federated Insurance
     Series  and  Federated  Securities  Corp.
     dated June 27, 2002.

9**  Opinion and Consent of Counsel

10   Consent of Independent Auditors             Filed herewith electronically

13   Calculation of Performance Information      Filed herewith electronically

99   Organizational Chart of American Fidelity   Filed herewith electronically
     Assurance Company.
---------------

**   To be filed by amendment

                                                                       EXHIBIT 1
                       AMERICAN FIDELITY ASSURANCE COMPANY

                         RECORD AND MEMORANDUM OF ACTION
                           OF THE EXECUTIVE COMMITTEE

                                   MAY 1, 2002


     The  undersigned,  being all the  members  of the  Executive  Committee  of
American   Fidelity   Assurance   Company,   an   Oklahoma    corporation   (the
"Corporation"), hereby takes and records the following action:

     WHEREAS, the Corporation desires to develop and market certain additional types of variable and fixed annuity contracts which may be offered In connection with deferred compensation plans governed by Section 457 of the Internal Revenue Code (the "Code") which satisfy the requirements of Code Section 457(g) that plan assets and income be held for the exclusive benefit of plan participants and plan beneficiaries;

     WHEREAS, It will be necessary to take certain actions including, but not limited to, establishing a separate account for segregating of assets and seeking approval of regulatory authorities.

          NOW, THEREFORE, BE IT RESOLVED: That the Corporation is hereby authorized to develop the necessary program in order to effectuate the issuance and sale of additional variable and fixed annuity contracts.

          FURTHER RESOLVED: That the Corporation is hereby authorized to establish American Fidelity Separate Account C in accordance with the provisions of state insurance law. Furthermore, the purpose of such separate account shall be to provide an investment medium for such additional variable and fixed annuity contracts issued by the Corporation as may be designated as participating therein. Any such separate account shall receive, hold, invest and reinvest only the monies arising from (i) premiums, contributions or payments made pursuant to the variable and fixed annuity contracts participating therein; (ii) such assets of the Corporation as shall be deemed appropriate to be invested in the same manner as the assets applicable to the Corporation's reserve liability under the variable and fixed annuity contracts participating in such separate account; or as may be necessary for the establishment of such separate account; or (iii) the dividends, interest and gains produced by the foregoing.

          FURTHER RESOLVED: That the proper officers of the Corporation are hereby authorized:

               (1) to file variable and fixed annuity contracts participating in any such separate accounts with the appropriate state insurance departments and to prepare and execute all necessary documents to obtain approval of the insurance departments;

               (2) to prepare or have prepared and execute all necessary documents to obtain approval of, or clearance with, or other appropriate actions required by, any other regulatory authority that may be necessary; and

               (3) to prepare or have prepared an offering document describing the variable and fixed annuity contracts participating in the separate account.

          FURTHER RESOLVED: That for the purposes of facilitating the execution and filing of any required documents and of remedying any deficiencies therein by appropriate amendments or supplements thereto, the President of the Corporation and the Secretary of the Corporation, and each of them, are hereby designated as attorneys and agents of the Corporation; and that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed, as any such officer deems necessary or appropriate, to grant the power of attorney of the Corporation to the President of the Corporation and the Secretary of the Corporation by executing and delivering to such individuals, on behalf of the Corporation, a power of attorney.

          FURTHER RESOLVED: That in connection with the offering and sale of the fixed and variable annuity contracts in the various States of the United States, as and to the extent necessary, the appropriate officers of the Corporation be, and each of them hereby is, authorized to take any and all such actions, including but not limited to the preparation, execution and filing with proper State authorities, on behalf of and in the name of the Corporation, of such applications, notices, certificates, affidavits, powers of attorney, consents to service of process, issuers covenants, certified copies of minutes of shareholders and directors' meetings, bonds, escrow and impounding agreements and other writings and instruments, as may be necessary or appropriate in order to render permissible the offering and sale of the fixed and variable annuity contracts in such jurisdictions.

          FURTHER RESOLVED: That the forms of any resolutions required by State authority to be filed in connection with any of the documents or instruments referred to in any of the preceding resolutions be, and the same hereby are, adopted as if fully set forth herein if (1) in the opinion of the appropriate officers of the Corporation, the adoption of the resolutions is advisable and (2) the Secretary or any Assistant Secretary of the Corporation evidences such adoption by inserting into these minutes copies of such resolutions.

          FURTHER RESOLVED: That the officers of the Corporation, and each of them, are hereby authorized to prepare and to execute the necessary documents and to take such further actions as may be deemed necessary or appropriate, in their discretion, to implement the purpose of these resolutions.

     DATED as of the 1st day of May, 2002.



         WILLIAM M. CAMERON                       JOHN REX
         William M. Cameron                       John Rex


                             WILLIAM E. DURRETT
                             William E. Durrett

                                                                       EXHIBIT 3
                        PRINCIPAL UNDERWRITER'S AGREEMENT


IT IS HEREBY AGREED by and between AMERICAN FIDELITY ASSURANCE COMPANY ("INSURANCE COMPANY") on behalf of AMERICAN FIDELITY SEPARATE ACCOUNT C (the "VARIABLE ACCOUNT") and AMERICAN FIDELITY SECURITIES, INC. (the "PRINCIPAL UNDERWRITER") as follows:

                                        I

INSURANCE COMPANY proposes to issue and sell GROUP VARIABLE ANNUITIES (the "Contracts") of the Variable Account to the public through PRINCIPAL UNDERWRITER. The PRINCIPAL UNDERWRITER agrees to provide sales service subject to the terms and conditions herein. The contracts to be sold are more fully described in the Separate Account Disclosure document hereinafter mentioned. Such Contracts will be issued by INSURANCE COMPANY through the Variable Account.

                                       II

INSURANCE COMPANY grants PRINCIPAL UNDERWRITER the exclusive right, during the term of this Agreement, subject to any pertinent sections of the Securities Act of 1933 and the investment Company Act of 1940 and the provisions of the Securities Exchange Act of 1934, to be the distributor of the Contracts issued through the Variable Account. PRINCIPAL UNDERWRITER will sell the Contracts under such terms as set by INSURANCE COMPANY and will make such sales to purchasers permitted to by such Contracts as specified in the Separate Account Disclosure document.

                                       III

PRINCIPAL UNDERWRITER shall be compensated for its distribution services in such amount as to meet all of its obligations to selling broker-dealers with respect to all Purchase Payments accepted by INSURANCE COMPANY on the Contracts covered hereby.

                                       IV

On behalf of the Variable Account, INSURANCE COMPANY shall furnish PRINCIPAL UNDERWRITER with copies of all Separate Account Disclosure documents, financial statements and other documents that PRINCIPAL UNDERWRITER reasonably requests for use in connection with the distribution of the Contracts. INSURANCE COMPANY shall provide to PRINCIPAL UNDERWRITER such number of copies of the effective Separate Account Disclosure documents as PRINCIPAL UNDERWRITER shall request.

                                        V

PRINCIPAL UNDERWRITER is not authorized to give any information, or to make any representations concerning the Contracts or the Variable Account of INSURANCE COMPANY other than those contained in the current Separate Account Disclosure document relating to the Variable Account filed with the National Association of Securities Dealers or such sales literature as may be authorized by INSURANCE COMPANY.

                                       VI

Both parties to this Agreement agree to keep the necessary records as indicated by applicable state and federal law and to render the necessary assistance to one another for the accurate and timely preparation of such records.

                                       VII

This agreement shall be effective upon the execution hereof and will remain in effect unless terminated as hereinafter provided. This Agreement shall automatically be terminated in the event of its assignment by PRINCIPAL UNDERWRITER.

This Agreement may at any time be terminated by either party hereto upon 60 days' written notice to the other party.

                                      VIII

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their respective officer's thereunto duly authorized.

EXECUTED this 30th day of July, 2002.

                                     INSURANCE COMPANY
                                     AMERICAN FIDELITY ASSURANCE
                                     COMPANY


                                     BY:      JOHN W. REX
                                              John W. Rex, President

ATTEST: PATRICIA H. RIGLER
        Patricia H. Rigler, Assistant Secretary


                                     PRINCIPAL UNDERWRITER
                                     AMERICAN FIDELITY SECURITIES, INC.


                                     BY:      DAVID R. CARPENTER
                                              David R. Carpenter, President

ATTEST: MARVIN R. EWY
        Marvin R. Ewy, Secretary

                                                                     EXHIBIT 4.1

================================================================================
                       American Fidelity Assurance Company
                                (a Stock Company)

                2000 N Classen Blvd Oklahoma City, Oklahoma 73106
================================================================================
                    For Customer Service call: 1-800-662-1106

                                Flexible Premium
                             Group Variable Annuity

In this policy, "you" and "your" refer to the Policyholder. "We", "us", "our" and "Company" refer to American Fidelity Assurance Company.

Policy Agreement
----------------
While this policy is in force, we will pay annuity and other benefits as provided in this policy. The provisions of this and the following pages and the application are part of this policy. This policy is issued in return for the application and payment of the first purchase payment.

Right To Examine Policy
-----------------------
You may return the policy to us or to our agent within 20 days after it is delivered. If returned, the policy will be void from the beginning and we will refund the greater of: the purchase payments paid; or, the Account Value as of the earlier of the date we receive the policy at our home office, or the date our agent receives the policy.

READ THIS POLICY CAREFULLY.  This Policy is a legal contract between you and us.

WARNING
-------
Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information may be guilty of insurance fraud.

Signed for us at our home office in Oklahoma City, Oklahoma.


JOHN W. REX
 President


                                Flexible Premium
                             Group Variable Annuity
                                Non-participating


ALL  PAYMENTS  AND VALUES  PROVIDED  IN THIS  POLICY,  WHEN BASED ON  INVESTMENT
EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

                           GUIDE TO POLICY PROVISIONS

                                               Page                                                 Page
                                               ----                                                 ----
Policy Agreement                                  1     Proceeds Payable on Death (Continued)
                                                             Death of Annuitant After The
Right To Examine Policy                           1               Annuity Date                         9
                                                             Payment of Death Benefit                  9
Warning                                           1          Suspension or Deferral of Payments
                                                                  Provision                            9
Guide To Policy Provisions                        2
                                                        Ownership and Assignment Provisions
Policy Schedule                                   3          Ownership                                 9
                                                             Assignment Of A Policy                    9
Definitions                                       4
                                                        Annuity Provisions
Purchase Payments                                            Annuity Date                              9
     Purchase Payments                            5          Selection of an Annuity Option           10
     Allocation of Purchase Payments              5          Annuity Options                          10

Variable Investment Options                             General Provisions
     Available Variable Investment Options        6          The Separate Account                     10
     Variable Investment Option Value             6          The Policy                               10
     Accumulation Unit                            6          Changes                                  10
     Accumulation Unit Value                      6          Evidence of Survival                     10
     Net Investment Factor                        6          Incontestability                         11
     Mortality and Expense Risk,                             Misstatement                             11
          Administrative, and Distribution                   Non-Alienation of Benefits               11
          Expense Charges                         7          Non-Participating                        11
                                                             Proof of Age                             11
Guaranteed Interest Account Provisions                       Reports                                  11
     Guaranteed Interest Account Values           7          Reserves                                 11
     Interest                                     7          Section 72                               11
                                                             Taxes                                    11
Transfer Provision                                7
                                                        Termination of Policy
                                                             Termination of Policy Following
Benefit Provisions                                               Full Withdrawal                      11
     Request for Benefits                         7          Termination of Policy By You             12
     Election of Annuity Income Option            8          Termination of Policy By Us              12
     Withdrawals                                  8
     Withdrawal Charge                            8     Fixed Period Table                            12
                                                        Life Income Table                             13
Proceeds Payable on Death
     Death Benefit Prior to the Participant's           Riders, if any                            Insert
          Annuity Date                            9
                                                        Application                               Insert

                                 POLICY SCHEDULE

POLICYHOLDER:               XYZ SCHOOL DISTRICT

NAME OF PLAN:               XYZ SCHOOL DISTRICT
                            457 DEFERRED COMPENSATION PLAN

POLICY NUMBER:              #####

DATE OF ISSUE:              06/01/2002


MORTALITY AND EXPENSE RISK CHARGE: 1.25% of the average daily net asset value of the Separate Account per Policy Year

ADMINISTRATIVE CHARGE: [.15]% of the average daily net asset value of the Separate Account per Policy Year. This charge may be increased but the maximum charge will never be more than .25%.

DISTRIBUTION EXPENSE CHARGE: [.10]% of the average daily net asset value of the Separate Account per Policy Year. This charge may be increased but the maximum charge will never be more than .25%.

MINIMUM AMOUNT TO BE TRANSFERRED: $500, or the entire value in the Participant's Variable Investment Option or Guaranteed Interest Account, if less. All transfers must be in whole percentages.

MINIMUM  PARTIAL  WITHDRAWAL   AMOUNT:   $250  with  exceptions  for  unforeseen
emergencies, as defined by the Plan.

ELIGIBLE PORTFOLIOS:
American Fidelity Dual Strategy Fund          Dreyfus Stock Index Fund
American Century VP Balanced                  Dreyfus Technology Growth Portfolio
American Century VP Capital Appreciation      Federated Fund for U.S. Govt. Securities II
American Century VP Income & Growth           Federated Capital Appreciation Fund II
American Century VP International             Merrill Lynch Basic Value V.I. Fund
American Century VP Ultra                     Merrill Lynch Small Cap Value V.I. Fund
Dreyfus Growth and Income Portfolio           NeubergerBerman AMT Balanced Portfolio
Dreyfus International Value Portfolio         NeubergerBerman AMT Growth Portfolio
Dreyfus Small Company Stock Portfolio
Dreyfus Socially Responsible Growth Fund


GENERAL ACCOUNT:                 American Fidelity Guaranteed Interest Account

                                   DEFINITIONS

We define here some of the words and phrases used in this policy. We explain others in other parts of the text.

Accumulation Period is the period beginning on the Participant Effective Date and ending on the date the Participant Account is closed.

Accumulation Unit is a unit of measure used to determine the value of the Variable Investment Option(s) during the Accumulation Period.

Account Value for any Valuation Period is the sum of the values of the Participants' Investment Options during the Accumulation Period.

Adjusted Account Value is the Participant's Account Value minus taxes, if any.

Annuitant is the Participant on whose life annuity payments are based.

Annuity Date is the date the annuity payments begin to the Participant under the Plan.

Annuity Period is the period of time during which annuity payments are made by us.

Cash Value at any given time is equal to the Account Value minus taxes due, if any, minus the Withdrawal Charge, if applicable, that would apply if the entire value of this policy was withdrawn.

Eligible Portfolio is an investment entity shown on the Policy Schedule.

Fixed Annuity is an annuity providing payments that are guaranteed as to dollar amount by us. These payments are made during the Annuity Period.

General Account is the general investment account which contains our assets other than those in the Separate Account or any other segregated asset account.

Guaranteed Interest Account is an investment option within the General Account, which earns interest credited by us during the Accumulation Period.

Investment Options include the Guaranteed Interest Account option and any Variable Investment Option(s).

Participant is a person who: 1) becomes a Participant in the Plan; and, 2) is eligible to receive benefits under the Plan.

Participant Account is an account established for an eligible Participant under this policy. All purchase payments we receive will be credited to Participant Accounts.

Participant Account Value for any Valuation Period is the sum of the values of each of the individual Participant's Investment Options during the Accumulation Period.

Participant Cash Value at any time is equal to the Participant Account Value minus taxes due, if any, minus the Withdrawal Charge, if applicable, that would apply if the entire value of the Participant Account was withdrawn.

Participant Effective Date is the date a Participant's initial purchase payment is credited to the Participant's Account. This is the date from which the participant's Policy Years will be determined for any applicable Withdrawal Charges.

Plan is the Plan established and maintained by the Policyholder as it exists on the Date of Issue and any subsequent amendment(s) to it.

Policy Anniversary means the anniversary of the Date of Issue shown on the Policy Schedule.

Policy Year is the annual period that begins on the Date of Issue and each anniversary of that Date. For purposes of determining a Participant's applicable Withdrawal Charges, this period begins with the Participant Effective Date.

Policyholder is the Employer or other entity identified on the application for which this policy and to whom this policy is issued.

Separate Account means our Separate Account that provides Variable Investment Options. This account is called American Fidelity Separate Account C, which is a unit investment trust registered under the Investment Company Act of 1940.

Valuation Date means each day on which the New York Stock Exchange and the company are open for business.

Valuation Period is the period of time beginning at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Investment Options are sub-accounts of the Separate Account. These options provide benefits which are variable and are not guaranteed as to dollar amount.


                                PURCHASE PAYMENTS

PURCHASE PAYMENTS
You may make purchase payments for a Participant at any time during the Participant's Accumulation Period. You may increase, decrease, or change the frequency of such payments. Each Participant payment must be at least $300 annually, unless we agree to a lesser amount. If in any year no purchase payments are made for Participants, the policy will not lapse. We reserve the right to reject any application or purchase payment. We may deduct amounts from purchase payments for premium taxes, if any.

ALLOCATION OF PURCHASE PAYMENTS
We will allocate the net purchase payments to one or more Participant Accounts according to your directions. Amounts paid to Participant Account(s) will be allocated to Investment Options as indicated by your instructions. Each subsequent purchase payment will be allocated in the same manner as the first unless we receive instructions to change the allocation. You may change the allocations of Investment Options for future payments by giving us new written allocation instructions. We reserve the right to limit the available Investment Options from which a Participant may choose. All allocations must be in whole percentages.

If no payment allocation instructions have been received prior to the receipt of a purchase payment, the payment will be credited to the Guaranteed Interest Account option.

If a purchase payment is received prior to the required information to establish a Participant Account and allocation instructions, the payment will be refunded to you, unless: 1) we receive the required information within 5 business days of the payment's receipt; or, 2) we receive permission to retain the payment until the information is received.


                           VARIABLE INVESTMENT OPTIONS

AVAILABLE VARIABLE INVESTMENT OPTIONS
We may, from time to time, add additional funds to those shown under Eligible Portfolios on the Policy Schedule. You may be permitted to transfer account values or allocate purchase payments to these additional Variable Investment
Options. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by us.

Shares of an Eligible Portfolio may become unavailable for investment by the Separate Account; or, we may deem further investment in shares of an Eligible Portfolio inappropriate. In this event, we may limit further purchase of such shares or replace shares of another fund for shares already purchased under this policy. We will give you written notice of the removal and replacement of Eligible Portfolios.

VARIABLE INVESTMENT OPTION VALUE
The value of the Variable Investment Options are variable and are not guaranteed as to dollar amount. The value of a Variable Investment Option is determined by multiplying the number of Accumulation Units allocated to the Variable Investment Option by the Accumulation Unit Value.

ACCUMULATION UNIT
Accumulation Unit is a unit of measure for Variable Investment Options during the Accumulation Period. It is used to account for all amounts allocated to or withdrawn from the Variable Investment Options. Amounts allocated or withdrawn result from purchase payments, withdrawals, transfers, or fees and charges. We will determine the number of Accumulation Units purchased or surrendered. This will be done by dividing the amount allocated to, or withdrawn from, the Variable Investment Option by the dollar value of one Accumulation Unit of the Variable Investment Option as of the end of the Valuation Period during which the request for the transaction is received at our home office.

ACCUMULATION UNIT VALUE
The Accumulation Unit Value is the value of one Accumulation Unit of a Variable Investment Option. The Accumulation Unit Value for each Variable Investment Option was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Variable Investment Option are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Variable Investment Option for the current period.

NET INVESTMENT FACTOR
The Net Investment Factor for each Variable Investment Option is equal to:

                  A
                 ---  -  C
                  B

"A" equals the following and is referred to as the Adjusted Net Asset Value:

     1. the net asset value per share of the Eligible Portfolio held by the Variable Investment Option at the end of the current Valuation Period; plus,
     2. any dividends or gains per share of the Eligible Portfolio held by the Variable Investment Option for the current Valuation Period; less,
     3. any per accumulation unit amount for taxes or any amount set aside as a reserve for taxes attributable to the operation of the Separate Account for the current Valuation Period.

"B" equals the Adjusted Net Asset Value for the immediately preceding Valuation Period.

"C" equals the charges per share deducted from the Variable Investment Option on
each  Valuation   Period  for  the  Mortality  and  Expense  Risk  Charge,   the
Administrative Charge and the Distribution Expense Charge.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK, ADMINISTRATIVE AND DISTRIBUTION EXPENSE CHARGES
Each Valuation Period, we deduct charges from the Separate Account for Mortality and Expense Risk, Administrative and Distribution Expense. The Mortality and Expense Risk Charge compensates us for assuming the mortality and expense risks under this policy. The Administrative Expense Charge compensates us for the costs associated with the administration of this policy and the Separate Account. The Distribution Expense Charge compensates us for the costs associated with the sale and distribution of the policy(ies).

The charges are equal, on an annual basis, to a percentage of the average daily net asset value of the Separate Account. The Mortality and Expense Risk, Administrative, and Distribution Expense Charges are listed on the Policy Schedule page.


                     GUARANTEED INTEREST ACCOUNT PROVISIONS

GUARANTEED INTEREST ACCOUNT VALUES
The Guaranteed Interest Account Value, at any given time, is equal to:
     1. the total of all purchase payments allocated to the Guaranteed Interest Account; plus,
     2.   any amounts transferred to the Guaranteed Interest Account; plus,
     3.   credited interest; less,
     4. any prior withdrawals and Withdrawal Charges from the Guaranteed Interest Account (see Withdrawal Charge Provision); less,
     5.   any amounts transferred from the Guaranteed Interest Account; less,
     6. any applicable premium taxes deducted from the Guaranteed Interest Account.

INTEREST
Guaranteed interest is credited to the Guaranteed Interest Account Value at a yearly rate of 3%. Interest is compounded annually. We may declare additional interest at our discretion.


                               TRANSFER PROVISION

You may direct transfers of Participant account assets between the Investment Options of this policy. A transfer request must be in a form we accept. We reserve the right to limit the number of transfers that may be made.

If you elect to use this transfer privilege, we will not be liable for transfers made as instructed by you. Amounts eligible for transfer will be determined as of the end of the Valuation Period during which the request for transfer is received at our home office. All transfers must be in whole percentages. All asset transfers on a given date count as one transfer.

We reserve the right, at any time and without prior notice, to end, suspend or change the transfer privilege described.


                               BENEFIT PROVISIONS

REQUEST FOR BENEFITS
You may request a partial withdrawal from the Account Value to purchase an Annuity or make a cash distribution for a Participant, or any other person who is entitled to such benefits under the Plan, subject to all of the following:
     a.   the provisions of this Policy;
     b.   the provisions of the Plan; and
     c.   your written instructions.

After the first year beginning with the Participant Effective Date, under certain circumstances, we will waive the withdrawal charge for amounts paid to you for the benefit of a Participant, or another person entitled to benefits under the Plan.

Amounts eligible for waiver of the Withdrawal Charge are those requested on behalf of a Participant who has died; retired; has an unforeseen emergency as defined by the Plan; or has terminated employment under the terms of the Plan. No Withdrawal Charge will be applied to a death benefit at any time. Withdrawals for any other reason or payable to any other parties may be subject to a Withdrawal Charge.

We will not issue an Annuity or make a cash distribution until we receive your written instructions regarding the: Annuitant; Annuitant's age; terms and conditions of the distribution; and, your written certification that such Annuity or cash distribution is in accordance with the provisions of the Plan.

We will rely on your written direction and will not be liable for any failure to question or challenge such certification and instructions regarding the issuance of an Annuity or payment of a cash distribution.

ELECTION OF ANNUITY INCOME OPTION
You may choose to have all or part of the Participant Account Value paid under any of the annuity income options described in this policy or any other method acceptable to us. Any option elected must meet the requirements of the Tax Code as of the date payments are to begin. You must file a written request to elect an annuity income option. If an option is based on life expectancy, proof of the Annuitant's date of birth will be required.

Payments will begin on the requested effective date of the annuity. If the amount available to apply under any annuity income option is less than $5,000, we will have the right to pay such amount in a single sum.

WITHDRAWALS
During the Accumulation Period, you may withdraw all or some of the Cash Value. You must apply using a form we accept. Any partial withdrawal amount must be at least the amount shown on the Policy Schedule. We reserve the right to distribute any account which, after a withdrawal, has an Account Value or a Participant Account Value below $100.00. Any amount withdrawn will be deducted from the Investment Option(s) in the same proportion as the Variable Investment Option(s) and the Guaranteed Interest Account option values bear to the total Account Value or Participant Account Value. In the event you wish to withdraw amounts in any other proportion, you must specify the Investment Option(s) to be surrendered using a form we accept. We will mail any payment within seven days after the date of receipt of the acceptable request unless the Suspension or Deferral of Payment Provision is in effect.

WITHDRAWAL CHARGE
If you request a full or partial withdrawal of the Account Value or if the policy is terminated and the entire Account Value withdrawn, we may deduct a Withdrawal Charge from the Account Value prior to the withdrawal.

The Withdrawal Charge is a percentage of the amount withdrawn.

        Policy      Withdrawal     Policy      Withdrawal
         Year        Charge %       Year        Charge %
         ----        --------       ----        --------
           1              8%         6             4%
           2              8%         7             4%
           3              8%         8             4%
           4              8%         9             4%
           5              8%        10             4%
                                    11+            0%

The Withdrawal Charge is calculated at the time of each withdrawal. The Withdrawal Charge will never exceed 8% of the total purchase payments.


                            PROCEEDS PAYABLE ON DEATH

DEATH BENEFIT PRIOR TO THE PARTICIPANT'S ANNUITY DATE
If the Participant dies prior to the Annuity Date, the death benefit will be the greater of: the Participant's purchase payments, less any withdrawals and Withdrawal Charges; or, the participant's Adjusted Account Value determined as of the Valuation Period during which we receive both due proof of death and an election for the payment period.

DEATH OF ANNUITANT AFTER THE ANNUITY DATE
If the Annuitant dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT
The death benefit amount will be paid within seven days of receipt of proof of death and your written instructions, unless the Suspension or Deferral of Payments Provision is in effect.

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION
We reserve the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:
     1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);
     2.   trading on the New York Stock Exchange is restricted;
     3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or,
     4. during any other period when the Securities and Exchange Commission, by order, so permits for your protection; provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in 2 and 3 exist.

We further reserve the right to postpone payment from the Guaranteed Interest Account for a period of up to six months.


                       OWNERSHIP AND ASSIGNMENT PROVISIONS

OWNERSHIP
You own this policy. As the owner, you can exercise the rights given by this policy. You will be the sole representative to us under this policy. As the owner, you may agree with us to a policy amendment without the agreement of any other person or entity. No Participant or other person or entity will have any right, title, or interest in this policy until made available to that person or entity. Assets held under this policy will be for the sole benefit of Participants and their beneficiaries under the Plan. All benefits under the Plan must be paid prior to any assets being used for any purpose other than the sole benefit of the Participants or their beneficiaries.

ASSIGNMENT OF A POLICY
This policy may not be assigned, discounted, or pledged as collateral for a loan. To the extent allowed by law, the values represented in this policy will be free from creditor's claims or legal process brought against you or any Participant or other payee.


                               ANNUITY PROVISIONS

ANNUITY DATE
Upon your request, a Participant Account may be applied to provide a fixed annuity. You may select an Annuity Date at any time during the Accumulation Period. You must notify us of this date at least 30 days prior to the date you wish the Participant's annuity payments to begin.

The Annuity Date must be the first day of a calendar month. Prior to the Annuity Date, you may, subject to the above, change the Annuity Date by written request. Any change must be requested at least 30 days prior to the new Annuity Date.

SELECTION OF AN ANNUITY OPTION
A selection to receive annuity payments under an annuity option described below must be made at least 30 days prior to the Annuity Date. Prior to the Annuity Date, you may change the Annuity Option selected by written request. Any change must be requested at least 30 days prior to the Annuity Date. If an option is based on life expectancy, proof of the payee's date of birth will be required.

ANNUITY OPTIONS
Depending on the election, the participant's Adjusted Account Value will be applied to provide the annuity payment. The amount of the annuity payment will depend on the Annuity Option elected and the age of the Annuitant at the time the first payment is due. The participant's Adjusted Account Value will be applied to the applicable Annuity Table based upon the Annuity Option selected. The guaranteed interest rate on all options is 3% compounded annually. We may pay or credit excess interest at our discretion.

The guaranteed annuity income option values shown on the Tables in the policy are calculated using the 1983a Modified Mortality Table. The Annuity Tables show the amount of the annuity payments for each $1,000 of Adjusted Account Value.

The following annuity options, or any other annuity option acceptable to us, may be selected:

     OPTION 1. LIFETIME ONLY ANNUITY: We will make monthly payments during the life of the Annuitant. If this option is elected, payments will cease immediately upon the death of the Annuitant and the annuity will end without further value.

     OPTION 2. LIFETIME ANNUITY WITH GUARANTEED PERIODS: We will make monthly payments for the guaranteed period selected and thereafter for the life of the Annuitant. Upon the death of the Annuitant, any amounts remaining under the guaranteed period selected will be distributed to the Beneficiary at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death. The guaranteed period may be 10 years or 20 years.

     OPTION 3. JOINT AND SURVIVOR ANNUITY: We will make monthly payments during the joint lifetime of the Annuitant and a Joint Annuitant. Payments will continue during the lifetime of the surviving Annuitant and will be computed on the basis of 100%, 66 2/3% or 50% of the annuity payment in effect during the joint lifetime. Annuity Tables are available upon request.

     OPTION 4. PERIOD CERTAIN: We will make monthly payments for a specified period. The specified period must be at least five years and cannot be more than 30 years.


                               GENERAL PROVISIONS

THE SEPARATE ACCOUNT
The Separate Account, American Fidelity Separate Account C, consists of assets set aside by us, which are kept separate from that of the general assets and all other Separate Account assets of the company. The assets of the Separate Account equal to reserves and other policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business we may conduct.

THE POLICY
The entire contract consists of this policy, application and any attached endorsements. A copy of the application is attached to the policy.

CHANGES
Any change in this policy or waiver of its provisions must be made in writing and signed by an authorized officer of the Company.

EVIDENCE OF SURVIVAL
We may require satisfactory evidence of the continued survival of any person(s) on whose life annuity payments are based.

INCONTESTABILITY
This policy will not be contestable from the Date of Issue.

MISSTATEMENT
If relevant facts regarding any Participant eligible to receive benefits under this policy are not correct, an equitable adjustment will be made with the true facts. After annuity payments have begun, any underpayments will be made up in one sum with the next annuity payment. Any overpayments will be deducted from future annuity payments until the total is repaid.

NON-ALIENATION OF BENEFITS
To the extent allowed by law, the values represented in this policy will be free from creditor's claims or legal process brought against you or any payee. A Participant or any other person entitled to benefits under the Plan shall have no right to assign, sell or otherwise decrease the value of this policy.

NON-PARTICIPATING
This policy is non-participating. It does not share in the profits of the Company.

PROOF OF AGE
We may require evidence of age of any Annuitant.

REPORTS
At least once each calendar year, we will furnish a report showing the Participant Account Value and any other information as may be required by law. We will also furnish an annual report of the Separate Account.

RESERVES
The reserves and guaranteed values for this policy will at no time be less than the minimum benefits required by law of the state in which it is delivered.

SECTION 72
In the event of any conflict between Section 72 of the Internal Revenue Code and the terms of this policy, such Internal Revenue Code section will govern so as to maintain the treatment of this policy as an annuity policy.

TAXES
Any taxes paid to any governmental entity relating to any policy may be deducted from the purchase payment or Account Value when incurred. We will determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the purchase payments; or, commencement of annuity payments. We may pay taxes when due and deduct that amount from the Account Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by us as a result of the operation of the Separate Account. We will deduct this tax whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by law.


                              TERMINATION OF POLICY

TERMINATION OF POLICY FOLLOWING FULL WITHDRAWAL
Withdrawal of the entire Account Value will result in termination of the policy. Such withdrawal may be subject to a Withdrawal Charge.

TERMINATION OF POLICY BY YOU
You may terminate this policy at any time by written notice to us. The written notice must contain a termination date that is at least 60 days from the date we received such notice. The policy will terminate on the requested termination date. We will accept no further purchase payments after the termination date. We will pay the Account Value less any applicable Withdrawal Charge in a single sum to you with notification that the policy is terminated.

TERMINATION OF POLICY BY US
We have the right to terminate this policy under the following circumstances: you failed to agree to any contract amendment(s), which we have reasonably determined must be made to comply with any applicable law, regulation, or judicial or administrative determination; or the IRS has determined that the Plan is not qualified for favorable tax treatment under the Code and any other applicable federal rules or regulations.

If the policy is terminated under any of the circumstances described above, we will provide thirty (30) days written notice to you. The effective date of the termination will be thirty (30) days after you receive such written notice, or if such written notice specifies a later date, on the date specified. We will pay the Account Value less any applicable Withdrawal Charge in a single sum to you with notification that the policy is terminated.

                                    FIXED PERIOD TABLE

                            PAYMENT FOR EACH $1,000 OF PROCEEDS
                            -----------------------------------
Years of                                           Years of
  Fixed           Annual          Monthly           Fixed            Annual       Monthly
 Period           Payment         Payment           Period           Payment      Payment
 ------           -------         -------           ------           -------      -------
    5                             $17.91               18           $70.59         $5.96
    6             $179.22          15.14               19            67.78          5.73
    7              155.83          13.16               20            65.26          5.51
    8              138.31          11.68               21            62.98          5.32
    9              124.69          10.53               22            60.92          5.15
   10              113.82           9.61               23            59.04          4.99
   11              104.93           8.86               24            57.33          4.84
   12               97.54           8.24               25            55.76          4.71
   13               91.29           7.71               26            54.31          4.59
   14               85.95           7.26               27            52.97          4.47
   15               81.33           6.87               28            51.74          4.37
   16               77.29           6.53               29            50.60          4.27
   17               73.74           6.23               30            49.53          4.18

                                       LIFE INCOME TABLE

                         MONTHLY LIFE INCOME PER $1,000 OF CASH VALUE
                         --------------------------------------------
                         Life Income                  Life Income                 Life Income
  Age                        Only                        With                        With
  Last                  No Guaranteed                  10 Years                    20 Years
Birthday                    Period                    Guaranteed                  Guaranteed
--------                    ------                    ----------                  ----------
     50                      $ 3.90                      $3.89                      $3.82
     51                        3.97                       3.95                       3.88
     52                        4.03                       4.01                       3.93
     53                        4.10                       4.08                       3.99
     54                        4.18                       4.15                       4.04
     55                        4.25                       4.22                       4.11
     56                        4.34                       4.30                       4.17
     57                        4.42                       4.38                       4.23
     58                        4.52                       4.47                       4.30
     59                        4.61                       4.56                       4.37
     60                        4.72                       4.66                       4.44
     61                        4.83                       4.76                       4.51
     62                        4.95                       4.86                       4.58
     63                        5.07                       4.98                       4.65
     64                        5.21                       5.10                       4.72
     65                        5.35                       5.22                       4.79
     66                        5.51                       5.36                       4.86
     67                        5.67                       5.50                       4.93
     68                        5.85                       5.65                       5.00
     69                        6.04                       5.80                       5.06
     70                        6.25                       5.96                       5.12
     71                        6.47                       6.14                       5.18
     72                        6.71                       6.31                       5.23
     73                        6.97                       6.50                       5.28
     74                        7.26                       6.69                       5.32
     75                        7.56                       6.89                       5.35

                                                                       EXHIBIT 5

AMERICAN FIDELITY                                   ANNUITY SERVICES DEPARTMENT
ASSURANCE COMPANY                                       2000 CLASSEN BLVD.
A member of the American Fideity Group                OKLAHOMA CITY OK  73125
LOGO                                                      1-800-662-1106
                                                        LOCAL (405) 523-5061
                                                   annuity.services@af-group.com


                AFMaxx Section 457(b) Deferred Compensation Plan
                           Participation Election Form

Employer/Plan Name:  ___________________________________________________________


Participant Information:                           Salary Reduction Agreement:  _____ New   _____ Change

                                                   Effective Date: ____________ Annual Salary: _________
______________________________________________
       Name (Last, First, MI)                      Salary Reduction Amount: ____________ Each Pay Period

_____/_____/_____  Birth Date:_____/_____/_____         If the total  annual  contribution  exceeds  the
Social Security #              Mo    Day   Year         current year contribution limit, please indicate
                                                        which  of  the  following  excess   contribution
(____)_____-_______   (_____)_______-__________         provisions apply:
   Home Phone #              Work Phone #
                                                   [ ]  The  additional  contribution  for  ages  50 and
_______________________________________________         older   is   included   in  the   total   annual
Address                City     State  Zip Code         contribution.

E-Mail Address:________________________________    [ ]  This catch-up amount includes the  contributions
                                                        for the three years  prior to normal  retirement
                                                        age. (A calculation  worksheet must be completed
                                                        and attached.)

Beneficiary Designation:

Primary:
________________________________________      ________________________     Birth Date: _____/_____/_____
         Beneficiary Name                          Relationship                          Mo   Day   Year

Contingent:

________________________________________      ________________________     Birth Date: _____/_____/_____
         Beneficiary Name                          Relationship                          Mo   Day   Year

In the event that this section is left blank, incomplete, or my beneficiary predeceases me and I don't name a new beneficiary, the Plan will default to the provisions of the Plan Document. The beneficiary designation specified above will supersede any prior plan designation and is effective upon its execution and delivery to American Fidelity. I have the right to change the beneficiary. I understand that beneficiaries are to share equally if percentages are not provided and any unpaid amounts upon my death will be divided equally.

Participation Agreement:

Withdrawal restrictions - I understand that the Internal Revenue Code and/or my employer's Plan Documents may impose restrictions on transfers and/or distributions. Distributions from a 457 Plan are only allowed after a qualifying event has occurred, such as:

     o    separation  from  employment;

     o    retirement; or

     o    in the case of an unforeseeable emergency

Compliance with the Internal Revenue Code - I understand that the maximum annual limit on contributions is determined under the Plan Document and/or the Internal Revenue Code. I understand that it is my responsibility to monitor my total annual contributions to ensure that I do not exceed the amount permitted. If I exceed the contribution limit, I assume sole liability for any tax, penalty, or costs that may be incurred.

Required Signatures

I hereby agree to the Plan's rules, terms, and conditions. With my signature below, I am authorizing my employer to deduct the contribution amount indicated above. I understand that the contributions will be withheld from my paycheck and contributed to the Plan. Future changes to this contribution amount can be made in accordance with Plan provisions. I understand that participation in the 457 Deferred Compensation Plan is voluntary and is a benefit offered by my employer.


______________________________________________          ________________________
PARTICIPANT SIGNATURE                                             DATE

______________________________________________          ________________________
EMPLOYER SIGNATURE                                                DATE




______________________________________________           _______/_______/_______
          Name (Last, First, MI)                            Social Security #

INVESTMENT SUITABILITY QUESTIONNAIRE: This information is used to assist in determining the participant's savings needs and the suitability of the investment options chosen to meet those needs. This information is confidential. Consistent with American Fidelity's Privacy Policy, it will not be divulged to any unauthorized parties.

Total Household Income: ____ under $50,000  ____ $50,000-$75,000  ____ $75,000 - $100,000  ____ over $100,000

Marital Status: ______ Married  ______ Single     Number of Dependents: ______      Home: ____ Rent   ____Own

Estimate of Net Worth (Total Assets less Total Liabilities): ____$0 to $9,999   ____$10,000 to $19,999   ____ $20,000 to $34,999

____ $35,000 to $49,999          ____ $50,000 to $99,999        ____ $100,000 to $499,999          ____ Over $500,000

Adequate short term savings or other  financial  means  available for unexpected
expenses or emergencies?  ________ Yes ________ No       If no, explain why plan
participation is suitable:______________________________________________________

Investment Objectives? (Choose one.) ____ Long Term Growth            ____ Portfolio Diversification
    ____Retirement Income            ____ Preservation of Capital     ____ Other ___________________________

Risk Tolerance as an Investor? (Choose One.)  ____ Conservative   ____ Moderate   ____ Moderate to Aggressive    ____ Aggressive

Prior Investment Experience with Stocks, Bonds, Mutual Funds, or Variable Annuities?   ____ Yes      ____ No
If yes, how many years?   _______

Additional comments concerning suitability:_____________________________________
________________________________________________________________________________
________________________________________________________________________________

American Fidelity's Group Variable Annuity Investment Option Allocation:  (Enter whole percentages only, must total 100%.)

______ % AFG1 American Fidelity Guar. Interest Acct.                   ______ % AF02 American Fidelity Dual Strategy Fund
______ % AC01 American Century VP Balanced                             ______ % DR01 Dreyfus Stock Index Fund
______ % AC02 American Century VP Capital Appreciation                 ______ % DR02 Dreyfus Socially Resp. Growth Fund
______ % AC03 American Century VP Income & Growth                      ______ % DR03 Dreyfus Growth & Income Portfolio
______ % AC04 American Century VP Ultra                                ______ % DR04 Dreyfus Small Company Stock Portfolio
______ % AC05 American Century VP International                        ______ % DR05 Dreyfus International Value Portfolio
______ % ML02 Merrill Lynch Small Cap Value V.I. Fund                  ______ % DR06 Dreyfus Technology Growth Portfolio
______ % ML06 Merrill Lynch Basic Value V.I. Fund                      ______ % FI01 Federated Fund for U.S. Gov't Sec. II
______ % NB01 Neuberger Berman AMT Balanced Portfolio                  ______ % FI02 Federated Capital Appreciation Fund
______ % NB02 Neuberger Berman AMT Growth Portfolio

Investment Options - With my signature below, I understand and acknowledge that all payments and account values, when based on the experience of the Investment Options, may not be guaranteed and may fluctuate, and, upon redemption, units may be worth more or less than their original cost. I understand all contributions received after my Participant Account is established will be applied to the investment option(s) I selected. If the percentages chosen above do not total 100% or percentages are not provided, the record keeper will allocate all monies received to the default investment option, which is the American Fidelity Guaranteed Interest Account. I also understand it is my obligation to review my confirmations and quarterly statements and inform the Plan and/or record keeper of any discrepancies or errors within 90 calendar days of the date of such confirmation or statement. I also acknowledge that prospectuses containing product and investment option information and a disclosure document were made available to me, and I understand the risks of investing. I was given the opportunity to receive this information either in paper format, or in electronic format (by CD-Rom, E-Mail or Internet).

Employee Signature: _________________________________    Date: _________________

Account Manager Signature: __________________________ Account Manager #:________


FOR HOME OFFICE USE ONLY




B/D Approval: ______________________________________

                                                                     EXHIBIT 8.2

                    AMENDMENT TO FUND PARTICIPATION AGREEMENT

     Reference is made to the Fund Participation Agreement dated as of May 1, 1999 between MERRILL LYNCH VARIABLE SERIES FUNDS, INC., an open-end management investment company organized as a Maryland corporation (the "Fund"), and AMERICAN FIDELITY ASSURANCE COMPANY, a life insurance company organized under the laws of the state of Oklahoma, (the "Company"), on its own behalf and on behalf of each segregated asset account ("Separate Account") of the Company set forth on Schedule A as attached thereto (the "Existing Agreement"). This amendment to the Existing Agreement is made as of June 17, 2002.

     WHEREAS, the Separate Accounts of the Company entitled to participate in series of shares of the Fund offered by the Fund are set forth on Schedule A attached to the Existing Agreement.

     The Fund and the Company hereby amend and restate said Schedule A to the Existing Agreement as attached hereto, and all references in the Existing Agreement to Separate Accounts or otherwise to segregated asset accounts shall be deemed to refer to the Separate Accounts of the Company as set forth on Schedule A as attached hereto.

     Capitalized terms used herein without definition and defined in the Existing Agreement shall have the same meaning herein as therein.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment to Fund Participation Agreement as of the date and year first above written.

                                      AMERICAN FIDELITY ASSURANCE COMPANY

                                      By:   JOHN W. REX
                                      Name: John W. Rex
                                      Title: President



                                      MERRILL LYNCH VARIABLE SERIES FUNDS, INC.

                                      By:   TERRY K. GLENN
                                      Name: Terry K. Glenn
                                      Title: President

                                                             As of June 17, 2002

                                   Schedule A

          Segregated Asset Accounts of American Fidelity Assurance Company Participating in Portfolios of Merrill Lynch Variable Series Funds, Inc.


          Name of Separate Account                   Date Established
          ------------------------                   ----------------
          Separate Account B                         September 20, 1996
          Separate Account C                         June 4, 2002

                                                                     EXHIBIT 8.5

                                  AMENDMENT TO
                          FUND PARTICIPATION AGREEMENT

The Fund Participation Agreement dated the 13th day of May, 1997 by and between American Fidelity Assurance Company, and each of Dreyfus Variable Investment Fund, Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index
Fund), and The Dreyfus Socially Responsible Growth Fund, Inc. ("Agreement") is hereby amended as of June 3, 2002, to add "Dreyfus Investment Portfolios" as a party to the Agreement and as follows:

(1) Exhibit A is deleted in its entirety and replaced with the revised Exhibit A attached hereto.

(2)  Section 1.12 is deleted in its entirety  and  replaced  with the  following
     Section 1.12:

     1.12 "Separate Account" shall mean the separate accounts of the Insurance Company listed on Exhibit B attached hereto, all of which are established by Insurance Company in accordance with the laws of the State of Oklahoma.

(3) A new Exhibit B is added to the Agreement and includes the name of each separate account and a list of products in which Dreyfus portfolios are offered.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                  AMERICAN FIDELITY ASSURANCE COMPANY

                                  By:    JOHN W. REX
                                  Title: John W. Rex, President


                                  DREYFUS VARIABLE INVESTMENT FUND

                                  By:    ILLEGIBLE
                                  Title: Assistant Secretary



                                  DREYFUS LIFE AND ANNUITY INDEX FUND, INC.
                                  d/b/a  DREYFUS STOCK INDEX FUND)

                                  By:    ILLEGIBLE
                                  Title: Assistant Secretary


                                  THE DREYFUS SOCIALLY RESPONSIBLE
                                  GROWTH FUND, INC.

                                  By:    ILLEGIBLE
                                  Title: Secretary


                                  DREYFUS INVESTMENT PORTFOLIOS

                                  By:    ILLEGIBLE
                                  Title: Secretary

                                    EXHIBIT A

                           LIST OF PARTICIPATING FUNDS


Fund Name                                                    Share Class
---------                                                    -----------

Dreyfus Variable Investment Fund
      Growth and Income Portfolio                            Initial Shares
      Small Company Stock Portfolio                          Initial Shares
      International Value Portfolio                          Initial Shares

Dreyfus Stock Index Fund                                     Initial Shares

The Dreyfus Socially Responsible Growth Fund, Inc.           Initial Shares

Dreyfus Investment Portfolios
       Technology Growth Portfolio                           Initial Shares


                                    EXHIBIT B

Separate Account
----------------

American Fidelity Separate Account B
American Fidelity Separate Account C

                                                                     EXHIBIT 8.8

                SECOND AMENDMENT TO FUND PARTICIPATION AGREEMENT

     This Amendment, dated as of July 16th, 2002, amends the Fund Participation Agreement, dated as of December 22, 1998 (the "Agreement"), between American Fidelity Dual Strategy Fund, Inc. (the "Fund") and American Fidelity Assurance Company ("AFA").

     WHEREAS, the Fund and AFA desire to amend Schedule A to the Agreement to add a new separate account;

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Fund and AFA agree as follows:

1. The Fund and AFA hereby amend and restate Schedule A to the Existing Agreement, attached hereto and made a part hereof, as set forth in this Second Amendment to the Agreement.

2. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Second Amendment to the Fund Participation Agreement as of the date and year first above written.

                                      AMERICAN FIDELITY ASSURANCE COMPANY


                                      JOHN W. REX
                                      John W. Rex, President


                                      AMERICAN FIDELITY DUAL STRATEGY FUND, INC.


                                      JOHN W. REX
                                      John W. Rex, Chairman of the Board and
                                      President

                                  "SCHEDULE A"

Segregated Accounts of American Fidelity Assurance Company Participating in American Fidelity Dual Strategy Fund, Inc."

    Name of Separate Account                     Effective Date of Participation
    ------------------------                     -------------------------------

    American Fidelity Separate Account A         January 1, 1999
    American Fidelity Separate Account B         May 1, 1999
    American Fidelity Separate Account C         July 16, 2002

                                                                    EXHIBIT 8.11

                AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT

     THIS AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT "Amendment") is made as of this 27th day of June, 2002, by and between AMERICAN FIDELITY ASSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM").

                                    RECITALS

     WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated February 16, 2001 and amended April 6, 2001 (the "Agreement"), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

     WHEREAS, the Company desires to redefine the separate accounts available under the Agreement; and

     WHEREAS, the parties now desire to further modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Representations. Section 7(a) is hereby deleted in its entirety and the following Section 7(a) is substituted in lieu thereof:

     "7. Representations.

          "(a) The Company represents and warrants that:

               (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms;

               (ii) it has established:

                    o    AFAdvantage   Variable   Annuity(R)(a   "Contract,"  as
                         defined in the preamble of this Agreement);

                    o AFMaxx(TM) Group Variable Annuity (a "Contract," as defined in the preamble of this Agreement) for use in certain public sector IRC Section 457(b) Eligible Deferred Compensation Plans;

                    o Separate Account B ("Account B") and Separate Account C ("Account C") (together, the "Accounts"), each of which is a duly authorized and established Separate Account under Oklahoma insurance law, to serve as investment vehicles for the Contracts;

               (iii) it has registered Account B as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

               (iv) Account C is not required to be registered with the Securities and Exchange Commission as a unit investment trust, pursuant to Section 3(c)(11) of the 1940 Act;

               (v) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies selected among those companies available through the Account to act as underlying investment media;

               (vi) selection of a particular investment company is made by the Contract Owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and

               (vii) the activities of the Company contemplated by the Agreement comply in all material respects with all provisions of federal and state securities law applicable to such activities."

     2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     3.   Counterparts.   This   Amendment  may  be  executed  in  two  or  more
counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

AMERICAN FIDELITY                        AMERICAN CENTURY
ASSURANCE COMPANY                        INVESTMENT MANAGEMENT, INC.

By:   JOHN W. REX                       By:   WILLIAM M. LYONS
Name: John W. Rex                       Name: William M. Lyons
Title: President                        Title: Executive Vice President

                                                                    EXHIBIT 8.13

                             AMENDMENT NO. 1 TO THE
                          FUND PARTICIPATION AGREEMENT

This Amendment, dated as of June 27, 2002, amends the Fund Participation Agreement, dated as of April 10, 2001, as amended, among AMERICAN FIDELITY ASSURANCE COMPANY, NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST, and NEUBERGER BERMAN MANAGEMENT INC. (the "Agreement"). Terms defined in the Agreement are used herein as therein defined.

     WHEREAS, the parties desire to amend Appendix B to the Agreement to add a new Separate Account;

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1. Appendix B of the Agreement is hereby deleted and replaced with new Appendix B attached hereto.

2. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

NEUBERGER BERMAN                          NEUBERGER BERMAN
ADVISERS MANAGEMENT TRUST                 MANAGEMENT INC.


By:   PETER E. SUNDMAN                    By:   PETER E. SUNDMAN
Name: Peter E. Sundman                    Name: Peter E. Sundman
Title: Chairman and CEO                   Title: President


                                          AMERICAN FIDELITY
                                          ASSURANCE COMPANY


                                          By:   JOHN W. REX
                                          Name: John W. Rex
                                          Title: President

                                   Appendix B

-------------------------------------------- -----------------------------------

Separate Account                              Selected Portfolios
----------------                              -------------------

American Fidelity Separate Account B          Balanced Portfolio
                                              Growth Portfolio

American Fidelity Separate Account C          Balanced Portfolio
                                              Growth Portfolio
                                              Liquid Asset Portfolio
-------------------------------------------- -----------------------------------

                                                                    EXHIBIT 8.15

                                 AMENDMENT NO. 1
                                       TO
                          FUND PARTICIPATION AGREEMENT
                                  BY AND AMONG
                        AMERICAN FIDELITY ASSURANCE CO.,
                           FEDERATED INSURANCE SERIES
                                       AND
                           FEDERATED SECURITIES CORP.

American Fidelity Assurance Company (the "Insurer"), Federated Insurance Series (the "Fund") and Federated Securities Corp. ("FSC") hereby enter into this Amendment as of the 27 day of June, 2002.

WHEREAS, Institution, Fund and FSC previously entered into a Fund Participation Agreement (the "Agreement"), dated the 20th day of April, 2001, and wish to amend the Agreement as follows:

1. Any and all references in the Agreement to "Separate Account B" shall be replaced in their entirety by "the Separate Accounts listed on Exhibit A to the Agreement";

2. Exhibit A to the Agreement is hereby deleted and replaced in its entirety with the Exhibit A attached hereto.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.


FEDERATED INSURANCE SERIES               FEDERATED SECURITIES CORP.


By:   J. CHRISTOPHER DONAHUE             By:   JOHN B. FISHER
Name: J. Christopher Donahue             Name: John B. Fisher
Title: President                         Title: President-Institutional Sales


AMERICAN FIDELITY ASSURANCE CO.


By:  JOHN W. REX
Name: John W. Rex
Title: President

                                    EXHIBIT A

                      American Fidelity Separate Account B

                      American Fidelity Separate Account C


                                                                      EXHIBIT 10

                          Independent Auditors' Consent





The Board of Directors
American Fidelity Assurance Company, and
Contract Owners
American Fidelity Separate Account C:

We consent to the use of our report included herein and the reference to our firm under the heading "Custodian and Independent Accountants" in the Statement of Additional Information.

                                         /s/ KPMG LLP

Oklahoma City, Oklahoma
February 27, 2003



                                                                      EXHIBIT 13

DUAL STRATEGY FUND, INC.
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

              T  =  [  ERV /  P ]  - 1

              where:         T  =   total return
                             P  =   initial $1,000 investment
                           ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                9.76800000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $976.80

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -78.14
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $898.66

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.8987

SUBTRACT 1.0                                                                                   -0.1013

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -10.13%
                                                                                          ============


DUAL STRATEGY FUND, INC.
(Standardized Performance)                                    SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

              T  =  [  ERV /  P ]  - 1

                      where:   T  =   total return
                               P  =   initial $1,000 investment
                             ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-01                8.31492619
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           120.26564960
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           1.08996820
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              121.35561780

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                6.08398133
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $738.33

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -59.07
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $679.26

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.6793

SUBTRACT 1.0                                                                                   -0.3207

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -32.07%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-97                6.80370283
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           146.97878870
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           5.43521570
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              152.41400440

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                6.08398133
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $927.28

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -74.18
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $853.10

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.8531

SUBTRACT 1.0                                                                                   -0.1469

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -14.69%
                                                                                          ============

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-92                3.24895250
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           307.79151140
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          11.38200460
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              319.17351600

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                6.08398133
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,941.85

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                            -77.67
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,864.18

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.8642

SUBTRACT 1.0                                                                                    0.8642

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             86.42%
                                                                                          ============

DUAL STRATEGY FUND, INC.

AVERAGE ANNUAL TOTAL RETURN (including withdrawal charges):
(Standardized Performance)

                    P  [  1 +  T ]**n  =   ERV

                       where:       T  =   average annual total return
                                    P  =   initial $1,000 investment
                                    n  =   number of years
                                   **  =   to the power of
                                  ERV  =   ending value of $1,000 investment

           ONE YEAR                                   FIVE YEAR                                   TEN YEAR
        AVERAGE ANNUAL                              AVERAGE ANNUAL                             AVERAGE ANNUAL
         TOTAL RETURN                                TOTAL RETURN                               TOTAL RETURN
$1,000 (1 + T)**1 =    $679.26            $1,000 (1 + T)**5 =    $853.10          $1,000 (1 + T)**10.00 =   $1,864.18
                T =     -32.07%                           T =      -3.13%                             T =        6.43%
                ==============                            ==============                              ===============

DUAL STRATEGY FUND, INC.
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

             T  =  [  ERV /  P ]  - 1

             where:     T  =   total return
                        P  =   initial $1,000 investment
                      ERV  =   ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                9.76800000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                            $976.80

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9768

SUBTRACT 1.0                                                                                   -0.0232

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -2.32%
                                                                                          ============

DUAL STRATEGY FUND, INC.
(Non-Standardized Performance)                                SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                    T  =  [  ERV /  P ]  - 1

                    where:          T  =   total return
                                    P  =   initial $1,000 investment
                                  ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-01                8.31492619
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           120.26564960
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           1.08996820
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              121.35561780

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                6.08398133
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $738.33

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.7383

SUBTRACT 1.0                                                                                   -0.2617

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -26.17%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-97                6.80370283
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           146.97878870
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           5.43521570
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              152.41400440

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                6.08398133
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $927.28

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9273

SUBTRACT 1.0                                                                                   -0.0727

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -7.27%
                                                                                          ============

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-92                3.24895250
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           307.79151140
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          11.38200460
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              319.17351600

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                6.08398133
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,941.85

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.9419

SUBTRACT 1.0                                                                                    0.9419

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             94.19%
                                                                                          ============

DUAL STRATEGY FUND, INC.

AVERAGE ANNUAL TOTAL RETURN (NOT including withdrawal charges ):
(Non-Standardized Performance)

              P  [  1 +  T ]**n     =   ERV

              where:                 T  =   average annual total return
                                     P  =   initial $1,000 investment
                                     n  =   number of years
                                   **   =   to the power of
                                   ERV  =   ending value of $1,000 investment
THUS:

            ONE YEAR                                 FIVE YEAR                                 TEN YEAR
         AVERAGE ANNUAL                           AVERAGE ANNUAL                            AVERAGE ANNUAL
          TOTAL RETURN                             TOTAL RETURN                              TOTAL RETURN

$1,000 (1 + T)**1 =    $738.33          $1,000 (1 + T)**5 =     $927.28         $1,000 (1 + T)**10 =   $1,941.85
                T =     -26.17%                         T =       -1.50%                         T =        6.86%
                ==============                          ===============                          ===============


AMERICAN CENTURY VARIABLE PORTFOLIO - BALANCED
(Standardized Performance)                                    SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                       T  =  [  ERV /  P ]  - 1

                       where:        T  =   total return
                                     P  =   initial $1,000 investment
                                   ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                9.99700000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $999.70

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -79.98
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $919.72

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9197

SUBTRACT 1.0                                                                                   -0.0803

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -8.03%
                                                                                          ============

AMERICAN CENTURY VARIABLE PORTFOLIO - BALANCED
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                   T  =  [  ERV /  P ]  - 1

                   where:           T  =   total return
                                    P  =   initial $1,000 investment
                                  ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-01                5.61480234
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           178.10065960
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           4.60281550
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              182.70347510

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                4.87649944
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $890.95

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -71.28
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $819.67

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.8197

SUBTRACT 1.0                                                                                   -0.1803

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -18.03%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-97                7.45516810
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           134.13513780
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          71.71887500
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              205.85401280

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                4.87649944
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,003.85

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -80.00
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $923.85

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9239

SUBTRACT 1.0                                                                                   -0.0761

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -7.61%
                                                                                          ============

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-92                5.59792146
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           178.63773310
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         147.02893170
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              325.66666480

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                4.87649944
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,588.11

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                            -63.52
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,524.59

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.5246

SUBTRACT 1.0                                                                                    0.5246

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             52.46%
                                                                                          ============

AMERICAN CENTURY VARIABLE PORTFOLIO - BALANCED

AVERAGE ANNUAL TOTAL RETURN (including withdrawal charges):
(Standardized Performance)

                 P  [  1 +  T ]**n     =   ERV

                 where:          T  =   average annual total return
                                 P  =   initial $1,000 investment
                                 n  =   number of years
                                **  =   to the power of
                               ERV  =   ending value of $1,000 investment

         ONE YEAR                                    FIVE YEAR                                TEN YEAR
      AVERAGE ANNUAL                               AVERAGE ANNUAL                          AVERAGE ANNUAL
       TOTAL RETURN                                 TOTAL RETURN                            TOTAL RETURN
$1,000 (1 + T)**1 =    $819.67          $1,000 (1 + T)**5 =     $923.85         $1,000 (1 + T)**10.00 =    $1,524.59
                T =     -18.03%                         T =       -1.57%                            T =         4.31%
                ==============                          ===============                             ================

AMERICAN CENTURY VARIABLE PORTFOLIO - BALANCED
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                   T  =  [  ERV /  P ]  - 1

                   where:           T  =   total return
                                    P  =   initial $1,000 investment
                                  ERV  =   ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                9.99700000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                            $999.70

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9997

SUBTRACT 1.0                                                                                   -0.0003

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -0.03%
                                                                                          ============


AMERICAN CENTURY VARIABLE PORTFOLIO - BALANCED
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                          T  =  [  ERV /  P ]  - 1

                          where:   T  =   total return
                                   P  =   initial $1,000 investment
                                 ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-01                5.61480234
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           178.10065960
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           4.60281550
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              182.70347510

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                4.87649944
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $890.95

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.8910

SUBTRACT 1.0                                                                                   -0.1091

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -10.91%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-97                7.45516810
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           134.13513780
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          71.71887500
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              205.85401280

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                4.87649944
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,003.85

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.0039

SUBTRACT 1.0                                                                                    0.0039

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                              0.39%
                                                                                          ============

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-92                5.59792146
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           178.63773310
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         147.02893170
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              325.66666480

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                4.87649944
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,588.11

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.5881

SUBTRACT 1.0                                                                                    0.5881

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             58.81%
                                                                                          ============

AMERICAN CENTURY VARIABLE PORTFOLIO - BALANCED

AVERAGE ANNUAL TOTAL RETURN (NOT including withdrawal charges):
(Non-Standardized Performance)

                 P  [  1 +  T ]**n    =   ERV

                 where:            T  =   average annual total return
                                   P  =   initial $1,000 investment
                                   n  =   number of years
                                  **  =   to the power of
                                 ERV  =   ending value of $1,000 investment
THUS:

          ONE YEAR                                      FIVE YEAR                             TEN YEAR
       AVERAGE ANNUAL                                AVERAGE ANNUAL                        AVERAGE ANNUAL
        TOTAL RETURN                                  TOTAL RETURN                          TOTAL RETURN
$1,000 (1 + T)**1 =    $890.95            $1,000 (1 + T)**5 =    $1,003.85        $1,000 (1 + T)**10 =   $1,588.11
                T =     -10.91%                           T =         0.08%                        T =        4.73%
                ==============                            ================                         ===============


AMERICAN CENTURY VARIABLE PORTFOLIO - CAPITAL APPRECIATION
(Standardized Performance)                                    SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [ ERV / P ]  - 1

                     where:            T  =  total return
                                       P  =  initial $1,000 investment
                                     ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                    6.06811565
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                164.7958045
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   164.7958045

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    4.71043177
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $776.26

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                                -62.10
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $714.16

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7142

SUBTRACT 1.0                                                                                       -0.2858

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -28.58%
                                                                                          ================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97                    8.31674163
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               120.23939710
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              75.69675050
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  195.93614760

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    4.71043177
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $922.94

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                                -73.84
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $849.10

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8491

SUBTRACT 1.0                                                                                       -0.1509

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -15.09%
                                                                                          ================

TEN YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-92                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-92                    7.84424473
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               127.48199920
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                             112.99273370
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  240.47473290

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    4.71043177
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                     $1,132.74

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                                -45.31
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,087.43

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.0874

SUBTRACT 1.0                                                                                        0.0874

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  8.74%
                                                                                          ================


AMERICAN CENTURY VARIABLE PORTFOLIO - CAPITAL APPRECIATION

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [  1 +  T ]**n    =   ERV

                     where:            T  =   average annual total return
                                       P  =   initial $1,000 investment
                                       n  =   number of years
                                      **  =   to the power of
                                     ERV  =   ending value of $1,000 investment


           ONE YEAR                                       FIVE YEAR                                   TEN YEAR
         AVERAGE ANNUAL                                 AVERAGE ANNUAL                             AVERAGE ANNUAL
          TOTAL RETURN                                  TOTAL RETURN                                TOTAL RETURN
$1,000 (1 + T)**1  =       $714.16           $1,000 (1 + T)**5  =     $849.10             $1,000 (1 + T)**10.00  =     $1,087.43
                T  =        -28.58%                          T  =       -3.22%                                T  =          0.84%
                  ================                             ==============                                   ================

AMERICAN CENTURY VARIABLE PORTFOLIO - CAPITAL APPRECIATION
(Non-Standardized Performance)                                SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [  ERV /  P ]  - 1

                     where:           T  =  total return
                                      P  =  initial $1,000 investment
                                    ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                        31-Dec-01                         $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                  31-Dec-01                        6.06811565
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               164.79580450
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                          31-Dec-02                      164.79580450

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                 31-Dec-02                        4.71043177
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $776.26

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7763

SUBTRACT 1.0                                                                                       -0.2237

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -22.37%
                                                                                          ================

FIVE YEAR

INITIAL  INVESTMENT  ON                                        31-Dec-97                         $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                  31-Dec-97                        8.31674163
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               120.23939710
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              75.69675050
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                          31-Dec-02                      195.93614760

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                 31-Dec-02                        4.71043177
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $922.94

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.9229

SUBTRACT 1.0                                                                                       -0.0771

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -7.71%
                                                                                          ================

TEN YEAR

INITIAL  INVESTMENT  ON                                        31-Dec-92                         $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                  31-Dec-92                        7.84424473
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               127.48199920
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                             112.99273370
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                          31-Dec-02                      240.47473290

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                 31-Dec-02                        4.71043177
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,132.74

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.1327

SUBTRACT 1.0                                                                                        0.1327

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 13.27%
                                                                                          ================

AMERICAN CENTURY VARIABLE PORTFOLIO - CAPITAL APPRECIATION

AVERAGE ANNUAL TOTAL  RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [  1 +  T ]**n   =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                     **  =   to the power of
                                    ERV  =   ending value of $1,000 investment

THUS:

            ONE YEAR                                    FIVE YEAR                                    TEN YEAR
         AVERAGE ANNUAL                               AVERAGE ANNUAL                               AVERAGE ANNUAL
          TOTAL RETURN                                 TOTAL RETURN                                 TOTAL RETURN
$1,000 (1 + T)**1  =     $776.26             $1,000 (1 + T)**5  =     $922.94             $1,000 (1 + T)**10  =     $1,132.74
                T  =      -22.37%                            T  =       -1.59%                             T  =          1.25%
                    ============                                 ============                                 ===============


AMERICAN CENTURY VARIABLE PORTFOLIO - INCOME & GROWTH
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

              T  =  [ ERV /  P ]  - 1

              where:                 T  =   total return
                                     P  =   initial $1,000 investment
                                   ERV  =   ending value of $1,000 investment



SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                        04-Jun-02                         $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                             04-Jun-02                       10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                         31-Dec-02                      100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                              31-Dec-02                        9.63300000
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                    31-Dec-02                           $963.30

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                                -77.06
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $886.24

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8862

SUBTRACT 1.0                                                                                       -0.1138

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -11.38%
                                                                                          ================

AMERICAN CENTURY VARIABLE PORTFOLIO - INCOME & GROWTH
(Standardized Performance)                                    SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:           T  =   total return
                                      P  =   initial $1,000 investment
                                    ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01               $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01              6.06810368
                                                                                   -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                          164.7961296
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         1.55480650
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                    0.00000000
                                                                                   -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02             166.3509361

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              4.77453391
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $794.25

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                          -63.54
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $730.71

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                     0.7307

SUBTRACT 1.0                                                                                 -0.2693

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                         -26.93%
                                                                                   =================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97               $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97              5.37629979
                                                                                   -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                         186.00153260
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         6.14344850
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                    0.00000000
                                                                                   -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02            192.14498110

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              4.77453391
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $917.40

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                          -73.39
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $844.01

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                     0.8440

SUBTRACT 1.0                                                                                 -0.1560

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                         -15.60%
                                                                                   =================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            30-Oct-97               $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 30-Oct-97              5.00000000
                                                                                   -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                         200.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         6.60580430
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                    0.00000000
                                                                                   -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02            206.60580430

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              4.77453391
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $986.45

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                          -39.46
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $946.99

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                     0.9470

SUBTRACT 1.0                                                                                 -0.0530

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                           -5.30%
                                                                                   =================

AMERICAN CENTURY VARIABLE PORTFOLIO - INCOME & GROWTH

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [ 1 +  T ]**n    =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                     **  =   to the power of
                                    ERV  =   ending value of $1,000 investment

            ONE YEAR                                    FIVE YEAR                            SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                               AVERAGE ANNUAL                               AVERAGE ANNUAL
          TOTAL RETURN                                 TOTAL RETURN                                 TOTAL RETURN

$1,000 (1 + T)**1  =     $730.71             $1,000 (1 + T)**5  =     $844.01             $1,000 (1 + T)**5.17  =     $946.99
                T  =      -26.93%                            T  =       -3.33%                               T  =       -1.05%
                  ==============                               ==============                                  ==============

AMERICAN CENTURY VARIABLE PORTFOLIO - INCOME & GROWTH
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                 T  =  [ ERV /  P ]  - 1

                 where:            T  =   total return
                                   P  =   initial $1,000 investment
                                 ERV  =   ending value of $1,000 investment



SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                    10.00000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                     9.63300000
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                                 $963.30

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.9633

SUBTRACT 1.0                                                                                        -0.0367

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  -3.67%
                                                                                          =================

AMERICAN CENTURY VARIABLE PORTFOLIO - INCOME & GROWTH
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:           T  =   total return
                                      P  =   initial $1,000 investment
                                    ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                        31-Dec-01                 $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                  31-Dec-01                6.06810368
                                                                                   ---------------
EQUALS ORIGINAL UNITS PURCHASED                                                       164.79612960
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                       1.55480650
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                  0.00000000
                                                                                   ---------------
EQUALS UNITS HELD  ON                                          31-Dec-02              166.35093610

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                 31-Dec-02                4.77453391
                                                                                   ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                  $794.25

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                   0.7943

SUBTRACT 1.0                                                                               -0.2058

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                        -20.58%
                                                                                   ===============

FIVE YEAR

INITIAL  INVESTMENT  ON                                        31-Dec-97                 $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                  31-Dec-97                5.37629979
                                                                                   ---------------
EQUALS ORIGINAL UNITS PURCHASED                                                       186.00153260
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                       6.14344850
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                  0.00000000
                                                                                   ---------------
EQUALS UNITS HELD  ON                                          31-Dec-02              192.14498110

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                 31-Dec-02                4.77453391
                                                                                   ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                  $917.40

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                   0.9174

SUBTRACT 1.0                                                                               -0.0826

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                         -8.26%
                                                                                   ===============

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                        30-Oct-97                 $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                  30-Oct-97                5.00000000
                                                                                   ---------------
EQUALS ORIGINAL UNITS PURCHASED                                                       200.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                       6.60580430
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                  0.00000000
                                                                                   ---------------
EQUALS UNITS HELD  ON                                          31-Dec-02              206.60580430

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                 31-Dec-02                4.77453391
                                                                                   ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                  $986.45

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                   0.9865

SUBTRACT 1.0                                                                               -0.0136

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                         -1.36%
                                                                                   ===============

AMERICAN CENTURY VARIABLE PORTFOLIO - INCOME & GROWTH

AVERAGE ANNUAL TOTAL RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [ 1 +  T ]**n    =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                     **  =   to the power of
                                    ERV  =   ending value of $1,000 investment

THUS:

           ONE YEAR                                     FIVE YEAR                            SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                               AVERAGE ANNUAL                              AVERAGE ANNUAL
         TOTAL  RETURN                                 TOTAL RETURN                                TOTAL RETURN
$1,000 (1 + T)**1  =     $794.25             $1,000 (1 + T)**5  =     $917.40             $1,000 (1 + T)** 5.17  =     $986.45
                T  =      -20.58%                            T  =       -1.71%                                T  =       -0.26%
                  ==============                               ==============                                   ==============


AMERICAN CENTURY VARIABLE PORTFOLIO - ULTRA
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

              T  =  [ ERV /  P ]  - 1

              where:                 T  =   total return
                                     P  =   initial $1,000 investment
                                   ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                    10.00000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                     9.54200000
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                        $954.20

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                                 -76.34
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $877.86

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.8779

SUBTRACT 1.0                                                                                        -0.1221

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -12.21%
                                                                                          =================

AMERICAN CENTURY VARIABLE PORTFOLIO - ULTRA
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:           T  =   total return
                                      P  =   initial $1,000 investment
                                    ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01               $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01              9.43489110
                                                                                   -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                          105.9895646
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         0.22975930
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                    0.00000000
                                                                                   -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02             106.2193239

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              7.16822532
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $761.40

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                          -60.91
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $700.49

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                     0.7005

SUBTRACT 1.0                                                                                 -0.2995

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                          -29.95%
                                                                                   =================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-May-01               $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 01-May-01             10.00000000
                                                                                   -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                         100.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         0.21677550
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                    0.00000000
                                                                                   -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02            100.21677550

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              7.16822532
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $718.38

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                          -57.47
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $660.91

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                     0.6609

SUBTRACT 1.0                                                                                 -0.3391

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                          -33.91%
                                                                                   =================


AMERICAN CENTURY VARIABLE PORTFOLIO - ULTRA

AVERAGE ANNUAL TOTAL RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [ 1 +  T ]**n    =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                     **  =   to the power of
                                    ERV  =   ending value of $1,000 investment

            ONE YEAR                             SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                               AVERAGE ANNUAL
          TOTAL RETURN                                 TOTAL RETURN
$1,000 (1 + T)**1  =     $700.49             $1,000 (1 + T)**1.67  =     $660.91
                T  =      -29.95%                                T =      -21.96%
                  ==============                                  ==============

AMERICAN CENTURY VARIABLE PORTFOLIO - ULTRA
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

              T  =  [ ERV /  P ]  - 1

              where:            T  =   total return
                                P  =   initial $1,000 investment
                              ERV  =   ending value of $1,000 investment



SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.54200000
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                                $954.20

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.9542

SUBTRACT 1.0                                                                                       -0.0458

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -4.58%
                                                                                          ================

AMERICAN CENTURY VARIABLE PORTFOLIO - ULTRA
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:           T  =   total return
                                      P  =   initial $1,000 investment
                                    ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                    9.43489110
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               105.98956460
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.22975930
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                  106.21932390

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    7.16822532
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $761.40

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7614

SUBTRACT 1.0                                                                                       -0.2386

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -23.86%
                                                                                          ================


SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-May-01                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      01-May-01                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.21677550
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                  100.21677550

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    7.16822532
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $718.38

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7184

SUBTRACT 1.0                                                                                       -0.2816

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -28.16%
                                                                                          ================


AMERICAN CENTURY VARIABLE PORTFOLIO - ULTRA


AVERAGE ANNUAL TOTAL RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [ 1 +  T ]**n    =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                     **  =   to the power of
                                    ERV  =   ending value of $1,000 investment
THUS:

          ONE YEAR                              SINCE PORTFOLIO INCEPTION
        AVERAGE ANNUAL                                AVERAGE ANNUAL
         TOTAL RETURN                                  TOTAL RETURN
$1,000 (1 + T)**1  =     $761.40             $1,000 (1 + T)**1.67  =     $718.38
                T  =      -23.86%                                T =      -17.97%
                  ==============                                  ==============


AMERICAN CENTURY VARIABLE PORTFOLIO - INTERNATIONAL
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

             T  =  [ ERV /  P ]  - 1

             where:                 T  =   total return
                                    P  =   initial $1,000 investment
                                  ERV  =  ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.72800000
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $972.80

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                                -77.82
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $894.98

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8950

SUBTRACT 1.0                                                                                       -0.1050

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -10.50%
                                                                                          ================

AMERICAN CENTURY VARIABLE PORTFOLIO - INTERNATIONAL
(Standardized Performance)                                    SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:          T  =   total return
                                     P  =   initial $1,000 investment
                                   ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01               $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01              5.87348552
                                                                                   -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                          170.2566554
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         1.22601170
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                    0.00000000
                                                                                   -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02             171.4826671

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              4.57434755
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $784.42

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                          -62.75
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $721.67

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                     0.7217

SUBTRACT 1.0                                                                                 -0.2783

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                          -27.83%
                                                                                 =================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97               $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97              6.47358517
                                                                                   -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                         154.47390790
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                        30.85545690
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                    0.00000000
                                                                                   -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02            185.32936480

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              4.57434755
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $847.76

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                          -67.82
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $779.94

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                     0.7799

SUBTRACT 1.0                                                                                 -0.2201

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                          -22.01%
                                                                                   =================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-May-94               $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 01-May-94              5.00000000
                                                                                   -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                         200.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                        53.77537480
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                    0.00000000
                                                                                   -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02            253.77537480

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              4.57434755
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02               $1,160.86

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                          -46.43
                                                                                   -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                  $1,114.43

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                     1.1144

SUBTRACT 1.0                                                                                  0.1144

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                          11.44%
                                                                                   =================


AMERICAN CENTURY VARIABLE PORTFOLIO - INTERNATIONAL

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [ 1 +  T ]**n    =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                     **  =   to the power of
                                    ERV  =   ending value of $1,000 investment

           ONE YEAR                                     FIVE YEAR                              SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                               AVERAGE ANNUAL                                AVERAGE ANNUAL
          TOTAL RETURN                                 TOTAL RETURN                                  TOTAL RETURN

$1,000 (1 + T)**1  =     $721.67             $1,000 (1 + T)**5  =     $779.94             $1,000 (1 + T)** 8.67  =     $1,114.43
                T  =      -27.83%                            T  =       -4.85%                                T  =          1.26%
                  ==============                               ==============                                   ================

AMERICAN CENTURY VARIABLE PORTFOLIO - INTERNATIONAL
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                T  =  [ ERV /  P ]  - 1

                where:            T  =   total return
                                  P  =   initial $1,000 investment
                                ERV  =   ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                    10.00000000
                                                                                           ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                           ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                     9.72800000
                                                                                           ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                                 $972.80

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.9728

SUBTRACT 1.0                                                                                        -0.0272

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  -2.72%
                                                                                           ================

AMERICAN CENTURY VARIABLE PORTFOLIO - INTERNATIONAL
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:           T  =   total return
                                      P  =   initial $1,000 investment
                                    ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01              $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01             5.87348552
                                                                                   ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                        170.25665540
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                        1.22601170
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                   0.00000000
                                                                                   ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02           171.48266710

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02             4.57434755
                                                                                   ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                   $784.42

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                    0.7844

SUBTRACT 1.0                                                                                -0.2156

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                         -21.56%
                                                                                   ================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97              $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-97             6.47358517
                                                                                   ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                        154.47390790
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                       30.85545690
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                   0.00000000
                                                                                   ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02           185.32936480

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02             4.57434755
                                                                                   ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                   $847.76

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                    0.8478

SUBTRACT 1.0                                                                                -0.1522

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                         -15.22%
                                                                                   ================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-May-94              $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      01-May-94             5.00000000
                                                                                   ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                        200.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                       53.77537480
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                   0.00000000
                                                                                   ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02           253.77537480

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02             4.57434755
                                                                                   ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                 $1,160.86

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                    1.1609

SUBTRACT 1.0                                                                                 0.1609

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                          16.09%
                                                                                   ================

AMERICAN CENTURY VARIABLE PORTFOLIO - INTERNATIONAL

AVERAGE ANNUAL TOTAL  RETURN   (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [  1 +  T ]**n   =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                     **  =   to the power of
                                    ERV  =   ending value of $1,000 investment
THUS:

            ONE YEAR                                    FIVE YEAR                           SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                               AVERAGE ANNUAL                               AVERAGE ANNUAL
          TOTAL RETURN                                 TOTAL RETURN                                 TOTAL RETURN
$1,000 (1 + T)**1  =     $784.42             $1,000 (1 + T)**5  =     $847.76             $1,000 (1 + T)**  8.67  =     $1,160.86
                T  =      -21.56%                            T  =       -3.25%                                 T  =          1.74%
                  ==============                               ==============                                    ================


THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

          T  =  [ ERV /  P ]  - 1

          where:                 T  =   total return
                                 P  =   initial $1,000 investment
                                 ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.79900000
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $979.90

LESS WITHDRAWAL CHARGE @           8.00% (8% MAX ON PURCHASES)                                      -78.39
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $901.51

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.9015

SUBTRACT 1.0                                                                                       -0.0985

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -9.85%
                                                                                          ================

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
(Standardized Performance)                                   SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                   23.57027128
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 42.4263254
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.11316790
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                    42.5394933

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                   16.45432955
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $699.96

LESS WITHDRAWAL CHARGE @          8.00% (8% MAX ON PURCHASES)                                       -56.00
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $643.96

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.6440

SUBTRACT 1.0                                                                                       -0.3560

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -35.60%
                                                                                          ================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97                   23.43349187
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                42.67396450
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               3.76757980
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   46.44154430

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                   16.45432955
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $764.16

LESS WITHDRAWAL CHARGE @         8.00% (8% MAX ON PURCHASES)                                        -61.13
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $703.03

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7030

SUBTRACT 1.0                                                                                       -0.2970

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -29.70%
                                                                                          ================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            07-Oct-93                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 07-Oct-93                   12.50000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              19.48984890
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   99.48984890

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                   16.45432955
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                     $1,637.04

LESS WITHDRAWAL CHARGE @          4.00% (8% MAX ON PURCHASES)                                       -65.48
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,571.56

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.5716

SUBTRACT 1.0                                                                                        0.5716

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 57.16%
                                                                                          ================

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                     where:            T  =   average annual total return
                                       P  =   initial $1,000 investment
                                       n  =   number of years
                                       **    =  to the power of
                                       ERV  =  ending value of $1,000 investment

           ONE YEAR                                       FIVE YEAR                               SINCE PORTFOLIO INCEPTION
        AVERAGE ANNUAL                                  AVERAGE ANNUAL                                 AVERAGE ANNUAL
         TOTAL RETURN                                    TOTAL RETURN                                   TOTAL RETURN

$1,000 (1 + T)**1  =     $643.96             $1,000 (1 + T)**5  =     $703.03             $1,000 (1 + T)**9.24  =     $1,571.56
                 T =      -35.60%                             T =       -6.80%                             T =             5.01%
                  ==============                               ==============                               ===================

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                  T  =  [ ERV /  P ]  - 1

                  where:            T  =   total return
                                    P  =   initial $1,000 investment
                                    ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                    10.00000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                     9.79900000
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                                 $979.90

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.9799

SUBTRACT 1.0                                                                                        -0.0201

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  -2.01%
                                                                                          =================

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                      $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                    23.57027128
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 42.42632540
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                0.11316790
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                    42.53949330

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    16.45432955
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $699.96

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.7000

SUBTRACT 1.0                                                                                        -0.3000

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -30.00%
                                                                                          =================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                      $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-97                    23.43349187
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 42.67396450
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                3.76757980
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                    46.44154430

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    16.45432955
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $764.16

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.7642

SUBTRACT 1.0                                                                                        -0.2358

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -23.58%
                                                                                          =================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            07-Oct-93                      $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      07-Oct-93                    12.50000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               19.48984890
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                    99.48984890

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    16.45432955
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                         $1,637.04

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            1.6370

SUBTRACT 1.0                                                                                         0.6370

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  63.70%
                                                                                          =================


THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.

AVERAGE ANNUAL TOTAL  RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                      **   =   to the power of
                                      ERV  =   ending value of $1,000 investment


THUS:

            ONE YEAR                                    FIVE YEAR                                 SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                               AVERAGE ANNUAL                                    AVERAGE ANNUAL
         TOTAL  RETURN                                 TOTAL RETURN                                      TOTAL RETURN
$1,000 (1 + T)**1  =     $699.96             $1,000 (1 + T)**5  =    $764.16              $1,000 (1 + T)**9.24  =     $1,637.04
                 T =      -30.00%                             T =      -5.24%                              T =             5.48%
                  ==============                               =============                                ===================


DREYFUS STOCK INDEX FUND
(Standardized Performance)                                    SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

           T  =  [  ERV /  P ]  - 1

           where:     T  =   total return
                      P  =   initial $1,000 investment
                    ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02              $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02            10.00000000
                                                                                       ------------
EQUALS ORIGINAL UNITS PURCHASED                                                        100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                   0.00000000
                                                                                       ------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02           100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02            10.00800000
                                                                                       ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02              $1,000.80

LESS WITHDRAWAL CHARGE @  8.00% (8% MAX ON PURCHASES)                                        -80.00
                                                                                       ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                   $920.80

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                    0.9208

SUBTRACT 1.0                                                                                -0.0792

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                          -7.92%
                                                                                       ============

DREYFUS STOCK INDEX FUND
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

           T  =  [ ERV /  P ]  - 1

           where:    T  =   total return
                     P  =   initial $1,000 investment
                   ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                             31-Dec-01                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                31-Dec-01                    24.42752721
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 40.9374224
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.59123370
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                         -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                            31-Dec-02                     41.5286561

MULTIPLIED BY NET ASSET VALUE  ON                                 31-Dec-02                    18.41647817
                                                                                         -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                       31-Dec-02                        $764.81

LESS WITHDRAWAL CHARGE @  8.00% (8% MAX ON PURCHASES)                                               -61.18
                                                                                         -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $703.63

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7036

SUBTRACT 1.0                                                                                       -0.2964

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -29.64%
                                                                                         =================

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97                   22.74971599
                                                                                         -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                43.95659270
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               4.22145820
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                         -----------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02                   48.17805090

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                   18.41647817
                                                                                         -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $887.27

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                                -70.98
                                                                                         -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $816.29

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8163

SUBTRACT 1.0                                                                                       -0.1837

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -18.37%
                                                                                         =================

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE ON                                  31-Dec-92                   14.58949981
                                                                                         -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                68.54244580
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              41.31079480
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                         -----------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02                  109.85324060

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                   18.41647817
                                                                                         -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                     $2,023.11

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                                -80.00
                                                                                         -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,943.11

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.9431

SUBTRACT 1.0                                                                                        0.9431

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 94.31%
                                                                                         =================

DREYFUS STOCK INDEX FUND

AVERAGE ANNUAL TOTAL RETURN (including withdrawal charges):
(Standardized Performance)

              P  [ 1 +  T ]**n     =   ERV

              where:             T  =   average annual total return
                                 P  =   initial $1,000 investment
                                 n  =   number of years
                                **  =   to the power of
                               ERV  =   ending value of $1,000 investment

            ONE YEAR                                    FIVE YEAR                                      TEN YEAR
         AVERAGE ANNUAL                               AVERAGE ANNUAL                                AVERAGE ANNUAL
          TOTAL RETURN                                 TOTAL RETURN                                  TOTAL RETURN
$1,000 (1 + T)**1  =     $703.63             $1,000 (1 + T)**5  =     $816.29             $1,000 (1 + T)**10.00  =     $1,943.11
                 T  =     -29.64%                             T  =      -3.98%                             T  =             6.87%
                  ==============                               ==============                               ====================

DREYFUS STOCK INDEX FUND
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

               T  =  [  ERV /  P ]  - 1

               where:     T  =   total return
                          P  =   initial $1,000 investment
                        ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02              10.00000000
                                                                                         ------------
EQUALS ORIGINAL UNITS PURCHASED                                                          100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                     0.00000000
                                                                                         ------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02             100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02              10.00800000
                                                                                         ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                         $1,000.80

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                      1.0008

SUBTRACT 1.0                                                                                   0.0008

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             0.08%
                                                                                         ============

DREYFUS STOCK INDEX FUND
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                           31-Dec-01                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE ON                      31-Dec-01                   24.42752721
                                                                                         ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               40.93742240
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVSTMENT                                               0.59123370
LESS UNITS USED TO PAY FOR  POLICY MAINTENNCE CHARGES                                          0.00000000
                                                                                         ----------------
EQUALS UNITS HELD  ON                                             31-Dec-02                   41.52865610

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                     31-Dec-02                   18.41647817
                                                                                         ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                         $764.81

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                          0.7648

SUBTRACT 1.0                                                                                      -0.2352

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                               -23.52%
                                                                                         ================


FIVE YEAR

INITIAL  INVESTMENT  ON                                           31-Dec-97                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                     31-Dec-97                   22.74971599
                                                                                         ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               43.95659270
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              4.22145820
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                         0.00000000
                                                                                         ----------------
EQUALS UNITS HELD  ON                                             31-Dec-02                   48.17805090

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                    31-Dec-02                   18.41647817
                                                                                         ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                         $887.27

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                          0.8873

SUBTRACT 1.0                                                                                      -0.1127

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                               -11.27%
                                                                                         ================

TEN YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-92                    $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-92                  14.58949981
                                                                                         ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               68.54244580
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                             41.31079480
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                         0.00000000
                                                                                         ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                 109.85324060

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                  18.41647817
                                                                                         ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                       $2,023.11

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                          2.0231

SUBTRACT 1.0                                                                                       1.0231

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                               102.31%
                                                                                         ================


DREYFUS STOCK INDEX FUND

AVERAGE ANNUAL TOTAL RETURN  (NOT including withdrawal charges):
(Non-Standardized Performance)

                P  [ 1 +  T ]**n     =   ERV

                where:             T  =   average annual total return
                                   P  =   initial $1,000 investment
                                   n  =   number of years
                                 **   =   to the power of
                                 ERV  =   ending value of $1,000 investment

THUS:

              ONE YEAR                                  FIVE YEAR                                   TEN YEAR
           AVERAGE ANNUAL                             AVERAGE ANNUAL                             AVERAGE ANNUAL
            TOTAL RETURN                               TOTAL RETURN                               TOTAL RETURN
$1,000 (1 + T)**1  =     $764.81             $1,000 (1 + T)**5  =     $887.27         $1,000 (1 + T)** 10  =     $2,023.11
                T  =      -23.52%                            T  =      -2.36%                           T  =          7.30%
                 ===============                              ==============                             =================


DREYFUS VARIABLE INVESTMENT FUND - GROWTH AND INCOME PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

             T  =  [ ERV /  P ]  - 1

             where:                 T  =   total return
                                    P  =   initial $1,000 investment
                                    ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                    $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                  10.00000000
                                                                                          ---------------
EQUALS ORIGINAL UNITS PURCHASED                                                              100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                         0.00000000
                                                                                          ---------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                 100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                  10.01600000
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                    $1,001.60

LESS WITHDRAWAL CHARGE @            8.00% (8% MAX ON PURCHASES)                                    -80.00
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                         $921.60

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                          0.9216

SUBTRACT 1.0                                                                                      -0.0784

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -7.84%
                                                                                          ===============

DREYFUS VARIABLE INVESTMENT FUND - GROWTH AND INCOME PORTFOLIO
(Standardized Performance)                                   SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

              T  =  [ ERV /  P ]  - 1

              where:     T  =   total return
                         P  =   initial $1,000 investment
                                ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                    19.29705053
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                  51.8213910
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                0.34391760
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                     52.1653086

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    14.10126376
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                        $735.60

LESS WITHDRAWAL CHARGE @           8.00% (8% MAX ON PURCHASES)                                       -58.85
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $676.75

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.6768

SUBTRACT 1.0                                                                                        -0.3233

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -32.33%
                                                                                          =================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97                    19.66777691
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 50.84458730
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                7.31915630
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                    58.16374360

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    14.10126376
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                        $820.18

LESS WITHDRAWAL CHARGE @          8.00% (8% MAX ON PURCHASES)                                        -65.61
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $754.57

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.7546

SUBTRACT 1.0                                                                                        -0.2454

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -24.54%
                                                                                          =================


SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            02-May-94                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 02-May-94                    12.50000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               43.54061820
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   123.54061820

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    14.10126376
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                      $1,742.08

LESS WITHDRAWAL CHARGE @         4.00% (8% MAX ON PURCHASES)                                         -69.68
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                         $1,672.40

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            1.6724

SUBTRACT 1.0                                                                                         0.6724

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 67.24%
                                                                                          =================


DREYFUS VARIABLE INVESTMENT FUND - GROWTH AND INCOME PORTFOLIO

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                where:             T  =   average annual total return
                                   P  =   initial $1,000 investment
                                   n  =   number of years
                                   **    =  to the power of
                                   ERV  =  ending value of $1,000 investment

          ONE YEAR                                       FIVE YEAR                          SINCE PORTFOLIO INCEPTION
       AVERAGE ANNUAL                                  AVERAGE ANNUAL                             AVERAGE ANNUAL
        TOTAL RETURN                                    TOTAL RETURN                               TOTAL RETURN
$1,000 (1 + T)**1  =     $676.75              $1,000 (1 + T)**5  =     $754.57            $1,000 (1 + T)** 8.67  =     $1,672.40
                 T =      -32.33%                              T =       -5.48%                             T =             6.11%
                  ==============                                ==============                               ===================

DREYFUS VARIABLE INVESTMENT FUND - GROWTH AND INCOME PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

              T  =  [ ERV /  P ]  - 1

              where:            T  =   total return
                                P  =   initial $1,000 investment
                                ERV  =  ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                    $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                  10.00000000
                                                                                          ---------------
EQUALS ORIGINAL UNITS PURCHASED                                                              100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                         0.00000000
                                                                                          ---------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                 100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                  10.01600000
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                             $1,001.60

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                          1.0016

SUBTRACT 1.0                                                                                       0.0016

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 0.16%
                                                                                          ===============

DREYFUS VARIABLE INVESTMENT FUND - GROWTH AND INCOME PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                  T  =  [ ERV /  P ]  - 1

                  where:             T  =   total return
                                     P  =   initial $1,000 investment
                                     ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                   $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                 19.29705053
                                                                                          --------------
EQUALS ORIGINAL UNITS PURCHASED                                                              51.82139100
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                             0.34391760
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                        0.00000000
                                                                                          --------------
EQUALS UNITS HELD  ON                                              31-Dec-02                 52.16530860

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                 14.10126376
                                                                                          --------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $735.60

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                         0.7356

SUBTRACT 1.0                                                                                     -0.2644

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                              -26.44%
                                                                                          ==============

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                   $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-97                 19.66777691
                                                                                          --------------
EQUALS ORIGINAL UNITS PURCHASED                                                              50.84458730
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                             7.31915630
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                        0.00000000
                                                                                          --------------
EQUALS UNITS HELD  ON                                              31-Dec-02                 58.16374360

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                 14.10126376
                                                                                          --------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $820.18

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                         0.8202

SUBTRACT 1.0                                                                                     -0.1798

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                              -17.98%
                                                                                          ==============

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            02-May-94                   $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      02-May-94                 12.50000000
                                                                                          --------------
EQUALS ORIGINAL UNITS PURCHASED                                                              80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                            43.54061820
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                        0.00000000
                                                                                          --------------
EQUALS UNITS HELD  ON                                              31-Dec-02                123.54061820

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                 14.10126376
                                                                                          --------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $1,742.08

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                         1.7421

SUBTRACT 1.0                                                                                      0.7421

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                               74.21%
                                                                                          ==============



DREYFUS VARIABLE INVESTMENT FUND - GROWTH AND INCOME PORTFOLIO


AVERAGE ANNUAL TOTAL  RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

               P  [ 1 +  T ]**n     =   ERV

               where:             T  =   average annual total return
                                  P  =   initial $1,000 investment
                                  n  =   number of years
                                  **   =   to the power of
                                  ERV  =   ending value of $1,000 investment

THUS:

            ONE YEAR                                   FIVE YEAR                            SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                              AVERAGE ANNUAL                               AVERAGE ANNUAL
         TOTAL  RETURN                                TOTAL RETURN                                 TOTAL RETURN
$1,000 (1 + T)**1  =     $735.60             $1,000 (1 + T)**5  =    $820.18              $1,000 (1 + T)**8.67 =    $1,742.08
                 T =      -26.44%                             T =      -3.89%                              T =           6.61%
                  ==============                               =============                                =================


DREYFUS VARIABLE INVESTMENT FUND - SMALL COMPANY STOCK PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

            T  =  [ ERV /  P ]  - 1

            where:                 T  =   total return
                                   P  =   initial $1,000 investment
                                   ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.76600000
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $976.60

LESS WITHDRAWAL CHARGE @              8.00% (8% MAX ON PURCHASES)                                   -78.13
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $898.47

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8985

SUBTRACT 1.0                                                                                       -0.1015

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -10.15%
                                                                                          ================

DREYFUS VARIABLE INVESTMENT FUND - SMALL COMPANY STOCK PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                    $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                  16.33933445
                                                                                          ---------------
EQUALS ORIGINAL UNITS PURCHASED                                                                61.2020032
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              0.14397750
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                         0.00000000
                                                                                          ---------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   61.3459807

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                  12.89300807
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                      $790.93

LESS WITHDRAWAL CHARGE @        8.00% (8% MAX ON PURCHASES)                                        -63.27
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                         $727.66

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                          0.7277

SUBTRACT 1.0                                                                                      -0.2723

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                               -27.23%
                                                                                          ===============

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                    $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97                  15.73145328
                                                                                          ---------------
EQUALS ORIGINAL UNITS PURCHASED                                                               63.56691790
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              0.63927800
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                         0.00000000
                                                                                          ---------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  64.20619590

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                  12.89300807
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                      $827.81

LESS WITHDRAWAL CHARGE @      8.00% (8% MAX ON PURCHASES)                                          -66.22
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                         $761.59

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                          0.7616

SUBTRACT 1.0                                                                                      -0.2384

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                              -23.84%
                                                                                          ===============

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-May-96                    $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 01-May-96                  12.50000000
                                                                                          ---------------
EQUALS ORIGINAL UNITS PURCHASED                                                               80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              2.90564730
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                         0.00000000
                                                                                          ---------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  82.90564730

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                  12.89300807
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                    $1,068.90

LESS WITHDRAWAL CHARGE @       4.00% (8% MAX ON PURCHASES)                                         -42.76
                                                                                          ---------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                       $1,026.14

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                          1.0261

SUBTRACT 1.0                                                                                       0.0261

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 2.61%
                                                                                          ===============


DREYFUS VARIABLE INVESTMENT FUND - SMALL COMPANY STOCK PORTFOLIO

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                     where:            T  =   average annual total return
                                       P  =   initial $1,000 investment
                                       n  =   number of years
                                       **    =  to the power of
                                       ERV  =  ending value of $1,000 investment

           ONE YEAR                                       FIVE YEAR                            SINCE PORTFOLIO INCEPTION
        AVERAGE ANNUAL                                  AVERAGE ANNUAL                              AVERAGE ANNUAL
         TOTAL RETURN                                    TOTAL RETURN                                TOTAL RETURN
$1,000 (1 + T)**1  =     $727.66             $1,000 (1 + T)**5  =     $761.59             $1,000 (1 + T)**6.67  =     $1,026.14
                 T =      -27.23%                             T =       -5.30%                             T =             0.39%
                  ==============                               ==============                               ===================

DREYFUS VARIABLE INVESTMENT FUND - SMALL COMPANY STOCK PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                         T  =  [ ERV /  P ]  - 1

                 where:            T  =   total return
                                   P  =   initial $1,000 investment
                                   ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                    10.00000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                     9.76600000
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                                 $976.60

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.9766

SUBTRACT 1.0                                                                                        -0.0234

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  -2.34%
                                                                                          =================

DREYFUS VARIABLE INVESTMENT FUND - SMALL COMPANY STOCK PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                   16.33933445
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                61.20200320
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.14397750
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   61.34598070

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                   12.89300807
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $790.93

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7909

SUBTRACT 1.0                                                                                       -0.2091

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                               -20.91%
                                                                                          ===============

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-97                   15.73145328
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                63.56691790
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.63927800
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   64.20619590

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                   12.89300807
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $827.81

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8278

SUBTRACT 1.0                                                                                       -0.1722

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -17.22%
                                                                                          ================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-May-96                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      01-May-96                   12.50000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               2.90564730
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   82.90564730

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                   12.89300807
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,068.90

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.0689

SUBTRACT 1.0                                                                                        0.0689

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  6.89%
                                                                                          ================


DREYFUS VARIABLE INVESTMENT FUND - SMALL COMPANY STOCK PORTFOLIO

AVERAGE ANNUAL TOTAL RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                     where:           T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                      **   =   to the power of
                                      ERV  =   ending value of $1,000 investment

THUS:

             ONE YEAR                                     FIVE YEAR                               SINCE PORTFOLIO INCEPTION
          AVERAGE ANNUAL                                AVERAGE ANNUAL                                  AVERAGE ANNUAL
           TOTAL RETURN                                  TOTAL RETURN                                    TOTAL RETURN
$1,000 (1 + T)**1  =     $790.93             $1,000 (1 + T)**5  =     $827.81             $1,000 (1 + T)**6.67  =     $1,068.90
                 T =      -20.91%                             T =       -3.71%                             T =             1.00%
                  ==============                               ==============                               ===================


DREYFUS VARIABLE INVESTMENT FUND - INTERNATIONAL VALUE PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                 T  =  [ ERV /  P ]  - 1

                 where:               T  =   total return
                                      P  =   initial $1,000 investment
                                      ERV  =  ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.48500000
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $948.50

LESS WITHDRAWAL CHARGE @          8.00% (8% MAX ON PURCHASES)                                       -75.88
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $872.62

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8726

SUBTRACT 1.0                                                                                       -0.1274

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -12.74%
                                                                                          ================

DREYFUS VARIABLE INVESTMENT FUND - INTERNATIONAL VALUE PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                   10.61719364
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 94.1868477
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               1.00003770
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                    95.1868854

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.08381399
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $864.66

LESS WITHDRAWAL CHARGE @          8.00% (8% MAX ON PURCHASES)                                       -69.17
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $795.49

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7955

SUBTRACT 1.0                                                                                       -0.2045

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -20.45%
                                                                                          ================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97                   13.11758582
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                76.23353980
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              27.89861260
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  104.13215240

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.08381399
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $945.92

LESS WITHDRAWAL CHARGE @       8.00% (8% MAX ON PURCHASES)                                         - 75.67
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $870.25

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8703

SUBTRACT 1.0                                                                                       -0.1298

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -12.98%
                                                                                          ================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-May-96                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 01-May-96                   12.50000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              34.16286480
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  114.16286480

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.08381399
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                     $1,037.03

LESS WITHDRAWAL CHARGE @            4.00% (8% MAX ON PURCHASES)                                     -41.48
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $995.55

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.9956

SUBTRACT 1.0                                                                                       -0.0045

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -0.45%
                                                                                          ================


DREYFUS VARIABLE INVESTMENT FUND - INTERNATIONAL VALUE PORTFOLIO

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                     where:            T  =   average annual total return
                                       P  =   initial $1,000 investment
                                       n  =   number of years
                                       **    =  to the power of
                                       ERV  =  ending value of $1,000 investment

          ONE YEAR                                          FIVE YEAR                        SINCE PORTFOLIO INCEPTION
       AVERAGE ANNUAL                                     AVERAGE ANNUAL                           AVERAGE ANNUAL
        TOTAL RETURN                                       TOTAL RETURN                             TOTAL RETURN
$1,000 (1 + T)**1  =     $795.49                   $1,000 (1 + T)**5  =     $870.25       $1,000 (1 + T)**6.67  =     $995.55
                 T =      -20.45%                                   T =       -2.74%                       T =          -0.07%
                  ==============                                     ==============                         =================

DREYFUS VARIABLE INVESTMENT FUND - INTERNATIONAL VALUE PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                   T  =  [ ERV /  P ]  - 1

                   where:            T  =   total return
                                     P  =   initial $1,000 investment
                                     ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                    10.00000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                     9.48500000
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                                 $948.50

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.9485

SUBTRACT 1.0                                                                                        -0.0515

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  -5.15%
                                                                                          =================

DREYFUS VARIABLE INVESTMENT FUND - INTERNATIONAL VALUE PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                   10.61719364
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                94.18684770
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               1.00003770
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   95.18688540

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    9.08381399
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $864.66

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8647

SUBTRACT 1.0                                                                                       -0.1353

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -13.53%
                                                                                          ================



FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-97                   13.11758582
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                76.23353980
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              27.89861260
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                  104.13215240

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    9.08381399
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $945.92

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.9459

SUBTRACT 1.0                                                                                       -0.0541

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -5.41%
                                                                                          ================


SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-May-96                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      01-May-96                   12.50000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              34.16286480
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                  114.16286480

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    9.08381399
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,037.03

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.0370

SUBTRACT 1.0                                                                                        0.0370

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  3.70%
                                                                                          ================


DREYFUS VARIABLE INVESTMENT FUND - INTERNATIONAL VALUE PORTFOLIO

AVERAGE ANNUAL TOTAL  RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                     where:        T  =   average annual total return
                                   P  =   initial $1,000 investment
                                   n  =   number of years
                                   **   =   to the power of
                                   ERV  =   ending value of $1,000 investment

THUS:

              ONE YEAR                                  FIVE YEAR                                 SINCE PORTFOLIO INCEPTION
           AVERAGE ANNUAL                             AVERAGE ANNUAL                                   AVERAGE ANNUAL
           TOTAL  RETURN                               TOTAL RETURN                                    TOTAL RETURN
$1,000 (1 + T)**1  =     $864.66             $1,000 (1 + T)**5  =     $945.92             $1,000 (1 + T)**6.67  =     $1,037.03
                 T =      -13.53%                             T =       -1.11%                             T =             0.55%
                  ==============                               ==============                               ===================


DREYFUS INVESTMENT PORTFOLIOS - TECHNOLOGY GROWTH PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                     9.16287379
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 109.1360661
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                    109.1360661

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                     5.46879810
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                        $596.84

LESS WITHDRAWAL CHARGE @       8.00% (8% MAX ON PURCHASES)                                           -47.75
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $549.09

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.5491

SUBTRACT 1.0                                                                                        -0.4509

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -45.09%
                                                                                          =================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            31-Aug-99                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Aug-99                    12.50000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                0.06884400
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                    80.06884400

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                     5.46879810
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                        $437.88

LESS WITHDRAWAL CHARGE @      8.00% (8% MAX ON PURCHASES)                                            -35.03
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $402.85

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.4029

SUBTRACT 1.0                                                                                        -0.5972

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -59.72%
                                                                                          =================


DREYFUS INVESTMENT PORTFOLIOS - TECHNOLOGY GROWTH PORTFOLIO

AVERAGE ANNUAL TOTAL RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                     where:            T  =   average annual total return
                                       P  =   initial $1,000 investment
                                       n  =   number of years
                                       **    =  to the power of
                                       ERV  =  ending value of $1,000 investment

            ONE YEAR                                                                           SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                                                                              AVERAGE ANNUAL
          TOTAL RETURN                                                                                TOTAL RETURN
$1,000 (1 + T)**1  =     $549.09                                                          $1,000 (1 + T)**3.34  =     $402.85
                 T =      -45.09%                                                                          T =         -23.83%
                  ==============                                                                            =================

DREYFUS INVESTMENT PORTFOLIOS - TECHNOLOGY GROWTH PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                     T  =  [ ERV /  P ]  - 1

                     where:            T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment


ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                      $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                     9.16287379
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                109.13606610
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   109.13606610

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                     5.46879810
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $596.84

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.5968

SUBTRACT 1.0                                                                                        -0.4032

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -40.32%
                                                                                          =================



SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            31-Aug-99                      $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Aug-99                    12.50000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 80.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                0.06884400
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                    80.06884400

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                     5.46879810
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $437.88

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.4379

SUBTRACT 1.0                                                                                        -0.5621

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -56.21%
                                                                                          =================


DREYFUS INVESTMENT PORTFOLIOS - TECHNOLOGY GROWTH PORTFOLIO

AVERAGE ANNUAL TOTAL  RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [ 1 +  T ]**n     =   ERV

                     where:          T  =   average annual total return
                                     P  =   initial $1,000 investment
                                     n  =   number of years
                                     **   =   to the power of
                                     ERV  =   ending value of $1,000 investment

THUS:

             ONE YEAR                                                                           SINCE PORTFOLIO INCEPTION
          AVERAGE ANNUAL                                                                            AVERAGE ANNUAL
          TOTAL  RETURN                                                                              TOTAL RETURN
$1,000 (1 + T)**1  =     $596.84                                                          $1,000 (1 + T)** 3.34  =     $437.88
                 T =      -40.32%                                                                           T =         -21.91%
                  ==============                                                                             =================


FEDERATED INSURANCE SERIES TRUST -
FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES II
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                       T  =  [  ERV /  P ]  - 1

                       where:      T  =   total return
                                   P  =   initial $1,000 investment
                                 ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               10.09600000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,009.60

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -80.00
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $929.60

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9296

SUBTRACT 1.0                                                                                   -0.0704

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -7.04%
                                                                                          ============

FEDERATED INSURANCE SERIES TRUST -
FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES II
(Standardized Performance)                                    SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                         T  =  [  ERV /  P ]  - 1

                         where:         T  =   total return
                                        P  =   initial $1,000 investment
                                      ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-01               10.16171753
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            98.40856110
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           3.97640050
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              102.38496160

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               10.49213702
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,074.24

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -80.00
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $994.24

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9942

SUBTRACT 1.0                                                                                   -0.0058

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -0.58%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-97                9.95030246
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.49945760
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          22.05322920
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              122.55268680

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               10.49213702
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,285.84

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -80.00
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,205.84

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.2058

SUBTRACT 1.0                                                                                    0.2058

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             20.58%
                                                                                          ============

SINCE PORTFOLIO INCEPTION

INITIAL INVESTMENT ON                                              01-Mar-94                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      01-Mar-94               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          46.36572060
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              146.36572060

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               10.49213702
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,535.69

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                            -61.43
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,474.26

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.4743

SUBTRACT 1.0                                                                                    0.4743

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             47.43%
                                                                                          ============

FEDERATED INSURANCE SERIES TRUST -
FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES II

AVERAGE ANNUAL TOTAL RETURN (including withdrawal charges):
(Standardized Performance)

                    P  [  1 +  T ]**n   =   ERV

                              where:  T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                     **  =   to the power of
                                    ERV  =   ending value of $1,000 investment

          ONE YEAR                                     FIVE YEAR                       SINCE PORTFOLIO INCEPTION
        AVERAGE ANNUAL                               AVERAGE ANNUAL                          AVERAGE ANNUAL
         TOTAL RETURN                                 TOTAL RETURN                            TOTAL RETURN

$1,000 (1 + T)**1 =   $994.24             $1,000 (1 + T)**5 =   $1,205.84       $1,000 (1 + T)**8.84 =     $1,474.26
                T =     -0.58%                            T =        3.81%                         T =          4.49%
                =============                             ===============                          =================

FEDERATED INSURANCE SERIES TRUST -
FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES II
(Non-Standardized Performance)                                SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

            T  =  [  ERV /  P ]  - 1

                     where:       T  =   total return
                                  P  =   initial $1,000 investment
                                ERV  =   ending value of $1,000 investment



SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               10.09600000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                          $1,009.60

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.0096

SUBTRACT 1.0                                                                                    0.0096

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                              0.96%
                                                                                          ============

FEDERATED INSURANCE SERIES TRUST -
FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES II
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                  T  =  [  ERV /  P ]  - 1

                  where:          T  =   total return
                                  P  =   initial $1,000 investment
                                ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-01               10.16171753
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            98.40856110
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           3.97640050
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              102.38496160

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02               10.49213702
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,074.24

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.0742

SUBTRACT 1.0                                                                                    0.0742

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                              7.42%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-97                9.95030246
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.49945760
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          22.05322920
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              122.55268680

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02               10.49213702
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,285.84

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.2858

SUBTRACT 1.0                                                                                    0.2858

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             28.58%
                                                                                          ============

SINCE PORTFOLIO INCEPTION

INITIAL INVESTMENT ON                                              01-Mar-94                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         01-Mar-94               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          46.36572060
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              146.36572060

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02               10.49213702
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,535.69

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.5357

SUBTRACT 1.0                                                                                    0.5357

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             53.57%
                                                                                          ============

FEDERATED INSURANCE SERIES TRUST -
FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES II

AVERAGE ANNUAL TOTAL RETURN (NOT including withdrawal charges):
(Non-Standardized Performance)

                  P  [  1 +  T ]**n  =   ERV

                  where:          T  =   average annual total return
                                  P  =   initial $1,000 investment
                                  n  =   number of years
                                **   =   to the power of
                                ERV  =   ending value of $1,000 investment
THUS:

              ONE YEAR                                FIVE YEAR                            SINCE PORTOLIO INCEPTION
           AVERAGE ANNUAL                          AVERAGE ANNUAL                               AVERAGE ANNUAL
            TOTAL RETURN                            TOTAL RETURN                                 TOTAL RETURN

$1,000 (1 + T)**1 =  $1,074.24             $1,000 (1 + T)**5 =  $1,285.84            $1,000 (1 + T)**8.84 =  $1,535.69
                T =       7.42%                            T =       5.16%                              T =       4.97%
                ==============                             ==============                               ==============


FEDERATED INSURANCE SERIES TRUST-FEDERATED CAPITAL APPRECIATION FUND II
(Standardized Performance)                                    SEPARATE ACCOUNT C



CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

             T  =  [ ERV /  P ]  - 1

             where:                 T  =   total return
                                    P  =   initial $1,000 investment
                                    ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.66200000
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $966.20

LESS WITHDRAWAL CHARGE @            8.00% (8% MAX ON PURCHASES)                                     -77.30
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $888.90

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8889

SUBTRACT 1.0                                                                                       -0.1111

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -11.11%
                                                                                          ================

FEDERATED INSURANCE SERIES TRUST- FEDERATED CAPITAL APPRECIATION FUND II
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                          T  =  [ ERV /  P ]  - 1

           where:                 T  =   total return
                                  P  =   initial $1,000 investment
                                  ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                       $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                      5.61834681
                                                                                          ------------------
EQUALS ORIGINAL UNITS PURCHASED                                                                  177.9883005
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                 0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                            0.00000000
                                                                                          ------------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                     177.9883005

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                      4.26407395
                                                                                          ------------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                         $758.96

LESS WITHDRAWAL CHARGE @             8.00% (8% MAX ON PURCHASES)                                      -60.72
                                                                                          ------------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                            $698.24

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                             0.6982

SUBTRACT 1.0                                                                                         -0.3018

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  -30.18%
                                                                                          ==================


SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            16-Jun-00                       $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 16-Jun-00                     10.00000000
                                                                                          ------------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 100.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                 0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                            0.00000000
                                                                                          ------------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                    100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                      4.26407395
                                                                                          ------------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                         $426.41

LESS WITHDRAWAL CHARGE @          8.00% (8% MAX ON PURCHASES)                                         -34.11
                                                                                          ------------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                            $392.30

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                             0.3923

SUBTRACT 1.0                                                                                         -0.6077

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  -60.77%
                                                                                          ==================



FEDERATED INSURANCE SERIES TRUST- FEDERATED CAPITAL APPRECIATION FUND II

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                          P  [ 1 +  T ]**n     =   ERV

              where:                 T  =   average annual total return
                                     P  =   initial $1,000 investment
                                     n  =   number of years
                                     **    =  to the power of
                                     ERV  =  ending value of $1,000 investment

           ONE YEAR                                                                          SINCE PORTFOLIO INCEPTION
        AVERAGE ANNUAL                                                                             AVERAGE ANNUAL
         TOTAL RETURN                                                                               TOTAL RETURN
$1,000 (1 + T)**1  =     $698.24                                                          $1,000 (1 + T)**2.54  =     $392.30
                 T =      -30.18%                                                                          T =         -30.82%
                  ==============                                                                            =================

FEDERATED INSURANCE SERIES TRUST- FEDERATED CAPITAL APPRECIATION FUND II
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                 T  =  [ ERV /  P ]  - 1

                 where:                T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                       $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                     10.00000000
                                                                                          ------------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                            0.00000000
                                                                                          ------------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                    100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                      9.66200000
                                                                                          ------------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                                  $966.20

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                             0.9662

SUBTRACT 1.0                                                                                         -0.0338

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                   -3.38%
                                                                                          ==================

FEDERATED INSURANCE SERIES TRUST-FEDERATED CAPITAL APPRECIATION FUND II
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

           T  =  [ ERV /  P ]  - 1

           where:                 T  =   total return
                                  P  =   initial $1,000 investment
                                  ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                    5.61834681
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               177.98830050
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                  177.98830050

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    4.26407395
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $758.96

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7590

SUBTRACT 1.0                                                                                       -0.2410

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -24.10%
                                                                                          ================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            16-Jun-00                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      16-Jun-00                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                  100.00000000

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    4.26407395
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $426.41

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.4264

SUBTRACT 1.0                                                                                       -0.5736

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -57.36%
                                                                                          ================


FEDERATED INSURANCE SERIES TRUST- FEDERATED CAPITAL APPRECIATION FUND II

AVERAGE ANNUAL TOTAL  RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

               P  [ 1 +  T ]**n     =   ERV

               where:                 T  =   average annual total return
                                      P  =   initial $1,000 investment
                                      n  =   number of years
                                      **   =   to the power of
                                      ERV  =   ending value of $1,000 investment

THUS:

            ONE YEAR                                                                          SINCE PORTFOLIO INCEPTION
         AVERAGE ANNUAL                                                                            AVERAGE ANNUAL
         TOTAL  RETURN                                                                              TOTAL RETURN
$1,000 (1 + T)**1  =     $758.96                                                          $1,000 (1 + T)**2.54  =     $426.41
                 T =      -24.10%                                                                          T =         -28.51%
                  ==============                                                                            =================


MERRILL LYNCH  VARIABLE SERIES FUNDS, INC. - BASIC VALUE V.I. FUND
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                    T  =  [ ERV /  P ]  - 1

                    where:         T  =   total return
                                   P  =   initial $1,000 investment
                                   ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                      $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                    10.00000000
                                                                                          -----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                          -----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    10.42100000
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                      $1,042.10

LESS WITHDRAWAL CHARGE @           8.00% (8% MAX ON PURCHASES)                                       -80.00
                                                                                          -----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $962.10

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.9621

SUBTRACT 1.0                                                                                        -0.0379

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  -3.79%
                                                                                          =================

MERRILL LYNCH  VARIABLE SERIES FUNDS, INC. - BASIC VALUE V.I. FUND
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                    T  =  [ ERV /  P ]  - 1

                    where:        T  =   total return
                                  P  =   initial $1,000 investment
                                  ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                   11.85634164
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 84.3430487
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               1.76319330
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                    86.1062420

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.40792239
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $810.08

LESS WITHDRAWAL CHARGE @          8.00% (8% MAX ON PURCHASES)                                       -64.81
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $745.27

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.7453

SUBTRACT 1.0                                                                                       -0.2547

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -25.47%
                                                                                          ================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97                   14.80540989
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                67.54287840
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              58.68734650
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  126.23022490

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.40792239
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                     $1,187.56

LESS WITHDRAWAL CHARGE @          8.00% (8% MAX ON PURCHASES)                                       -80.00
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,107.56

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.1076

SUBTRACT 1.0                                                                                        0.1076

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 10.76%
                                                                                          ================

SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-Jul-93                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 01-Jul-93                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                             141.58825250
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  241.58825250

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    9.40792239
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                     $2,272.84

LESS WITHDRAWAL CHARGE @           4.00% (8% MAX ON PURCHASES)                                      -80.00
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $2,192.84

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           2.1928

SUBTRACT 1.0                                                                                        1.1928

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                119.28%
                                                                                          ================


MERRILL LYNCH  VARIABLE SERIES FUNDS, INC. - BASIC VALUE V.I. FUND

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                          P  [ 1 +  T ]**n     =   ERV

                  where:             T  =   average annual total return
                                     P  =   initial $1,000 investment
                                     n  =   number of years
                                     **    =  to the power of
                                     ERV  =  ending value of $1,000 investment

           ONE YEAR                                     FIVE YEAR                             SINCE PORTFOLIO INCEPTION
        AVERAGE ANNUAL                                AVERAGE ANNUAL                                AVERAGE ANNUAL
         TOTAL RETURN                                  TOTAL RETURN                                  TOTAL RETURN
$1,000 (1 + T)**1  =     $745.27             $1,000 (1 + T)**5  =     $1,107.56           $1,000 (1 + T)**9.51  =     $2,192.84
                 T =      -25.47%                             T =          2.06%                           T =             8.61%
                  ==============                               ================                             ===================

MERRILL LYNCH  VARIABLE SERIES FUNDS, INC. - BASIC VALUE V.I. FUND
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                 T  =  [ ERV /  P ]  - 1

                 where:                T  =   total return
                                       P  =   initial $1,000 investment
                                       ERV  =  ending value of $1,000 investment

SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL  INVESTMENT  ON                                            04-Jun-02                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 04-Jun-02                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000

LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  100.00000000

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                   10.42100000
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                              $1,042.10

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.0421

SUBTRACT 1.0                                                                                        0.0421

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  4.21%
                                                                                          ================

MERRILL LYNCH  VARIABLE SERIES FUNDS, INC. - BASIC VALUE V.I. FUND
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                          T  =  [ ERV /  P ]  - 1

                 where:              T  =   total return
                                     P  =   initial $1,000 investment
                                     ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                   11.85634164
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                84.34304870
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               1.76319330
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   86.10624200

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    9.40792239
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $810.08

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.8101

SUBTRACT 1.0                                                                                       -0.1899

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -18.99%
                                                                                          ================


FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-97                   14.80540989
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                67.54287840
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              58.68734650
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                  126.23022490

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    9.40792239
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,187.56

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.1876

SUBTRACT 1.0                                                                                        0.1876

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 18.76%
                                                                                          ================


SINCE PORTFOLIO INCEPTION

INITIAL  INVESTMENT  ON                                            01-Jul-93                     $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      01-Jul-93                   10.00000000
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                               100.00000000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                             141.58825250
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                  241.58825250

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                    9.40792239
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $2,272.84

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           2.2728

SUBTRACT 1.0                                                                                        1.2728

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                127.28%
                                                                                          ================

MERRILL LYNCH  VARIABLE SERIES FUNDS, INC. - BASIC VALUE V.I. FUND

AVERAGE ANNUAL TOTAL  RETURN     (NOT including withdrawal charges):
(Non-Standardized Performance)

           P  [ 1 +  T ]**n     =   ERV

           where:                 T  =   average annual total return
                                  P  =   initial $1,000 investment
                                  n  =   number of years
                                  **   =   to the power of
                                  ERV  =   ending value of $1,000 investment
THUS:

         ONE YEAR                                       FIVE YEAR                            SINCE PORTFOLIO INCEPTION
       AVERAGE ANNUAL                                 AVERAGE ANNUAL                              AVERAGE ANNUAL
        TOTAL  RETURN                                  TOTAL RETURN                                TOTAL RETURN

$1,000 (1 + T)**1  =     $810.08             $1,000 (1 + T)**5  =     $1,187.56           $1,000 (1 + T)**9.51  =     $2,272.84
                 T =      -18.99%                             T =          3.50%                           T =             9.02%
                  ==============                               ================                             ===================


MERRILL LYNCH VARIABLE SERIES FUNDS, INC. - SMALL CAP VALUE V.I. FUND
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                         T  =  [  ERV /  P ]  - 1

                         where:    T  =   total return
                                   P  =   initial $1,000 investment
                                 ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               10.04000000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,004.00

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -80.00
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $924.00

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9240

SUBTRACT 1.0                                                                                   -0.0760

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -7.60%
                                                                                          ============


MERRILL LYNCH VARIABLE SERIES FUNDS, INC. - SMALL CAP VALUE V.I. FUND
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                  T  =  [  ERV /  P ]  - 1

                  where:          T  =   total return
                                  P  =   initial $1,000 investment
                                ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-01               20.01539294
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            49.96154730
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           2.82757680
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02               52.78912410

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               14.22740120
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $751.05

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -60.08
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $690.97

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.6910

SUBTRACT 1.0                                                                                   -0.3090

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -30.90%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-97               23.52627873
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            42.50565980
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          50.41921990
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02               92.92487970

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               14.22740120
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,322.08

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -80.00
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,242.08

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.2421

SUBTRACT 1.0                                                                                    0.2421

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             24.21%
                                                                                          ============

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-92               16.26648896
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            61.47608140
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         104.46076310
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              165.93684450

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               14.22740120
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $2,360.85

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                            -80.00
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $2,280.85

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       2.2809

SUBTRACT 1.0                                                                                    1.2809

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            128.09%
                                                                                          ============


MERRILL LYNCH VARIABLE SERIES FUNDS, INC. - SMALL CAP VALUE V.I. FUND

AVERAGE ANNUAL TOTAL RETURN (including withdrawal charges):
(Standardized Performance)

                  P  [  1 +  T ]**n   =   ERV

                  where:           T  =   average annual total return
                                   P  =   initial $1,000 investment
                                   n  =   number of years
                                  **  =   to the power of
                                 ERV  =   ending value of $1,000 investment

          ONE YEAR                                       FIVE YEAR                                      TEN YEAR
        AVERAGE ANNUAL                                 AVERAGE ANNUAL                                AVERAGE ANNUAL
         TOTAL RETURN                                   TOTAL RETURN                                  TOTAL RETURN


$1,000 (1 + T)**1 =    $690.97                 $1,000 (1 + T)**5 =    $1,242.08             $1,000 (1 + T)**10.00 =    $2,280.85
                T =     -30.90%                                T =         4.43%                                T =         8.59%
                ==============                                 ================                                 ================

MERRILL LYNCH VARIABLE SERIES FUNDS, INC. - SMALL CAP VALUE V.I. FUND
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                      T  =  [  ERV /  P ]  - 1

                      where:         T  =   total return
                                     P  =   initial $1,000 investment
                                   ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02               10.04000000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                          $1,004.00

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.0040

SUBTRACT 1.0                                                                                    0.0040

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                              0.40%
                                                                                          ============


MERRILL LYNCH VARIABLE SERIES FUNDS, INC. - SMALL CAP VALUE V.I. FUND
(Non-Standardized Performance)                                SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                   T  =  [  ERV /  P ]  - 1

                   where:            T  =   total return
                                     P  =   initial $1,000 investment
                                   ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-01               20.01539294
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            49.96154730
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           2.82757680
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02               52.78912410

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02               14.22740120
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $751.05

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.7511

SUBTRACT 1.0                                                                                   -0.2490

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -24.90%
                                                                                          ============


FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-97               23.52627873
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            42.50565980
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          50.41921990
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02               92.92487970

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02               14.22740120
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,322.08

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.3221

SUBTRACT 1.0                                                                                    0.3221

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             32.21%
                                                                                          ============

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-92               16.26648896
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            61.47608140
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         104.46076310
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              165.93684450

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02               14.22740120
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $2,360.85

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       2.3609

SUBTRACT 1.0                                                                                    1.3609

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            136.09%
                                                                                          ============

MERRILL LYNCH VARIABLE SERIES FUNDS, INC. - SMALL CAP VALUE V.I. FUND

AVERAGE ANNUAL TOTAL  RETURN (NOT including withdrawal charges):
(Non-Standardized Performance)

                 P  [  1 +  T ]**n     =   ERV

                 where:         T  =   average annual total return
                                P  =   initial $1,000 investment
                                n  =   number of years
                               **  =   to the power of
                              ERV  =   ending value of $1,000 investment
THUS:

             ONE YEAR                                      FIVE YEAR                                  TEN YEAR
          AVERAGE ANNUAL                                 AVERAGE ANNUAL                             AVERAGE ANNUAL
           TOTAL  RETURN                                  TOTAL RETURN                               TOTAL RETURN

$1,000 (1 + T)**1 =     $751.05                 $1,000 (1 + T)**5 =   $1,322.08            $1,000 (1 + T)**10 =   $2,360.85
                T =      -24.90%                                T =        5.74%                            T =        8.97%
                ===============                                 ===============                             ===============


NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT BALANCED PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                         T  =  [  ERV /  P ]  - 1

                         where:         T  =   total return
                                        P  =   initial $1,000 investment
                                      ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                9.74800000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $974.80

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -77.98
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $896.82

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.8968

SUBTRACT 1.0                                                                                   -0.1032

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -10.32%
                                                                                          ============

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT BALANCED PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                   T  =  [  ERV /  P ]  - 1

                   where:             T  =   total return
                                      P  =   initial $1,000 investment
                                    ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-01                7.96642433
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           125.52683090
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           3.10627310
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              128.63310400

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                6.34467142
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $816.13

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -65.29
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $750.84

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.7508

SUBTRACT 1.0                                                                                   -0.2492

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -24.92%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-97               15.58826536
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            64.15081960
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          85.93700650
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              150.08782610

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                6.34467142
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                   $952.26

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                            -76.18
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $876.08

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.8761

SUBTRACT 1.0                                                                                   -0.1239

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -12.39%
                                                                                          ============

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      31-Dec-92               14.06540476
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            71.09642540
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         155.25049490
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              226.34692030

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                6.34467142
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                 $1,436.10

LESS WITHDRAWAL CHARGE @ 4.00% (8% MAX ON PURCHASES)                                            -57.44
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,378.66

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.3787

SUBTRACT 1.0                                                                                    0.3787

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             37.87%
                                                                                          ============

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT BALANCED PORTFOLIO

AVERAGE ANNUAL TOTAL RETURN (including withdrawal charges):
(Standardized Performance)

                  P  [  1 +  T ]**n   =  ERV

                  where:       T  =   average annual total return
                               P  =   initial $1,000 investment
                               n  =   number of years
                              **  =   to the power of
                             ERV  =   ending value of $1,000 investment

            ONE YEAR                                 FIVE YEAR                                     TEN YEAR
         AVERAGE ANNUAL                            AVERAGE ANNUAL                               AVERAGE ANNUAL
          TOTAL RETURN                              TOTAL RETURN                                 TOTAL RETURN

$1,000 (1 + T)**1  =  $750.84              $1,000 (1 + T)**5 =    $876.08          $1,000 (1 + T)**10.00  =   $1,378.66
                T  =   -24.92%                             T =      -2.61%                             T  =        3.26%
                =============                              ==============                              ================

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT BALANCED PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                      T  =  [  ERV /  P ]  - 1

                      where:            T  =   total return
                                        P  =   initial $1,000 investment
                                      ERV  =   ending value of $1,000 investment


SINCE INCLUSION IN SEPARATE ACCOUNT

INITIAL INVESTMENT ON                                              04-Jun-02                 $1,000.00
DIVIDED BY NET ASSET VALUE ON                                      04-Jun-02               10.00000000
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           100.00000000

LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD AT END OF PERIOD ON                              31-Dec-02              100.00000000

MULTIPLIED BY NET ASSET VALUE ON                                   31-Dec-02                9.74800000
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT                                            $974.80

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9748

SUBTRACT 1.0                                                                                   -0.0252

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -2.52%
                                                                                          ============

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT BALANCED PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                    T  =  [  ERV /  P ]  - 1

                    where:             T  =   total return
                                       P  =   initial $1,000 investment
                                     ERV  =   ending value of $1,000 investment

ONE YEAR

INITIAL INVESTMENT ON                                              31-Dec-01                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-01                7.96642433
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                           125.52683090
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                           3.10627310
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              128.63310400

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                6.34467142
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $816.13

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.8161

SUBTRACT 1.0                                                                                   -0.1839

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                            -18.39%
                                                                                          ============

FIVE YEAR

INITIAL INVESTMENT ON                                              31-Dec-97                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-97               15.58826536
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            64.15081960
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                          85.93700650
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                      0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              150.08782610

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                6.34467142
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                      $952.26

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       0.9523

SUBTRACT 1.0                                                                                   -0.0477

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             -4.77%
                                                                                          ============

TEN YEAR

INITIAL INVESTMENT ON                                              31-Dec-92                 $1,000.00
DIVIDED BY FEE ADJUSTED NET ASSET VALUE ON                         31-Dec-92                4.06540476
                                                                                          ------------
EQUALS ORIGINAL UNITS PURCHASED                                                            71.09642540
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                         155.25049490
LESS UNITS USED TO PAY FOR POLICY MAINTENANCE CHARGES                                       0.00000000
                                                                                          ------------
EQUALS UNITS HELD ON                                               31-Dec-02              226.34692030

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE ON                      31-Dec-02                6.34467142
                                                                                          ------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                    $1,436.10

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                       1.4361

SUBTRACT 1.0                                                                                    0.4361

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                             43.61%
                                                                                          ============

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT BALANCED PORTFOLIO

AVERAGE ANNUAL TOTAL  RETURN (NOT including withdrawal charges):
(Non-Standardized Performance)

                     P  [  1 +  T ]**n     =   ERV

                     where:       T  =   average annual total return
                                  P  =   initial $1,000 investment
                                  n  =   number of years
                                 **  =   to the power of
                                ERV  =   ending value of $1,000 investment
THUS:

             ONE YEAR                                  FIVE YEAR                                  TEN YEAR
           AVERAGE ANNUAL                            AVERAGE ANNUAL                            AVERAGE ANNUAL
            TOTAL RETURN                              TOTAL RETURN                              TOTAL RETURN

$1,000 (1 + T)**1 =    $816.13            $1,000 (1 + T)**5 =     $952.26            $1,000 (1 + T)**10  =  $1,436.10
                T =     -18.39%                           T =       -0.97%                            T  =       3.69%
                ==============                            ===============                             ===============


NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT GROWTH PORTFOLIO
(Standardized Performance)                                    SEPARATE ACCOUNT C


CUMULATIVE TOTAL RETURN WITH WITHDRAWAL CHARGE:
(Standardized Performance)

                     T  =  [  ERV /  P ]  - 1

                     where:          T  =   total return
                                     P  =   initial $1,000 investment
                                     ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-01                    8.88320048
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                112.5720400
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                   112.5720400

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    6.02376704
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $678.11

LESS WITHDRAWAL CHARGE @ 8.00% (8% MAX ON PURCHASES)                                                -54.25
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $623.86

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.6239

SUBTRACT 1.0                                                                                       -0.3761

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -37.61%
                                                                                          ================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-97                   25.00862201
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                39.98620950
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              73.32343300
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  113.30964250

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    6.02376704
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                       $682.55

LESS WITHDRAWAL CHARGE @         8.00% (8% MAX ON PURCHASES)                                        -54.60
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                          $627.95

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           0.6280

SUBTRACT 1.0                                                                                       -0.3721

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                -37.21%
                                                                                          ================

TEN YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-92                     $1,000.00
DIVIDED  BY  NET  ASSET  VALUE  ON                                 31-Dec-92                   20.54017336
                                                                                          ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                48.68508080
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                             149.12953750
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                          0.00000000
                                                                                          ----------------
EQUALS UNITS HELD AT END OF PERIOD  ON                             31-Dec-02                  197.81461830

MULTIPLIED BY NET ASSET VALUE  ON                                  31-Dec-02                    6.02376704
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT
BEFORE WITHDRAWAL CHARGE ON                                        31-Dec-02                     $1,191.59

LESS WITHDRAWAL CHARGE @         4.00% (8% MAX ON PURCHASES)                                        -47.66
                                                                                          ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                        $1,143.93

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                           1.1439

SUBTRACT 1.0                                                                                        0.1439

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 14.39%
                                                                                          ================

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT GROWTH PORTFOLIO

AVERAGE ANNUAL TOTAL  RETURN     (including withdrawal charges):
(Standardized Performance)

                     P  [  1 +  T ]**n     =   ERV

                     where:          T  =   average annual total return
                                     P  =   initial $1,000 investment
                                     n  =   number of years
                                    **  =   to the power of
                                   ERV  =   ending value of $1,000 investment


        ONE YEAR                                       FIVE YEAR                                     TEN YEAR
      AVERAGE ANNUAL                                 AVERAGE ANNUAL                               AVERAGE ANNUAL
       TOTAL RETURN                                   TOTAL RETURN                                 TOTAL RETURN

$1,000 (1 + T)**1 =     $623.86              $1,000 (1 + T)**5 =     $627.95              $1,000 (1 + T)**10.00 =     $1,143.93
                T =      -37.61%                             T =       -8.89%                                 T =          1.35%
                   ============                                 ============                                     ==============

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT GROWTH PORTFOLIO
(Non-Standardized Performance)                                SEPARATE ACCOUNT C

CUMULATIVE TOTAL RETURN WITH NO WITHDRAWAL CHARGE:
(Non-Standardized Performance)

                  T  =  [  ERV /  P ]  - 1

                  where:         T  =   total return
                                 P  =   initial $1,000 investment
                                 ERV  =  ending value of $1,000 investment

ONE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-01                      $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-01                     8.88320048
                                                                                           ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                112.57204000
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                                0.00000000
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                           ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   112.57204000

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                     6.02376704
                                                                                           ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $678.11

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.6781

SUBTRACT 1.0                                                                                        -0.3219

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -32.19%
                                                                                           ================

FIVE YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-97                      $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-97                    25.00862201
                                                                                           ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 39.98620950
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                               73.32343300
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                           ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   113.30964250

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                     6.02376704
                                                                                           ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                           $682.55

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            0.6826

SUBTRACT 1.0                                                                                        -0.3175

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                 -31.75%
                                                                                           ================

TEN YEAR

INITIAL  INVESTMENT  ON                                            31-Dec-92                      $1,000.00
DIVIDED  BY FEE ADJUSTED  NET ASSET VALUE  ON                      31-Dec-92                    20.54017336
                                                                                           ----------------
EQUALS ORIGINAL UNITS PURCHASED                                                                 48.68508080
PLUS UNITS ACQUIRED THROUGH DIVIDEND REINVESTMENT                                              149.12953750
LESS UNITS USED TO PAY FOR  POLICY MAINTENANCE CHARGES                                           0.00000000
                                                                                           ----------------
EQUALS UNITS HELD  ON                                              31-Dec-02                   197.81461830

MULTIPLIED BY FEE ADJUSTED NET ASSET VALUE  ON                     31-Dec-02                     6.02376704
                                                                                           ----------------
EQUALS ENDING REDEEMABLE VALUE OF $1,000 INVESTMENT (ERV)                                         $1,191.59

DIVIDED BY ORIGINAL $1,000 INVESTMENT (P)                                                            1.1916

SUBTRACT 1.0                                                                                         0.1916

EXPRESSED AS A PERCENTAGE EQUALS THE TOTAL RETURN FOR THE PERIOD (T)                                  19.16%
                                                                                           ================

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST - AMT GROWTH PORTFOLIO

AVERAGE ANNUAL TOTAL RETURN (NOT including withdrawal charges):
(Non-Standardized Performance)

                  P  [ 1 +  T ]**n  =   ERV

                  where:         T  =   average annual total return
                                 P  =   initial $1,000 investment
                                 n  =   number of years
                                **  =   to the power of
                               ERV  =   ending value of $1,000 investment

THUS:

              ONE YEAR                                     FIVE YEAR                                   TEN YEAR
          AVERAGE ANNUA                                 AVERAGE ANNUAL                              AVERAGE ANNUAL
           TOTAL RETURN                                  TOTAL RETURN                                TOTAL RETURN
$1,000 (1 + T)**1  =     $678.11             $1,000 (1 + T)**5 =     $682.55              $1,000 (1 + T)**10 =     $1,191.59
                T  =      -32.19%                            T =       -7.35%                              T =          1.77%
                    ============                               =============                                  ==============


                                                                                                                      EXHIBIT 99

WILLIAM M. CAMERON ("WMC")                                                    LYNDA L. CAMERON ("LLC")
--------------------------------------------------------------------------------------------------------------------------------
American Fidelity Property Company                                            First Fidelity Bancorp, Inc.
of North Carolina, Inc.                                                       49% - OK
100% - NC                                                                     73-1176204
73-1386433
===============================================                               -------------------------------------------------
First Fidelity Bancorp, Inc.                                                  First Fidelity Bank, NA
49% - OK                                                                      100%
73-1176204                                                                    73-1100200
-----------------------------------------------                               -------------------------------------------------
First Fidelity Bank, NA                                                       First Fidelity Financial Services, Inc.
100%                                                                          100% - OK
73-1100200                                                                    73-1585480
-----------------------------------------------                               =================================================
First Fidelity Financial Services, Inc.                                       Cameron Equestrian Center, Inc.
100% - OK                                                                     100% - OK
73-1585480                                                                    73-1289555
-----------------------------------------------                               -------------------------------------------------
                                                                              Cameron Arabian, Inc.
                                                                              100% - OK
                                                                              73-1315467
===============================================-------------------------------=================================================
                                                           Cameron Associates, Inc.
                                                            50% WMC; 50% LLC - OK
                                                                  73-1533495
------------------------------------------------------------------------------------------------------------------------------------
                                                        **Cameron Enterprises,
                                                    A Limited Partnership (CELP) - OK
                                                              73-1267299
------------------------------------------------------------------------------------------------------------------------------------
                                                      American Fidelity Corp. (AFC)
                                                         94.0% - NV 73-0966202
------------------------------------------------------------------------------------------------------------------------------------
Market Place              *Security General Life Ins. Co. (SGL)                   American Fidelity            American Mortgage &
Realty Corp.              100% - OK                                               Assurance Co. (AFA)          Investment Co.
(MPRC)                    73-0741925                                              100% - OK                    (AMICO)
100% - OK                 NAIC #68691                                             73-0714500                   98.7% - OK
73-1160212                                                                        NAIC #60410                  73-1232134
====================================================================================================================================
Education World,     Concourse C, Inc.     American Fidelity     ASC Holding, L.L.C.      American Public     American Fidelity
Inc.                 100% - OK             Property Co. (AFPC)   75% - OK                 Holdings, Inc.      International
100% - OK            73-1575531            100% - OK             73-1528120               100% - MS           Holdings, Inc.
73-1505641                                 73-1290496                                     64-0874171          100% - OK
====================================================================================================================================
                                                *American Fidelity Assurance Co. (AFA)
                                                            100% - OK
                                                            73-0714500
                                                            NAIC #60410
------------------------------------------------------------------------------------------------------------------------------------
AF Apartments, Inc.   Senior Partners, LLC  American     Balliet's, L.L.C.  Apple Creek       American Fidelity  First Financial
100% - OK             50% - OK              Fidelity     75% - OK           Apartments, Inc.  Ltd. Agency, Inc.  Securities of
73-1512985            73-1559624            Securities,  73-1529608         100% - OK         (AFLA)             America, Inc.
                                            Inc. (AFS)                      73-1408485        100% - OK          100% - TX
                                            100% - OK                                         73-1352430         76-0055292
                                            73-0783902
====================================================================================================================================
                                                          Concourse C, Inc.
                                                             100% - OK
                                                             73-1575531
------------------------------------------------------------------------------------------------------------------------------------
                      EnrollCom, Inc.       Concourse Two, Inc.                      Concourse Three, Inc.
                      100% - OK             100% - OK                                100% - OK
                      73-1575385            73-1583667                               73-1583669
====================================================================================================================================
                                                  American Fidelity Property Co. (AFPC)
                                                              100% - OK
                                                              73-1290496
------------------------------------------------------------------------------------------------------------------------------------
                      Home Rentals, Inc.    Western Partners, LLC                    Broadway Tech, Inc.
                      100% - OK             100% - OK                                100% - OK
                      73-1364266            73-1544275
====================================================================================================================================
                                                          ASC Holding, L.L.C.
                                                              75% - OK
                                                             73-1528120
------------------------------------------------------------------------------------------------------------------------------------
                      InvesTrust, N.A.      Oklahoma @ Data Services                 Asset Services Co., L.L.C.
                      100% - OK             100% - OK                                100% - OK
                      73-1546867            73-1590280                               73-1547246
====================================================================================================================================
                                              American Fidelity International Holdings, Inc.
                                                              100% - OK
                                                             73-1421879
------------------------------------------------------------------------------------------------------------------------------------
                      American Fidelity Offshore Investments, Ltd.                  American Fidelity Care, LLC
                      100% - Bermuda                                                33% - OK
                      NAIC #20400                                                   73-1424864
                      Reg. #EC20754
====================================================================================================================================
                                                     Senior Partners, LLC
                                                           50% - OK
                                                          73-1559624
------------------------------------------------------------------------------------------------------------------------------------
                      Bordeaux, LLC                                                 Vineyard Cottages, LLC
                      75% - OK                                                      66.7% - OK
                      73-1559626                                                    73-1559625
====================================================================================================================================
                                              American Fidelity Ltd. Agency, Inc. (AFLA)
                                                               100% - OK
                                                              73-1352430
------------------------------------------------------------------------------------------------------------------------------------
                                                American Fidelity General Agency, Inc.
                                                        (AFGA) - 100% - OK
                                                              73-1352431
------------------------------------------------------------------------------------------------------------------------------------
                                          American Fidelity General Agency of Alabama, Inc.
                                                             100% - AL
                                                            74-2945370
====================================================================================================================================
                                            American Fidelity Offshore Investments, Ltd.
                                                           100% - Bermuda
                                                             NAIC #20400
                                                            Reg. #EC20754
------------------------------------------------------------------------------------------------------------------------------------
American Fidelity     ***American Fidelity  ***Covenant             ***Pacific World    ***American Fidelity     Mari El Development
International         (China), Ltd.         Underwriters            Holdings, Ltd.      (Cypress) Ltd.           Corporation Limited
(Bermuda) Ltd.        93% - Bermuda         (Bermuda) Ltd.          55% - Labuan        99% - Republic of        51.3% - Republic of
100% - Bermuda                              33.33% - Bermuda                            Cyprus                   Cyprus
Reg #28402                                                                                                       Reg. #7035 - AFOI
====================================================================================================================================
                                                 ***American Fidelity (Cypress) Ltd.
                                                       99% - Republic of Cyprus
------------------------------------------------------------------------------------------------------------------------------------
                                                      ***Soyuznik Insurance Co.
                                                      34% - Russian Federation
====================================================================================================================================
                                                American Public Holdings, Inc. (APH)
                                                             100% - MS
                                                            64-0874171
------------------------------------------------------------------------------------------------------------------------------------
                     *American Public Life Ins. Co.          DentaCare Marketing &                Greater South Insurance
                     (APLICO)                                Administration, Inc. (DCM&A)         Co.
                     100% - MS                               100% - LA                            (GSIC)
                     64-0349942                              72-1251800                           100% - MS
                     NAIC #60801                                                                     64-0874171
====================================================================================================================================



                                              WILLIAM M. CAMERON ("WMC")/LYNDA L. CAMERON ("LLC")

                                                           Cameron Associates, Inc.
                                                            50% WMC; 50% LLC - OK
                                                                 73-1533495


                                                            **Cameron Enterprises,
                                                       A Limited Partnership (CELP) - OK
                                                                 73-1267299
====================================================================================================================================
                                                            CELP Ltd. Agency, Inc.
                                                                  100% - OK
                                                                  73-1369092
====================================================================================================================================
                                                    North American Ins. Agency, Inc. (NAIA)
                                                         100% of Special Stock - OK
                                                                 73-0687265
------------------------------------------------------------------------------------------------------------------------------------
Agar Ins. Agency, Inc.                North American Ins.                       N.A.I.A. of Louisiana, Inc.
95.4% - OK                            Agency of Colorado, Inc.                  100% - LA
73-0675989                            100% - CO                                 72-0761691
                                      84-0599059
North  American  Insurance            North American Ins.                       North American Ltd. Agency, Inc.     N.A.I.A. Ins.
Agency of New Mexico, Inc.            Agency of Tulsa, Inc.                     100% - OK                            Agency, Inc.
100% - NM                             100% - OK                                 73-1356772                           100% - OK
85-0441542                            73-0778755                                                                     73-1527682
====================================================================================================================================

*        Insurance Company
**       A Limited Partnership
***      No tax or registration numbers

NOTE:    All of the above  organizations  are  corporations  that have the word Company,  Inc., or Corp.  The above organizations which have the letters L.L.C. or L.C. are limited liability companies.